Exhibit 99.1

Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries
This Annual Report, which is being filed as a Current Report on Form 8-K, is a combined report being filed by Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries (“TDCC” and together with Dow Inc., “Dow”). Dow Inc. and TDCC are filing this Current Report on Form 8-K to recast the financial information included in TDCC’s Annual Report on Form 10-K for the year ended December 31, 2018, to reflect the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont Inc. (“DowDuPont” and effective June 3, 2019, n/k/a DuPont de Nemours, Inc.) of TDCC’s agricultural sciences (“AgCo”) and specialty products (“SpecCo”) businesses and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP"). The U.S. GAAP consolidated financial results of Dow Inc. and TDCC will reflect the distribution of AgCo and SpecCo as discontinued operations for each period presented as well as the receipt of ECP as a common control transaction from the closing of the merger with DuPont on August 31, 2017. In addition, following the separation from DowDuPont, the Company changed the manner in which its business activities were managed. The Company's portfolio now includes six global businesses which are organized into the following operating segments: Performance Materials & Coatings, Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Corporate contains the reconciliation between the totals for the operating segments and the Company's totals. The information reflected in this report is equally applicable to both Dow Inc. and TDCC, except where otherwise noted. Each of Dow Inc. and TDCC is filing information in this report on its own behalf and neither company makes any representation to the information relating to the other company.

Background
On April 1, 2019, DowDuPont completed the separation of its materials science business and Dow Inc. became the direct parent company of TDCC and its consolidated subsidiaries, owning all of the outstanding common shares of TDCC. For filings relating to the period commencing April 1, 2019 and thereafter, TDCC will be deemed the predecessor to Dow Inc., and the historical results of TDCC will be deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019.

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

FORWARD-LOOKING STATEMENTS
This report contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

Forward-looking statements include, but are not limited to, expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available and expectations regarding the benefits and costs associated with each of the foregoing.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; and disruptions in Dow’s information technology networks and systems. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.

Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont include, but are not limited to, a number of conditions outside the control of Dow including risks related to (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation, (ii) certain tax risks associated with the separation, (iii) Dow's inability to make necessary changes to operate as a stand-alone company, (iv) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results, (v) Dow's inability to enjoy the same benefits of diversity, leverage and market reputation that it enjoyed as a combined company, (vi) restrictions under the intellectual property cross-license agreements, (vii) Dow's inability to receive third-party consents required under the separation agreement, (viii) Dow's customers, suppliers and others' perception of Dow's financial stability on a stand-alone basis, (ix) non-compete restrictions under the separation agreement, (x) receipt of less favorable terms in the commercial agreements Dow will enter into with DuPont and Corteva, Inc. ("Corteva") than Dow would have received from an unaffiliated third party and (xi) Dow's indemnification of DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors.” Dow undertakes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries
PART I

ITEM 1. BUSINESS

THE COMPANY
Dow Inc. was incorporated on August 30, 2018, under Delaware law, to serve as a holding company for The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"). Dow Inc. operates all of its businesses through TDCC, a wholly owned subsidiary, which was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation, of the same name, organized in 1897. The Company's principal executive offices are located at 2211 H.H. Dow Way, Midland, Michigan 48674.

Available Information
The Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge at www.dow.com/investors, as soon as reasonably practicable after the reports are electronically filed or furnished with the U.S. Securities and Exchange Commission ("SEC"). The SEC maintains a website that contains these reports as well as proxy statements and other information regarding issuers that file electronically. The SEC's website is at www.sec.gov. The Dow website and its content is not deemed incorporated by reference into this report.

MERGER AND SEPARATION
On April 1, 2019, DowDuPont Inc. (“DowDuPont” and effective June 3, 2019, n/k/a DuPont de Nemours, Inc.) completed the separation of its materials science business and Dow Inc. became the direct parent company of TDCC and its consolidated subsidiaries, owning all of the outstanding common shares of TDCC.

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“DuPont”) each merged with subsidiaries of DowDuPont and, as a result, TDCC and DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

As of the effective date and time of the distribution, DowDuPont does not beneficially own any equity interest in Dow and no longer consolidates Dow and its consolidated subsidiaries into its financial results. The consolidated financial results of Dow for periods prior to April 1, 2019, reflect the distribution of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) as discontinued operations for each period presented as well as reflect the receipt of DuPont’s ethylene and ethylene copolymers businesses (other than its ethylene acrylic elastomers business) (“ECP”) as a common control transaction from the closing of the Merger on August 31, 2017. See Notes 3 and 4 to the Consolidated Financial Statements and Dow Inc.'s Amendment No. 4 to the Registration Statement on Form 10 filed with the SEC on March 8, 2019, for additional information.

Throughout this Current Report on Form 8-K, unless otherwise indicated, amounts and activity are presented on a continuing operations basis.

BUSINESS SEGMENTS AND PRODUCTS
Effective with the Merger, TDCC's business activities were components of DowDuPont's business operations and were reported as a single operating segment. Following the separation from DowDuPont, the Company changed the manner in which its business activities were managed. The Company's portfolio now includes six global businesses which are organized into the following operating segments: Performance Materials & Coatings, Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Corporate contains the reconciliation between the totals for the operating segments and the Company's totals. The Company did not aggregate any operating segments when determining its reportable segments. See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 27 to the Consolidated Financial Statements for additional information concerning the Company’s operating segments.

PERFORMANCE MATERIALS & COATINGS
Performance Materials & Coatings includes industry-leading franchises that deliver a wide array of solutions into consumer and infrastructure end-markets. The segment consists of two global businesses: Coatings & Performance Monomers and Consumer Solutions. These businesses primarily utilize the Company's acrylics-, cellulosics- and silicone-based technology platforms to serve the needs of the architectural and industrial coatings, home care and personal care end-markets. Both businesses employ materials science capabilities, global reach and unique products and technology to combine chemistry platforms to deliver differentiated offerings to customers.

Coatings & Performance Monomers
Coatings & Performance Monomers consists of two businesses: Coating Materials and Performance Monomers. The Coating Materials business makes critical ingredients and additives that help advance the performance of paints and coatings. The business offers innovative and sustainable products to accelerate paint and coatings performance across diverse market segments, including architectural paints and coatings, as well as industrial coatings applications used in maintenance and protective industries, wood, metal packaging, traffic markings, thermal paper and leather. These products enhance coatings by improving hiding and coverage characteristics, enhancing durability against nature and the elements, reducing volatile organic compounds (“VOC”) content, reducing maintenance and improving ease of application. The Performance Monomers business manufactures critical building blocks based on acrylics needed for the production of coatings, textiles, and home and personal care products.

Consumer Solutions
Consumer Solutions consists of three businesses: Performance Silicones; Silicone Feedstocks & Intermediates; and Home & Personal Care. Performance Silicones uses innovative, versatile silicone-based technology to provide ingredients and solutions to customers in high performance building, consumer goods, elastomeric applications and the pressure sensitive adhesives industry that help them meet modern consumer preferences in attributes such as texture, feel, scent, durability and consistency. Dow’s wide array of silicone-based products and solutions enables customers to: increase the appeal of their products; extend shelf life; improve performance of products under a wider range of conditions; and provide a more sustainable offering. Silicone Feedstocks & Intermediates provides standalone silicone materials that are used as intermediates in a wide range of applications including adhesion promoters, coupling agents, crosslinking agents, dispersing agents and surface modifiers. The Home & Personal Care business collaborates closely with global and regional brand owners to deliver innovative solutions for creating new and unrivaled consumer benefits and experiences in cleaning, laundry and skin and hair care applications, among others.

Ownership Restructure of Dow Silicones
On June 1, 2016, Dow Silicones Corporation ("Dow Silicones," formerly known as Dow Corning Corporation), previously a 50:50 joint venture with Corning Incorporated ("Corning"), became a wholly owned subsidiary of the Company as a result of an ownership restructure. See Note 6 to the Consolidated Financial Statements for additional information.

Details on Performance Materials & Coatings' 2018 net sales, by business, are as follows:

Business	Applications/Market Segments	Major Products	Key Raw Materials	Key Competitors
Coatings & Performance Monomers
Acrylic binders for architectural paints and coatings, industrial coatings and paper; adhesives; dispersants; impact modifiers; inks and paints; opacifiers and surfactants for both architectural and industrial applications; plastics additives; processing aids; protective and functional coatings; rheology modifiers

ACOUSTICRYL™ Liquid-Applied Sound Damping Technology; acrylates; ACRYSOL™ Rheology Modifiers; AVANSE™ Acrylic Binders; EVOQUE™ Pre-Composite Polymer; foam cell promoters; FORMASHIELD™ Acrylic Binder; high-quality impact modifiers; MAINCOTE™ Acrylic Epoxy Hybrid; methacrylates; processing aids; RHOPLEX™ Acrylic Resin; TAMOL™ Dispersants; vinyl acetate monomers; weatherable acrylic capstock compounds for thermoplastic and thermosetting materials
			Acetone, butyl acrylate, methyl methacrylate, propylene, styrene	Arkema, BASF, Celanese, Evonik, LyondellBasell, Nan Ya, Owens-Corning, Wacker Chemie
Consumer Solutions
Personal care, color cosmetics, baby care, home care and specialty applications with a key focus on hair care, skin care, sun care, cleansing, as well as fabric, dish, floor, hard surface and air care applications; commercial glazing; electrical and high-voltage insulation; lamp and luminaire modules assembly; oil and gas; paints and inks; release liners, specialty films and tapes; sporting goods; 3D printing

Adhesives and sealants; antifoams and surfactants; coatings and controlled release; coupling agents and crosslinkers; EVOLV3D™ Printing Technology; fluids, emulsions and dispersions;formulating and processing aids; granulation and binders; oils; polymers and emollients; opacifiers; reagents; resins, gels and powders; rheology modifiers; rubber; silicone elastomers; solubility enhancers; aerospace composites; surfactants and solvents; SILASTIC™ Silicone Elastomers; DOWSIL™ Silicone Products
			Hydrochloric acid, methanol, silica, silicon metal	Elkem, Momentive, Shin-Etsu, Wacker Chemie

Current and Future Investments
The Company has announced investments over the next five years that are expected to enhance competitiveness, including low capital intensity, high return investments in the Company’s silicones franchise. The investments include a series of incremental siloxane debottleneck and efficiency improvement projects around the world, a new hydroxyl functional siloxane polymer plant in the U.S. and a new specialty resin plant in China.

INDUSTRIAL INTERMEDIATES & INFRASTRUCTURE
Industrial Intermediates & Infrastructure consists of two customer-centric global businesses - Industrial Solutions and Polyurethanes & Construction Chemicals - that develop important intermediate chemicals that are essential to manufacturing processes, as well as downstream, customized materials and formulations that use advanced development technologies. These businesses primarily produce and market ethylene oxide and propylene oxide derivatives that are aligned to market segments as diverse as appliances, coatings, infrastructure and oil and gas. The global scale and reach of these businesses, world-class technology and R&D capabilities and materials science expertise enable the Company to be a premier solutions provider offering customers value-add sustainable solutions to enhance comfort, energy efficiency, product effectiveness and durability across a wide range of home comfort and appliances, building and construction, adhesives and lubricant applications, among others.

Industrial Solutions
Industrial Solutions is the world’s largest producer of purified ethylene oxide. It provides a broad portfolio of solutions that address world needs by enabling and improving the manufacture of consumer and industrial goods and services. The business’ solutions minimize friction and heat in mechanical processes, manage the oil and water interface, deliver ingredients for maximum effectiveness, facilitate dissolvability, enable product identification and provide the foundational building blocks for the development of chemical technologies. The business supports manufacturers associated with a large variety of end-markets, notably better crop protection offerings in agriculture, coatings, detergents and cleaners, solvents for electronics processing, inks and textiles.

Polyurethanes & Construction Chemicals
Polyurethanes & Construction Chemicals consists of three businesses: Polyurethanes, Chlor-Alkali & Vinyl (“CAV”) and Construction Chemicals (“DCC”). The Polyurethanes business is the world’s largest producer of propylene oxide, propylene glycol and polyether polyols, and a leading producer of aromatic isocyanates and fully formulated polyurethane systems for rigid, semi-rigid and flexible foams, and coatings, adhesives, sealants, elastomers and composites that serve energy efficiency, consumer comfort, industrial and enhanced mobility market sectors. The CAV business provides cost-advantaged chlorine and caustic soda supply and markets caustic soda, a valuable co-product of the chlor-alkali manufacturing process, and ethylene dichloride and vinyl chloride monomer. The DCC business provides cellulose ethers, redispersible latex powders, silicones and acrylic emulsions used as key building blocks for differentiated building and construction materials across many market segments and applications ranging from roofing and flooring to gypsum-, cement-, concrete- or dispersion-based building materials.

Details on Industrial Intermediates & Infrastructures' 2018 net sales, by business, are as follows:

Business	Applications/Market Segments	Major Products	Key Raw Materials	Key Competitors
Industrial Solutions
Broad range of products for specialty applications, including agriculture crop protection offerings, aircraft deicing, solvents for coatings, heat transfer fluids for concentrated solar power, construction, solvents for electronics processing, food preservation, fuel markers, home and personal care, infrastructure applications, lubricant additives, paper, transportation and utilities; energy markets including exploration, production, transmission, refining, mining and gas processing to optimize supply, improve efficiencies and manage emissions

Acetone derivatives, butyl glycol ethers, VERSENE™ Chelants, UCAR™ Deicing Fluids, ethanolamines, ethylene oxide, ethyleneamines, UCON™ Fluids, glycol ethers, UCARTHERM™ Heat Transfer Fluids, higher glycols, isopropanolamines, low-VOC solvents, methoxypolyethylene glycol, methyl isobutyl, polyalkylene glycol, CARBOWAX™ SENTRY™
Polyethylene Glycol, TERGITOL™ and TRITON™ Surfactants, demulsifiers, drilling and completion fluids, heat transfer fluids, rheology modifiers, scale inhibitors, shale inhibitors, specialty amine solvents, surfactants, water clarifiers, frothing separating agents
			Ethylene, methanol, propylene	BASF, Eastman, Hexion, Huntsman, INEOS, LyondellBasell, SABIC, Sasol, Shell
Polyurethanes & Construction Chemicals
Aircraft deicing fluids; alumina; pulp and paper; appliances; automotive; bedding; building and construction; flooring; footwear; heat transfer fluids; hydraulic fluids; infrastructure; packaging; textiles and transportation; construction; caulks and sealants; cement-based tile adhesives; concrete solutions; elastomeric roof coatings; industrial non-wovens; plasters and renders; roof tiles and siding; sport grounds and tape joint compounds

Aniline, caustic soda, ethylene dichloride, methylene diphenyl diisocyanate (“MDI”), polyether polyols, propylene glycol, propylene oxide, polyurethane systems, toluene diisocyanate (“TDI”), vinyl chloride monomer, AQUASET™ Acrylic Thermosetting Resins, DOW™ Latex Powder, RHOPLEX™ and PRIMAL™ Acrylic Emulsion Polymers, WALOCEL™ Cellulose Ethers

			Acetone, aniline, aqueous hydrochloric acid, chlorine, electric power, ethylene, hydrogen peroxide, propylene, styrene	Arkema, Ashland, BASF, Covestro, Eastman, Huntsman, INEOS, Olin, Owens-Corning, Yantai Wanhua

Joint Ventures
This segment also includes a portion of the Company's share of the results of the following joint ventures:

•
EQUATE Petrochemical Company K.S.C.C. (“EQUATE”) - a Kuwait-based company that manufactures ethylene, polyethylene and ethylene glycol, and manufactures and markets monoethylene glycol, diethylene glycol and polyethylene terephthalate resins; owned 42.5 percent by the Company.

•	The Kuwait Olefins Company K.S.C.C. (“TKOC”) - a Kuwait-based company that manufactures ethylene and ethylene glycol; owned 42.5 percent by the Company.

•
Map Ta Phut Olefins Company Limited (“Map Ta Phut”) - a Thailand-based company that manufactures propylene and ethylene; the Company has an effective ownership of 32.77 percent (of which 20.27 percent is owned directly by the Company and aligned with the Industrial Intermediates & Infrastructure segment and 12.5 percent is owned indirectly through the Company’s equity interest in Siam Polyethylene Company Limited, an entity that is part of The SCG-Dow Group and aligned with the Packaging & Specialty Plastics segment).

•
Sadara Chemical Company ("Sadara") - a Saudi Arabian company that manufactures chlorine, ethylene, propylene and aromatics for internal consumption and manufactures and sells polyethylene, ethylene oxide and propylene oxide derivative products, and isocyanates; owned 35 percent by the Company.

The Company is responsible for marketing a majority of Sadara products outside of the Middle East zone through the Company’s established sales channels. As part of this arrangement, the Company purchases and sells Sadara products for a marketing fee.

PACKAGING & SPECIALTY PLASTICS
Packaging & Specialty Plastics is a world leader in plastics and consists of two highly integrated global businesses: Hydrocarbons & Energy and Packaging and Specialty Plastics. The segment employs the industry’s broadest polyolefin product portfolio, supported by the Company’s proprietary catalyst and manufacturing process technologies, to work at the customer’s design table throughout the value chain to deliver more reliable and durable, higher performing, and more sustainable plastics to customers in food and specialty packaging; industrial and consumer packaging; health and hygiene; caps, closures and pipe applications; consumer durables; and infrastructure.

The Company’s unique advantages compared with its competitors include: the Company’s extensive low-cost feedstock positions around the world; unparalleled scale, footprint, and market reach, with world-class manufacturing sites in every geography; deep customer and brand owner understanding; and market-driven application development and technical support.

The segment remains agile and adaptive by participating in the entire ethylene-to-polyethylene chain integration, enabling the Company to manage market swings, and therefore optimize returns while reducing long-term earnings volatility. The Company’s unrivaled value chain ownership, combined with its Pack Studio locations in every geography, which help customers and brand owners deliver faster and more efficient packaging product commercialization through a global network of laboratories, technical experts and testing equipment, together differentiate the Company from its competitors.

Hydrocarbons & Energy
Hydrocarbons & Energy is the largest global producer of ethylene, an internal feedstock that is consumed primarily within the Packaging & Specialty Plastics segment. In addition to ethylene, the business is a leading producer of propylene and aromatics products that are used to manufacture materials that consumers use every day. The business also produces and procures the power and feedstocks used by the Company’s manufacturing sites.

Packaging and Specialty Plastics
Packaging and Specialty Plastics serves growing, high-value sectors using world-class technology, broad existing product lines, and a rich product pipeline that creates competitive advantages for the entire packaging value chain. The business is also a leader in polyolefin elastomers and ethylene propylene diene monomer ("EPDM") rubber serving automotive, consumer, wire and cable and construction markets. Market growth is expected to be driven by major shifts in population demographics; improving socioeconomic status in emerging geographies; consumer and brand owner demand for increased functionality; global efforts to reduce food waste; growth in telecommunications networks; global development of electrical transmission and distribution infrastructure; and renewable energy applications.

Divestiture
On September 1, 2017, the Company sold its global Ethylene Acrylic Acid copolymers and ionomers business to SK Global Chemical Co., Ltd. See Note 7 to the Consolidated Financial Statements for additional information.

Details on Packaging & Specialty Plastics' 2018 net sales, by business, are as follows:

Business	Applications/Market Segments	Major Products	Key Raw Materials	Key Competitors
Hydrocarbons & Energy	Purchaser of feedstocks; production of cost competitive hydrocarbon monomers utilized by Dow's derivative businesses; and energy, principally for use in Dow’s global operations	Ethylene, propylene, benzene, butadiene, octene, aromatics co-products, power, steam, other utilities	Butane, condensate, ethane, naphtha, natural gas, propane	Chevron Phillips Chemical, ExxonMobil, INEOS, LyondellBasell, SABIC, Shell, Sinopec
Packaging and Specialty Plastics
Adhesives; construction; cosmetics; electrical transmission and distribution; food and supply chain packaging; footwear; housewares; health and hygiene; industrial specialty applications using polyolefin elastomers, ethylene copolymers, and ethylene propylene diene monomer elastomers; irrigation pipe; photovoltaic encapsulants; sporting goods; telecommunications infrastructure; toys and infant products

Acrylics, bio-based plasticizers, elastomers, ethylene copolymer resins, EPDM, ethylene vinyl acetate copolymer, methacrylic acid copolymer resins, polyethylene, high-density polyethylene, low-density polyethylene ("LDPE"), linear low-density polyethylene, polyolefin plastomers, resin additives and modifiers, semiconductive and jacketing compound solutions and wire and cable insulation

			Ethylene, hexene, octene, propylene	Borealis, ExxonMobil, Ineos, Lanxess, LyondellBasell, Nova, SABIC

Joint Ventures
This segment also includes the results of the following joint ventures of the Company, as well as a portion of the results of EQUATE, TKOC, Map Ta Phut and Sadara:

•	The Kuwait Styrene Company K.S.C.C. (“TKSC”) - a Kuwait-based company that manufactures styrene monomer; owned 42.5 percent by the Company.

•
The SCG-Dow Group - a group of Thailand-based companies (consisting of Siam Polyethylene Company Limited; Siam Polystyrene Company Limited; Siam Styrene Monomer Co., Ltd.; and Siam Synthetic Latex Company Limited) that manufacture polyethylene, polystyrene, styrene, latex and specialty elastomers; owned 50 percent by the Company.

Current and Future Investments
In 2017, the Company announced the startup of its new integrated world-scale ethylene production facility and its new ELITE™ Enhanced Polyethylene production facility, both located in Freeport, Texas. In 2018, the Company also started up its new LDPE production facility and its new NORDEL™ Metallocene EPDM production facility, both located in Plaquemine, Louisiana. These key milestones enable the Company to capture benefits from increasing supplies of U.S. shale gas to deliver differentiated downstream solutions in its core market verticals. The Company also completed debottlenecking of an existing bi-modal gas phase polyethylene production facility in St. Charles, Louisiana, and started up a new High Melt Index (HMI) AFFINITY™ polymer production facility, in Freeport, Texas, in the fourth quarter of 2018.

Additionally, the Company has announced investments over the next five years that are expected to enhance competitiveness. These include:

•
Expansion of the capacity of the Company’s new ethylene production facility, bringing the facility’s total ethylene capacity to 2,000 kilotonnes per annum ("KTA") and making it the largest ethylene facility in the world.

•	Incremental debottleneck projects across its global asset network that will deliver approximately 350 KTA of additional polyethylene, the majority of which will be in North America.

•
Construction of a 600 KTA polyethylene unit on the U.S. Gulf Coast based on the Company’s proprietary Solution Process technology, to meet consumer-driven demand in specialty packaging, health and hygiene, and industrial and consumer packaging applications.

•
Construction of a 450 KTA polyolefins facility in Europe to maximize the value of the Company’s ethylene integration in the region and serve growing demand for high-performance pressure pipes and fittings, as well as caps and closures applications.

•	A new catalyst production business for key catalysts licensed by Univation Technologies, LLC, a wholly owned subsidiary of the Company.

CORPORATE
Corporate includes certain enterprise and governance activities (including insurance operations, environmental operations, etc.); non-business aligned joint ventures; gains and losses on sales of financial assets; non-business aligned litigation expenses; and discontinued or non-aligned businesses.

RAW MATERIALS
The Company operates in an integrated manufacturing environment. Basic raw materials are processed through many stages to produce a number of products that are sold as finished goods at various points in those processes. The major raw material stream that feeds the production of the Company's finished goods is hydrocarbon-based raw materials. The Company purchases hydrocarbon raw materials including ethane, propane, butane, naphtha and condensate as feedstocks. These raw materials are used in the production of both saleable products and energy. The Company also purchases certain monomers, primarily ethylene and propylene, to supplement internal production. The Company purchases natural gas, primarily to generate electricity, and purchases electric power to supplement internal generation. In addition, the Company produces a portion of its electricity needs in Louisiana and Texas; Alberta, Canada; the Netherlands; and Germany.

The Company's primary source of these raw materials are natural gas liquids ("NGLs"), which are derived from shale gas and crude oil production and naphtha, which is produced during the processing and refining of crude oil. Given recent advancements in shale gas, shale oil and conventional drilling techniques, the Company expects these raw materials to be in abundant supply. The Company's suppliers of these raw materials include regional, international and national oil and gas companies.

The Company purchases raw materials on both short- and long-term contracts. The Company had adequate supplies of raw materials in 2018 and expects to continue to have adequate supplies of raw materials in 2019.

INDUSTRY SEGMENTS AND GEOGRAPHIC REGION RESULTS
See Note 27 to the Consolidated Financial Statements for information regarding total net sales, pro forma net sales, pro forma Operating EBIT and total assets by segment, as well as sales and long-lived assets by geographic region.

SIGNIFICANT CUSTOMERS AND PRODUCTS
All products and services are marketed primarily through the Company’s sales force, although in some instances more emphasis is placed on sales through distributors. In 2018, no significant portion of the Company's sales was dependent upon a single customer.

PATENTS, LICENSES AND TRADEMARKS
The Company continually applies for and obtains U.S. and foreign patents and has a substantial number of pending patent applications throughout the world. At December 31, 2018, the Company owned approximately 3,500 active U.S. patents and 17,800 active foreign patents as follows:

Remaining Life of Patents Owned at Dec 31, 2018	United States	Foreign
Within 5 years	800	3,500
6 to 10 years	900	5,800
11 to 15 years	1,600	8,000
16 to 20 years	200	500
Total	3,500	17,800

The Company’s primary purpose in obtaining patents is to protect the results of its research for use in operations and licensing. The Company is party to a substantial number of patent licenses, including intellectual property cross-license agreements and other technology agreements, and also has a substantial number of trademarks and trademark registrations in the United States and in other countries, including the “Dow in Diamond” trademark. Although the Company considers that its patents, licenses and trademarks in the aggregate constitute a valuable asset, it does not regard its business as being materially dependent on any single or group of related patents, licenses or trademarks.

PRINCIPAL PARTLY OWNED COMPANIES
The Company’s principal nonconsolidated affiliates at December 31, 2018, including direct or indirect ownership interest for each, are listed below:

Principal Nonconsolidated Affiliate	Country	Ownership Interest	Business Description
EQUATE Petrochemical Company K.S.C.C.	Kuwait	42.50%	Manufactures ethylene, polyethylene and ethylene glycol, and manufactures and markets monoethylene glycol, diethylene glycol and polyethylene terephthalate resins
The Kuwait Olefins Company K.S.C.C.	Kuwait	42.50%	Manufactures ethylene and ethylene glycol
The Kuwait Styrene Company K.S.C.C.	Kuwait	42.50%	Manufactures styrene monomer
Map Ta Phut Olefins Company Limited [1]	Thailand	32.77%	Manufactures propylene and ethylene
Sadara Chemical Company [2]	Saudi Arabia	35.00%	Manufactures chlorine, ethylene, propylene and aromatics for internal consumption and manufactures and sells polyethylene, ethylene oxide and propylene oxide derivative products, and isocyanates
The SCG-Dow Group:
Siam Polyethylene Company Limited	Thailand	50.00%	Manufactures polyethylene
Siam Polystyrene Company Limited	Thailand	50.00%	Manufactures polystyrene
Siam Styrene Monomer Co., Ltd.	Thailand	50.00%	Manufactures styrene
Siam Synthetic Latex Company Limited	Thailand	50.00%	Manufactures latex and specialty elastomers

1.
The Company's effective ownership of Map Ta Phut Olefins Company Limited is 32.77 percent, of which the Company directly owns 20.27 percent and indirectly owns 12.5 percent through its equity interest in Siam Polyethylene Company Limited.

2.
The Company is responsible for marketing the majority of Sadara products outside of the Middle East zone through the Company's established sales channels. Under this arrangement, the Company purchases and sells Sadara products for a marketing fee.

See Note 14 to the Consolidated Financial Statements for additional information regarding nonconsolidated affiliates.

PROTECTION OF THE ENVIRONMENT
Matters pertaining to the environment are discussed in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and Notes 1 and 18 to the Consolidated Financial Statements. In addition, detailed information on the Company's performance regarding environmental matters and goals can be found online at www.dow.com on the Science & Sustainability webpage. Dow's website and its content are not deemed incorporated by reference into this report.

EMPLOYEES
At December 31, 2018, the Company permanently employed approximately 37,600 people on a full-time basis.

OTHER ACTIVITIES
The Company engages in the property and casualty insurance and reinsurance business primarily through its Liana Limited subsidiaries.

EXECUTIVE OFFICERS OF THE REGISTRANT
Set forth below is information related to the Company's executive officers as of April 1, 2019 1:

Name - Age	Present Position with Registrant	Year Elected to be an Officer	Other Business Experience since January 1, 2014
Karen S. Carter, 48	Chief Human Resources Officer	2019
Dow Inc.: Chief Human Resources Officer since April 1, 2019.

TDCC: Chief Human Resources Officer since October 2018; Chief Inclusion Officer since July 2017; North America Commercial Vice President, Dow Packaging and Specialty Plastics from February 2016 to July 2017; Global Business Director, Low Density & Slurry Polyethylene, Packaging & Specialty Plastics from April 2015 to January 2016; and Global Marketing Director Value Chain, New Business Development & Sustainability, Performance Plastics from September 2011 to April 2015.

Ronald C. Edmonds, 61	Controller and Vice President of Controllers and Tax	2019	Dow Inc.: Controller and Vice President of Controllers and Tax since April 1, 2019. TDCC: Vice President and Controller since November 2009; Vice President of Tax since January 2016.
James R. Fitterling, 57	Chief Executive Officer	2018
Dow Inc.: Chief Executive Officer since August 2018.

TDCC: Chief Executive Officer since July 2018; President and Chief Operating Officer from February 2016 to July 2018; Vice Chairman and Chief Operating Officer from October 2015 to February 2016; Vice Chairman, Business Operations from October 2014 to October 2015; Executive Vice President, Feedstocks, Performance Plastics and Supply Chain from December 2013 to October 2014.

Peter Holicki, 59	Senior Vice President of Manufacturing & Engineering and Environment, Health & Safety Operations	2019
Dow Inc.: Senior Vice President of Manufacturing & Engineering and Environment, Health & Safety Operations since April 1, 2019.

TDCC: Senior Vice President of Manufacturing & Engineering and Environment, Health & Safety Operations since October 2015; responsible for oversight of the Emergency Services and Security Expertise Center since September 2014; Corporate Vice President of Manufacturing & Engineering and Environment, Health & Safety Operations January 2014 to October 2015.

A. N. Sreeram, 51	Senior Vice President of Research & Development and Chief Technology Officer	2019
Dow Inc.: Senior Vice President of Research & Development and Chief Technology Officer since April 1, 2019.

TDCC: Chief Technology Officer since October 2015; Senior Vice President of Research & Development since August 2013; Corporate Vice President, Research & Development from August 2013 to October 2015.

Howard I. Ungerleider, 50	President and Chief Financial Officer	2018
Dow Inc.: President and Chief Financial Officer since August 2018.

TDCC: Chief Financial Officer since October 2014; President since July 2018; Vice Chairman from October 2015 to July 2018; Executive Vice President from October 2014 to October 2015; Executive Vice President, Advanced Materials from September 2012 to October 2014.

Amy E. Wilson, 48	General Counsel and Corporate Secretary	2018
Dow Inc.: General Counsel and Corporate Secretary since April 1, 2019; Secretary from August 2018 to April 1, 2019.

TDCC: General Counsel since October 2018; Corporate Secretary since February 2015; Associate General Counsel from April 2017 to September 2018; Assistant General Counsel from February 2015 to April 2017; Assistant Corporate Secretary from 2008 to February 2015; Director of the Office of the Corporate Secretary from August 2013 to October 2018.

1.	Updated as a result of the separation from DowDuPont, effective April 1, 2019.

ITEM 1A. RISK FACTORS
The factors described below represent the Company's principal risks.

Global Economic Considerations: The Company operates in a global, competitive environment which gives rise to operating and market risk exposure.
The Company sells its broad range of products and services in a competitive, global environment, and competes worldwide for sales on the basis of product quality, price, technology and customer service. Increased levels of competition could result in lower prices or lower sales volume, which could have a negative impact on the Company’s results of operations. Sales of the Company's products are also subject to extensive federal, state, local and foreign laws and regulations, trade agreements, import and export controls and duties and tariffs. The imposition of additional regulations, controls and duties and tariffs or changes to bilateral and regional trade agreements could result in lower sales volume, which could negatively impact the Company’s results of operations.

Economic conditions around the world, and in certain industries in which the Company does business, also impact sales price and volume. As a result, market uncertainty or an economic downturn in the geographic regions or industries in which the Company sells its products could reduce demand for these products and result in decreased sales volume, which could have a negative impact on the Company’s results of operations.

In addition, volatility and disruption of financial markets could limit customers’ ability to obtain adequate financing to maintain operations, which could result in a decrease in sales volume and have a negative impact on the Company’s results of operations. The Company’s global business operations also give rise to market risk exposure related to changes in foreign exchange rates, interest rates, commodity prices and other market factors such as equity prices. To manage such risks, the Company enters into hedging transactions pursuant to established guidelines and policies. If the Company fails to effectively manage such risks, it could have a negative impact on its results of operations.

Financial Commitments and Credit Markets: Market conditions could reduce the Company's flexibility to respond to changing business conditions or fund capital needs.
Adverse economic conditions could reduce the Company’s flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs. The economic environment could result in a contraction in the availability of credit in the marketplace and reduce sources of liquidity for the Company. This could result in higher borrowing costs.
Raw Materials: Availability of purchased feedstock and energy, and the volatility of these costs, impact Dow’s operating costs and add variability to earnings.
Purchased feedstock and energy costs account for a substantial portion of the Company’s total production costs and operating expenses. The Company purchases hydrocarbon raw materials including ethane, propane, butane, naphtha and condensate as feedstocks and also purchases certain monomers, primarily ethylene and propylene, to supplement internal production, as well as other raw materials. The Company also purchases natural gas, primarily to generate electricity, and purchases electric power to supplement internal generation.

Feedstock and energy costs generally follow price trends in crude oil and natural gas, which are sometimes volatile. While the Company uses its feedstock flexibility and financial and physical hedging programs to help mitigate feedstock cost increases, the Company is not always able to immediately raise selling prices. Ultimately, the ability to pass on underlying cost increases is dependent on market conditions. Conversely, when feedstock and energy costs decline, selling prices generally decline as well. As a result, volatility in these costs could impact the Company’s results of operations.

The Company has a number of investments on the U.S. Gulf Coast to take advantage of increasing supplies of low-cost natural gas and NGLs derived from shale gas including: the St. Charles Operations (SCO-2) ethylene production facility in December 2012; an on-purpose propylene production facility, which commenced operations in December 2015; an ethylene production facility in Plaquemine, Louisiana, which included expanding the facility’s ethylene production capacity and modifications to enable full ethane cracking flexibility; completion of a new integrated world-scale ethylene production facility and a new ELITE™ Enhanced Polyethylene production facility, both located in Freeport, Texas, in 2017, and a capacity expansion project which will bring the facility’s total ethylene capacity to 2,000 kilotonnes per annum (“KTA”) by 2020; and, the Company commenced operations in 2018 on its new Low Density Polyethylene ("LDPE") production facility and its new NORDEL™ Metallocene EPDM production facility, both located in Plaquemine, Louisiana. As a result of these investments, the Company’s exposure to purchased ethylene and propylene is expected to decline, offset by increased exposure to ethane- and propane-based feedstocks.

While the Company expects abundant and cost-advantaged supplies of NGLs in the United States to persist for the foreseeable future, if NGLs become significantly less advantaged than crude oil-based feedstocks, it could have a negative impact on the Company’s results of operations and future investments. Also, if the Company’s key suppliers of feedstocks and energy are unable to provide the raw materials required for production, it could have a negative impact on the Company’s results of operations.

Supply/Demand Balance: Earnings generated by the Company's products vary based in part on the balance of supply relative to demand within the industry.
The balance of supply relative to demand within the industry may be significantly impacted by the addition of new capacity, especially for basic commodities where capacity is generally added in large increments as world-scale facilities are built. This may disrupt industry balances and result in downward pressure on prices due to the increase in supply, which could negatively impact the Company’s results of operations.

Litigation: The Company is party to a number of claims and lawsuits arising out of the normal course of business with respect to product liability, patent infringement, employment matters, governmental tax and regulation disputes, contract and commercial litigation, and other actions.
Certain of the claims and lawsuits facing the Company purport to be class actions and seek damages in very large amounts. All such claims are contested. With the exception of the possible effect of the asbestos-related liability of Union Carbide Corporation (“Union Carbide”) and Chapter 11 related matters of Dow Silicones Corporation (“Dow Silicones,” formerly known as Dow Corning Corporation, which changed its name effective as of February 1, 2018) as described below, it is the opinion of the Company’s management that the possibility is remote that the aggregate of all such claims and lawsuits will have a material adverse impact on the Company’s consolidated financial statements.

Union Carbide is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past four decades. At December 31, 2018, Union Carbide's total asbestos-related liability, including future defense and processing costs, was $1,260 million ($1,369 million at December 31, 2017).

In 1995, Dow Silicones, a former 50:50 joint venture, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in order to resolve breast implant liabilities and related matters (the “Chapter 11 Proceeding”). Dow Silicones emerged from the Chapter 11 Proceeding on June 1, 2004, and is implementing the Joint Plan of Reorganization (the “Plan”). The Plan provides funding for the resolution of breast implant and other product liability litigation covered by the Chapter 11 Proceeding and provides a process for the satisfaction of commercial creditor claims in the Chapter 11 Proceeding. Dow Silicones’ liability for breast implant and other product liability claims was $263 million at December 31, 2018 ($263 million at December 31, 2017) and the liability related to commercial creditor claims was $82 million ($78 million at December 31, 2017).

See Note 18 to the Consolidated Financial Statements for additional information on these matters.

Environmental Compliance: The costs of complying with evolving regulatory requirements could negatively impact the Company's financial results. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability.
The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, greenhouse gas emissions, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In addition, the Company may have costs related to environmental remediation and restoration obligations associated with past and current sites as well as related to its past or current waste disposal practices or other hazardous materials handling. Although management will estimate and accrue liabilities for these obligations, it is reasonably possible that the Company’s ultimate cost with respect to these matters could be significantly higher, which could negatively impact the Company’s financial condition and results of operations. Costs and capital expenditures relating to environmental, health or safety matters are subject to evolving regulatory requirements and depend on the timing of the promulgation and enforcement of specific standards which impose the requirements. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require modifications to its facilities. Accordingly, environmental, health or safety regulatory matters could result in significant unanticipated costs or liabilities.

Health and Safety: Increased concerns regarding the safe use of chemicals and plastics in commerce and their potential impact on the environment has resulted in more restrictive regulations and could lead to new regulations.
Concerns regarding the safe use of chemicals and plastics in commerce and their potential impact on health and the environment reflect a growing trend in societal demands for increasing levels of product safety and environmental protection. These concerns could manifest themselves in stockholder proposals, preferred purchasing, delays or failures in obtaining or retaining regulatory approvals, delayed product launches, lack of market acceptance and continued pressure for more stringent regulatory intervention and litigation. These concerns could also influence public perceptions, the viability or continued sales of certain of the Company's products, its reputation and the cost to comply with regulations. In addition, terrorist attacks and natural disasters have increased concerns about the security and safety of chemical production and distribution. These concerns could have a negative impact on the Company's results of operations.

Local, state, federal and foreign governments continue to propose new regulations related to the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs.

Operational Event: A significant operational event could negatively impact the Company's results of operations.
As a diversified chemical manufacturing company, the Company's operations, the transportation of products, cyber-attacks, or severe weather conditions and other natural phenomena (such as freezing, drought, hurricanes, earthquakes, tsunamis, floods, etc.) could result in an unplanned event that could be significant in scale and could negatively impact operations, neighbors or the public at large, which could have a negative impact on the Company's results of operations.

Major hurricanes have caused significant disruption in the Company's operations on the U.S. Gulf Coast, logistics across the region, and the supply of certain raw materials, which had an adverse impact on volume and cost for some of its products. Due to the Company's substantial presence on the U.S. Gulf Coast, similar severe weather conditions or other natural phenomena in the future could negatively impact the Company's results of operations.

Cyber Threat: The risk of loss of the Company’s intellectual property, trade secrets or other sensitive business information or disruption of operations could negatively impact the Company’s financial results.
Cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in the Company’s operations or harm the Company's reputation. The Company has attractive information assets, including intellectual property, trade secrets and other sensitive, business critical information. While the Company has a comprehensive cyber-security program that is continuously reviewed, maintained and upgraded, a significant cyber-attack could result in the loss of critical business information and/or could negatively impact operations, which could have a negative impact on the Company’s financial results.

Company Strategy: Implementing certain elements of the Company's strategy could negatively impact its financial results.
The Company currently has manufacturing operations, sales and marketing activities, and joint ventures in emerging geographies. Activities in these geographic regions are accompanied by uncertainty and risks including: navigating different government regulatory environments; relationships with new, local partners; project funding commitments and guarantees; expropriation, military actions, war, terrorism and political instability; sabotage; uninsurable risks; suppliers not performing as expected resulting in increased risk of extended project timelines; and determining raw material supply and other details regarding product movement. If the manufacturing operations, sales and marketing activities, and/or implementation of these projects is not successful, it could adversely affect the Company’s financial condition, cash flows and results of operations.

Goodwill: An impairment of goodwill could negatively impact the Company’s financial results.
At least annually, the Company assesses goodwill for impairment. If testing indicates that goodwill is impaired, the carrying value is written down based on fair value with a charge against earnings. Where the Company utilizes a discounted cash flow methodology in determining fair value, continued weak demand for a specific product line or business could result in an impairment. Accordingly, any determination requiring the write-off of a significant portion of goodwill could negatively impact the Company's results of operations. See Note 15 to the Consolidated Financial Statements for additional information regarding the Company's goodwill impairment testing.

Pension and Other Postretirement Benefits: Increased obligations and expenses related to the Company's defined benefit pension plans and other postretirement benefit plans could negatively impact its financial condition and results of operations.
The Company has defined benefit pension plans and other postretirement benefit plans (the “plans”) in the United States and a number of other countries. The assets of the Company's funded plans are primarily invested in fixed income securities, equity securities of U.S. and foreign issuers and alternative investments, including investments in real estate, private market securities and absolute return strategies. Changes in the market value of plan assets, investment returns, discount rates, mortality rates, regulations and the rate of increase in compensation levels may affect the funded status of the Company's plans and could cause volatility in the net periodic benefit cost, future funding requirements of the plans and the funded status of the plans. A significant increase in the Company's obligations or future funding requirements could have a negative impact on the Company's results of operations and cash flows for a particular period and on the Company's financial condition.

Separation from DowDuPont: Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont.
Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont include, but are not limited to, a number of conditions outside the control of Dow including risks related to (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation, (ii) certain tax risks associated with the separation, (iii) Dow's inability to make necessary changes to operate as a stand-alone company, (iv) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results, (v) Dow's inability to enjoy the same benefits of diversity, leverage and market reputation that it enjoyed as a combined company, (vi) restrictions under the intellectual property cross-license agreements, (vii) Dow's inability to receive third-party consents required under the separation agreement, (viii) Dow's customers, suppliers and others' perception of Dow's financial stability on a stand-alone basis, (ix) non-compete restrictions under the separation agreement, (x) receipt of less favorable terms in the commercial agreements Dow will enter into with DuPont and Corteva, Inc. ("Corteva") than Dow would have received from an unaffiliated third party and (xi) Dow's indemnification of DuPont and/or Corteva for certain liabilities.

ITEM 2. PROPERTIES
The Company's corporate headquarters are located in Midland, Michigan. The Company's manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers are located throughout the world. The Company has investments in property, plant and equipment related to global manufacturing operations. Collectively, the Company operates 113 manufacturing sites in 31 countries. The following table includes the major manufacturing sites by segment, including consolidated variable interest entities:

Major Manufacturing Sites by Segment	Performance Materials & Coatings	Industrial Intermediates & Infrastructure	Packaging & Specialty Plastics
Location
Bahia Blanca, Argentina			X
Candeias, Brazil		X	X
Canada:
Fort Saskatchewan, Alberta			X
Prentiss, Alberta			X
Zhangjiagang, China	X	X	X
Germany:
Boehlen	X	X	X
Leuna			X
Schkopau		X	X
Stade		X
Terneuzen, The Netherlands		X	X
Tarragona, Spain		X	X
Map Ta Phut, Thailand	X	X	X
Barry, United Kingdom	X
United States:
Carrollton, Kentucky	X
Hahnville, Louisiana	X	X	X
Plaquemine, Louisiana		X	X
Midland, Michigan	X
Deer Park, Texas	X	X
Freeport, Texas	X	X	X
Orange, Texas			X
Seadrift, Texas		X	X

Including the major manufacturing sites, the Company has manufacturing sites and holdings in all geographic regions as follows:

Manufacturing Sites by Region
Asia Pacific	21 manufacturing sites in 10 countries
EMEAI [1]	38 manufacturing sites in 15 countries
Latin America	18 manufacturing sites in 4 countries
U.S. & Canada	36 manufacturing sites in 2 countries

1.	Europe, Middle East, Africa and India

Properties of the Company include facilities which, in the opinion of management, are suitable and adequate for their use and will have sufficient capacity for the Company’s current needs and expected near-term growth. All of the Company’s plants are owned or leased, subject to certain easements of other persons which, in the opinion of management, do not substantially interfere with the continued use of such properties or materially affect their value. No title examination of the properties has been made for the purpose of this report. Additional information with respect to the Company's property, plant and equipment and leases is contained in Notes 13, 17 and 18 to the Consolidated Financial Statements.

ITEM 3. LEGAL PROCEEDINGS
Asbestos-Related Matters of Union Carbide Corporation
Union Carbide Corporation (“Union Carbide”), a wholly owned subsidiary of the Company, is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past four decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products and frequently seek both actual and punitive damages. The alleged claims primarily relate to products that Union Carbide sold in the past, alleged exposure to asbestos-containing products located on Union Carbide’s premises, and Union Carbide’s responsibility for asbestos suits filed against a former Union Carbide subsidiary, Amchem Products, Inc.

For additional information, see Part II, Item 7. Other Matters, Asbestos-Related Matters of Union Carbide Corporation in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Notes 1 and 18 to the Consolidated Financial Statements.

Environmental Matters
In April 2012 and May 2015, Dow Silicones Corporation ("Dow Silicones"), a wholly owned subsidiary of the Company, received the following notifications from the U.S. Environmental Protection Agency ("EPA"), Region 5 related to Dow Silicones' Midland, Michigan, manufacturing facility (the “Facility”): 1) a Notice of Violation and Finding of Violation which alleges a number of violations in connection with the detection, monitoring and control of certain organic hazardous air pollutants at the Facility and various recordkeeping and reporting violations under the Clean Air Act and 2) a Notice of Violation alleging a number of violations relating to the management of hazardous wastes at the Facility pursuant to the Resource Conservation and Recovery Act. Discussions between the EPA, the U.S. Department of Justice ("DOJ") and Dow Silicones are ongoing.

On July 5, 2018, the Company received a draft consent decree from the EPA, the DOJ and the Louisiana Department of Environmental Quality (“DEQ”), relating to the operation of steam-assisted flares at the Company’s olefins manufacturing facilities in Freeport, Texas; Plaquemine, Louisiana; and St. Charles, Louisiana. Discussions between the EPA, the DOJ and the DEQ are ongoing.

On July 7, 2018, the Company received an informal notice that the EPA, Region 6 was contemplating filing a Notice of Violation with a proposed penalty for alleged violations uncovered during a prior inspection related to the management of hazardous wastes at its Freeport, Texas, manufacturing facility, pursuant to the Risk Management Plan requirements of the Clean Air Act. Discussions between the EPA and the Company are ongoing.

On July 26, 2018, DC Alabama, Inc. (“DCA”), a wholly owned subsidiary of the Company, received a draft consent order (“Order”) from the Alabama Department of Environmental Management (“ADEM”) relating to alleged unpermitted discharges of industrial process water and certain water quality and equipment violations at DCA’s silicon metal production facility located in Mt. Meigs, Alabama. DCA and the ADEM negotiated the terms of and executed a final Order that contains a civil penalty of $250,000 and certain additional requirements. Discussions between DCA and the ADEM are ongoing.

On November 27, 2018, Union Carbide signed a consent decree with the DOJ on behalf of the EPA, Region 2 relating to alleged disposal of mercury by a third party which Union Carbide contracted with at the Port Refinery site in Rye Brook, New York. The consent decree contains a payment of $120,198 and certain additional requirements. The final consent decree is subject to a public comment period.

Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries
PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
On April 1, 2019, DowDuPont Inc. (“DowDuPont” and effective June 3, 2019, n/k/a DuPont de Nemours, Inc.) completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries (“TDCC” and together with Dow Inc., “Dow” or the “Company”), owning all of the outstanding common shares of TDCC.

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“DuPont”) each merged with subsidiaries of DowDuPont and, as a result, TDCC and DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business. See Notes 3 and 4 to the Consolidated Financial Statements for additional information.

Prior to the Merger, the principal market for TDCC common stock was the New York Stock Exchange, traded under the symbol “DOW.” Effective with the Merger, there was no longer a public trading market for TDCC common stock, as TDCC became a wholly owned subsidiary of DowDuPont.

In connection with the Merger, all outstanding TDCC stock options and deferred stock awards were converted into stock options and deferred stock awards with respect to DowDuPont common stock. The stock options and deferred stock awards had the same terms and conditions under the applicable plans and award agreements prior to the Merger. All outstanding and nonvested performance deferred stock awards were converted into deferred stock awards with respect to DowDuPont common stock at the greater of the applicable performance target or the actual performance as of the effective time of the Merger. TDCC and DuPont did not merge their stock-based compensation plans as a result of the Merger.

The separation was effected by way of a pro rata distribution of all of the then-issued and outstanding shares of Dow Inc. common stock to DowDuPont stockholders of record as of the close of business, Eastern Time, on March 21, 2019 (the “Record Date”). The shareholders of record of DowDuPont received one share of Dow Inc. common stock, par value $0.01 per share, for every three shares of DowDuPont common stock, par value $0.01 per share, held as of the Record Date. No fractional shares of Dow Inc. common stock were issued. Instead, any fractional shares were paid to DowDuPont registered shareholders in cash. Dow Inc. is now an independent, publicly traded company and Dow Inc. common stock is listed on the New York Stock Exchange under the symbol “DOW.” Dow Inc. common stock began regular-way trading on April 2, 2019.

ITEM 6. SELECTED FINANCIAL DATA

Selected Financial Data
In millions, except as noted (Unaudited)	2018	2017	2016	2015	2014
Summary of Operations
Net sales [1]	$49,604	$43,730	$36,264	$37,101	$45,427
Income (loss) from continuing operations, net of tax [2]	$2,940	$(1,287)	$1,478	$6,462	$2,675
Per share of common stock (in dollars):
Earnings (loss) per common share from continuing operations - basic [2,3]	$3.80	$(1.88)	$1.57	$8.64	$3.13
Earnings (loss) per common share from continuing operations - diluted [2,3]	$3.80	$(1.88)	$1.55	$8.31	$3.09
Cash dividends declared per share of common stock [4]	$—	$1.38	$1.84	$1.72	$1.53
Year-end Financial Position
Total assets	$83,699	$85,852	$79,511	$67,938	$68,639
Long-term debt	$19,253	$19,757	$20,444	$16,202	$18,716

Financial Ratios
Research and development expenses as percent of net sales	1.6%	1.8%	2.1%	2.0%	1.6%
Income from continuing operations before income taxes as percent of net sales [2]	7.6%	0.5%	3.5%	21.8%	8.4%
Return on stockholders' equity [2]	14.3%	1.5%	15.3%	28.2%	12.3%
Debt as a percent of total capitalization	37.2%	39.1%	43.9%	39.5%	45.6%

1.
The Company has certain product and service agreements with DuPont and Corteva that were considered intercompany transactions prior to the separation, but are trade transactions subsequent to the separation. Treatment of these transactions as trade transactions have been reflected in the table above for 2018, 2017 and 2016. The amounts for 2015 and 2014 were not updated as the impact to "Net sales" for these periods was not significant.

2.
See Notes 1, 7, 8, 10, 15, 17, 18 and 21 to the Consolidated Financial Statements for information on items materially impacting the results for the years ended December 31, 2018, 2017 and 2016, including the effects of the U.S. Tax Cuts and Jobs Act, enacted on December 22, 2017; loss on early redemption of debt; gains on divestitures; integration and separation costs; charges related to restructuring programs; goodwill impairment and other asset related charges; a charge related to payment of plan obligations to certain participants of a U.S. non-qualified pension plan; and the impact of a change in accounting policy for asbestos-related defense and processing costs.

3.	Earnings (loss) per common share amounts pertain to Dow Inc. only, as TDCC common shares are not publicly traded and are owned solely by Dow Inc.

4.	Represents cash dividends declared by TDCC prior to the Merger. Subsequent to the Merger, TDCC has no common shares outstanding.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
On April 1, 2019, DowDuPont Inc. (“DowDuPont” and effective June 3, 2019, n/k/a DuPont de Nemours, Inc.) completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries (“TDCC” and together with Dow Inc., “Dow” or the “Company”), owning all of the outstanding common shares of TDCC.

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, TDCC and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“DuPont”) each merged with subsidiaries of DowDuPont and, as a result, TDCC and DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

As of the effective date and time of the distribution, DowDuPont does not beneficially own any equity interest in Dow and no longer consolidates Dow and its consolidated subsidiaries into its financial results. The consolidated financial results of Dow for periods prior to April 1, 2019, reflect the distribution of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) as discontinued operations for each period presented as well as reflect the receipt of DuPont’s ethylene and ethylene copolymers businesses (other than its ethylene acrylic elastomers business) (“ECP”) as a common control transaction from the closing of the Merger on August 31, 2017. See Notes 3 and 4 to the Consolidated Financial Statements and Dow Inc.'s Amendment No. 4 to the Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission ("SEC") on March 8, 2019 for additional information.

Throughout this Current Report on Form 8-K, unless otherwise indicated, amounts and activity are presented on a continuing operations basis.

Except as otherwise indicated by the context, the terms "Union Carbide" means Union Carbide Corporation, a wholly owned subsidiary of the Company, and "Dow Silicones" means Dow Silicones Corporation (formerly known as Dow Corning Corporation, which changed its name effective as of February 1, 2018), a wholly owned subsidiary of the Company.

Items Affecting Comparability of Financial Results
As a result of the separation from DowDuPont, pro forma net sales and pro forma Operating EBIT are provided in this section which were based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. Pro forma adjustments include (1) the margin impact of various manufacturing, supply and service related agreements entered into with DowDuPont and Corteva, Inc. in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and DuPont (including for 2018 only), (2) the inclusion of ECP for the period of January 1, 2017 through August 31, 2017, (3) the removal of the amortization of ECP's inventory step-up recognized in connection with the Merger (4) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs) and (5) the elimination of the effect of a consummated divestiture agreed to with certain regulatory agencies as a condition of approval for the Merger. These adjustments impacted the consolidated results as well as the reportable segments. See Note 27 to the Consolidated Financial Statements for a summary of the pro forma adjustments impacting segment measures for the years ended December 31, 2018 and 2017.

ABOUT DOW
Dow combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,600 people.

In 2018, the Company had annual sales of $49.6 billion, of which 36 percent of the Company’s sales were to customers in U.S. & Canada; 35 percent were in Europe, Middle East, Africa and India ("EMEAI"); while the remaining 29 percent were to customers in Asia Pacific and Latin America.

In 2018, the Company and its consolidated subsidiaries did not operate in countries subject to U.S. economic sanctions and export controls as imposed by the U.S. State Department or in countries designated by the U.S. State Department as state sponsors of terrorism, including Iran, the Democratic People's Republic of Korea (North Korea), Sudan and Syria. The Company has policies and procedures in place designed to ensure that it and its consolidated subsidiaries remain in compliance with applicable U.S. laws and regulations.

Impact From Recently Enacted Tariffs
Certain countries where the Company’s products are manufactured, distributed or sold have recently enacted tariffs on certain products. The Company has analyzed the direct impact from the enacted tariffs and does not expect them to have a material impact on results of operations in 2019. The Company is taking actions to mitigate the impact by leveraging its global asset base to adjust its product and raw material flows.

RESULTS OF OPERATIONS
Net Sales
The following tables summarize net sales, pro forma net sales and sales variance by segment and geographic region from the prior year:

Summary of Sales Results
In millions	2018	2017	2016
Net sales	$49,604	$43,730	$36,264
Pro forma net sales	$49,852	$44,772

Sales Variances by Segment and Geographic Region - As Reported
	2018					2017
Percentage change from prior year	Local Price & Product Mix	Currency	Volume	Portfolio & Other [1]	Total	Local Price & Product Mix	Currency	Volume	Portfolio & Other [1]	Total
Performance Materials & Coatings	10%	1%	(2)%	—%	9%	8%	1%	2%	26%	37%
Industrial Intermediates & Infrastructure	5	1	13	—	19	10	1	6	—	17
Packaging & Specialty Plastics	1	2	5	5	13	8	—	6	3	17
Total	4%	1%	6%	2%	13%	9%	—%	6%	6%	21%
U.S. & Canada	4%	—%	2%	2%	8%	8%	—%	5%	6%	19%
EMEAI	5	3	4	2	14	12	1	6	5	24
Asia Pacific	2	1	19	3	25	6	—	8	13	27
Latin America	5	—	4	2	11	4	—	—	3	7
Total	4%	1%	6%	2%	13%	9%	—%	6%	6%	21%

1.
Portfolio & Other primarily reflects sales related to the receipt of ECP as a common control transaction from the closing of the Merger on August 31, 2017, and the divestiture of the global Ethylene Acrylic Acid copolymers and ionomers business ("EAA Business"), divested on September 1, 2017 (both impacting Packaging & Specialty Plastics). In addition, Portfolio & Other in 2017 includes the ownership restructure of Dow Silicones announced on June 1, 2016 (impacting Performance Materials & Coatings).

Sales Variances by Segment and Geographic Region - As Reported Percentage change from prior year	2016
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [1]	Total
Performance Materials & Coatings	(8)%	(1)%	(2)%	53%	42%
Industrial Intermediates & Infrastructure	(9)	(1)	2	(3)	(11)
Packaging & Specialty Plastics	(8)	—	9	(1)	—
Total	(8)%	—%	5%	1%	(2)%
U.S. & Canada	(8)%	—%	5%	1%	(2)%
EMEAI	(7)	(1)	5	(2)	(5)
Asia Pacific	(8)	—	8	13	13
Latin America	(10)	—	(1)	(1)	(12)
Total	(8)%	—%	5%	1%	(2)%

1.
Portfolio & Other reflects sales from June 1, 2016 through December 31, 2016 related to the ownership restructure of Dow Silicones (impacting Performance Materials & Coatings) and sales from January 1, 2016 through April 30, 2016 for the step acquisition of Univation Technologies, LLC, acquired on May 5, 2015 (impacting Packaging & Specialty Plastics). Portfolio & Other also reflects the following divestitures: the chlorine value chain, divested on October 5, 2015 (impacting Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics), ANGUS Chemical Company, divested on February 2, 2015 and the global Sodium Borohydride business, divested on January 30, 2015 (both impacting Industrial Intermediates & Infrastructure).

2018 versus 2017
The Company reported net sales for 2018 of $49.6 billion, up 13 percent from $43.7 billion for 2017, driven by higher sales volume, reflecting additional capacity from U.S. Gulf Coast growth projects and increased supply from Sadara Chemical Company ("Sadara"), increased local price, the receipt of ECP and the favorable impact of currency. Sales growth was broad-based, with increases in all segments and geographic regions. Volume increased 6 percent compared with the prior year, as increases in Industrial Intermediates & Infrastructure (up 13 percent) and Packaging & Specialty Plastics (up 5 percent) more than offset a decline in Performance Materials & Coatings (down 2 percent). Volume increased in all geographic regions, including a double-digit increase in Asia Pacific (up 19 percent). Local price was up 4 percent compared with the prior year, with increases in all geographic regions, driven by pricing initiatives and higher feedstock and raw material prices. Local price increased in all segments, with the most notable increases in Performance Materials & Coatings (up 10 percent) and Industrial Intermediates & Infrastructure (up 5 percent). Portfolio & Other contributed 2 percent of the sales increase, primarily reflecting the receipt of ECP. Currency was up 1 percent compared with the prior year, driven by a favorable impact in EMEAI and Asia Pacific.

2017 versus 2016
The Company reported net sales for 2017 of $43.7 billion, up 21 percent from $36.3 billion for 2016, primarily reflecting increased local price, the receipt of ECP, the addition of the Dow Silicones business and demand growth. Sales growth was broad-based with increases in all segments and geographic regions. Local price was up 9 percent compared with the prior year, with increases in all geographic regions, including a double-digit increase in EMEAI (up 12 percent), driven by broad-based pricing actions as well as higher feedstock and raw material prices. Local price increased in Industrial Intermediates & Infrastructure (up 10 percent) and Packaging & Specialty Plastics and Performance Materials & Coatings (both up 8 percent). Portfolio & Other contributed 6 percent of the sales increase, reflecting the ownership restructure of Dow Silicones, the receipt of ECP and the divestiture of the EAA Business. Volume increased 6 percent compared with the prior year, with increases in all segments. Volume increased in all geographic regions, except Latin America, which was flat. Currency was flat compared with the prior year.

Sales Variances by Segment and Geographic Region - Pro Forma Basis Percentage change from prior year	2018
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [1]	Total
Performance Materials & Coatings	10%	1%	(2)%	2%	11%
Industrial Intermediates & Infrastructure	5	1	13	—	19
Packaging & Specialty Plastics	1	1	5	—	7
Total	4%	1%	6%	—%	11%
U.S. & Canada	3%	—%	2%	1%	6%
EMEAI	5	3	4	—	12
Asia Pacific	3	1	18	—	22
Latin America	5	—	4	—	9
Total	4%	1%	6%	—%	11%

1.	Portfolio & Other primarily reflects sales related to new agreements established with the separation of DowDuPont's materials science business on April 1, 2019.

2018 versus 2017
The Company reported pro forma net sales for 2018 of $49.9 billion, up 11 percent from pro forma net sales of $44.8 billion for 2017, with increases across all segments and geographic regions. Double-digit net sales increases were reported in Industrial Intermediates & Infrastructure (up 19 percent) and Performance Materials & Coatings (up 11 percent). Net sales increased in Asia Pacific (up 22 percent), EMEAI (up 12 percent), Latin America (up 9 percent) and U.S. & Canada (up 6 percent). Volume increased 6 percent compared with pro forma results in the prior year, reflecting additional capacity from U.S. Gulf Coast growth projects and increased supply from Sadara. Volume increases in Industrial Intermediates & Infrastructure (up 13 percent) and Packaging & Specialty Plastics (up 5 percent) more than offset declines in Performance Materials & Coatings (down 2 percent). Volume increased in all geographic regions, including a double-digit increase in Asia Pacific (up 18 percent). Local price was up 4 percent compared with pro forma results in the prior year with increases in all geographic regions, driven by pricing initiatives and higher feedstock and raw material prices. Local price increased across all segments, including a double-digit increase in Performance Materials & Coatings (up 10 percent). Currency was up 1 percent compared with the prior year, driven primarily by EMEAI (up 3 percent).

Cost of Sales
Cost of sales ("COS") was $41.1 billion in 2018, up $4.7 billion from $36.4 billion in 2017. COS increased in 2018 primarily due to increased sales volume, which reflected additional capacity from U.S. Gulf Coast growth projects and increased supply from Sadara, higher feedstock and other raw material costs and increased planned maintenance turnaround costs which more than offset lower commissioning expenses related to U.S. Gulf Coast growth projects and cost synergies. COS as a percentage of sales was 82.8 percent in 2018 compared with 83.1 percent in 2017.

COS was $36.4 billion in 2017, up $6.3 billion from $30.1 billion in 2016, primarily due to increased sales volume, higher feedstock, energy and other raw material costs, higher commissioning expenses related to U.S. Gulf Coast growth projects, and the addition of the Dow Silicones business. COS in 2017 was negatively impacted by $49 million of transaction costs and productivity actions (related to Corporate). COS as a percentage of sales was 83.1 percent in 2017 compared with 82.9 percent in 2016. See Note 6 to the Consolidated Financial Statements for additional information on the Dow Silicones ownership restructure.

Personnel Count
The Company permanently employed approximately 37,600 people at December 31, 2018, down from 39,200 people at December 31, 2017, primarily due to the Company's restructuring programs.

Research and Development Expenses
Research and development (“R&D”) expenses were $800 million in 2018, compared with $803 million in 2017 and $746 million in 2016. R&D expenses in 2018 were essentially flat compared with 2017. R&D expenses increased in 2017 compared to 2016 primarily due to the addition of the Dow Silicones business.

Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses were $1,782 million in 2018, compared with $1,795 million in 2017 and $1,800 million in 2016. In 2018, SG&A expenses decreased primarily due to additional cost reductions and lower performance-based compensation costs which more than offset a full year of expense from the ECP business and the absence of the recovery of costs related to the Nova Chemicals Corporation ("Nova") patent infringement award in 2017. In 2017, SG&A expenses remained relatively flat as cost reduction initiatives and reduced litigation expenses, as a result of the favorable impact from the Nova award, offset higher spending from the addition of the Dow Silicones and ECP businesses. See Note 18 to the Consolidated Financial Statements for additional information on the Nova award.

Amortization of Intangibles
Amortization of intangibles was $469 million in 2018, up from $400 million in 2017, primarily due to the receipt of ECP. Amortization of intangibles in 2017 increased from $316 million in 2016, primarily due to the addition of the Dow Silicones business. See Note 15 to the Consolidated Financial Statements for additional information on intangible assets.

Restructuring, Goodwill Impairment and Asset Related Charges - Net
DowDuPont Cost Synergy Program
In September and November 2017, DowDuPont approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the "Synergy Program") which was designed to integrate and optimize the organization following the Merger and in preparation for the business separations. The Company expected (prior to the impact of any discontinued operations) to record total pretax restructuring charges of approximately $1.3 billion, which included initial estimates of approximately $525 million to $575 million of severance and related benefit costs; $400 million to $440 million of asset write-downs and write-offs, and $290 million to $310 million of costs associated with exit and disposal activities. The restructuring charges below reflect charges from continuing operations.

As a result of the Synergy Program, the Company recorded pretax restructuring charges of $399 million in 2017, consisting of severance and related benefit costs of $307 million, asset write-downs and write-offs of $87 million and costs associated with exit and disposal activities of $5 million. The restructuring charges by segment were as follows: $11 million in Performance Materials & Coatings, $12 million in Industrial Intermediates & Infrastructure, $36 million in Packaging & Specialty Plastics and $340 million in Corporate.

For the year ended December 31, 2018, the Company recorded pretax restructuring charges of $184 million, consisting of severance and related benefit costs of $137 million, asset write-downs and write-offs of $33 million and costs associated with exit and disposal activities of $14 million. The restructuring charges by segment were as follows: $7 million in Performance Materials & Coatings, $11 million in Industrial Intermediates & Infrastructure, $13 million in Packaging & Specialty Plastics and $153 million in Corporate. The Company expects to record additional restructuring charges during 2019 and substantially complete the Synergy Program by the end of 2019.

2016 Restructuring
On June 27, 2016, TDCC's Board of Directors approved a restructuring plan that incorporated actions related to the ownership restructure of Dow Silicones. These actions, aligned with TDCC’s value growth and synergy targets, resulted in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the ownership restructure of Dow Silicones. As a result of these actions, the Company recorded pretax restructuring charges of $436 million in the second quarter of 2016, consisting of severance and related benefit costs of $255 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The restructuring charges by segment were as follows: $42 million in Performance Materials & Coatings, $83 million in Industrial Intermediates & Infrastructure, $10 million in Packaging & Specialty Plastics and $301 million in Corporate.

In 2017, the Company recorded a favorable adjustment to the 2016 restructuring charge related to costs associated with exit and disposal activities of $7 million, related to Performance Materials & Coatings.

In 2018, the Company recorded a favorable adjustment to the 2016 restructuring charge related to severance and related benefit costs of $8 million, related to Corporate, and an unfavorable adjustment to costs associated with exit and disposal activities of $14 million related to Performance Materials & Coatings. The 2016 restructuring activities were substantially complete at June 30, 2018, with remaining liabilities for severance and related benefit costs and costs associated with exit and disposal activities to be settled over time. See Note 8 to the Consolidated Financial Statements for details on the Company's restructuring activities.

Goodwill Impairment
Upon completion of the goodwill impairment testing in the fourth quarter of 2017, the Company determined the fair value of the Coatings & Performance Monomers reporting unit was lower than its carrying amount. As a result, the Company recorded an impairment charge of $1,491 million in the fourth quarter of 2017, related to Performance Materials & Coatings. There were no impairment charges in 2016 or 2018. See Note 15 to the Consolidated Financial Statements for additional information on the impairment charge.

Asset Related Charges
2018 Charges
In 2018, the Company recognized an additional pretax impairment charge of $34 million related primarily to capital additions made to the biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil, which was impaired in 2017. The impairment charge was related to Packaging & Specialty Plastics.

2017 Charges
In 2017, the Company recognized a $622 million pretax impairment charge related to a biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil. The Company determined it would not pursue an expansion of the facility’s ethanol mill into downstream derivative products, primarily as a result of cheaper ethane-based production as well as the Company’s new assets coming online on the U.S. Gulf Coast which can be used to meet growing market demands in Brazil. As a result of this decision, cash flow analysis indicated the carrying amount of the impacted assets was not recoverable. The impairment charge was related to Packaging & Specialty Plastics.

The Company also recognized other pretax impairment charges of $246 million in the fourth quarter of 2017, including charges related to manufacturing assets of $159 million, an equity method investment of $81 million and other assets of $6 million. The impairment charges by segment were as follows: $83 million in Performance Materials & Coatings, $5 million in Industrial Intermediates & Infrastructure, $58 million in Packaging & Specialty Plastics and $100 million in Corporate.

2016 Charges
In 2016, the Company recognized a $143 million pretax impairment charge related to its equity interest in AgroFresh Solutions, Inc. (“AFSI”) due to a decline in the market value of AFSI. The impairment charge impacted Corporate. See Notes 8, 14, 24 and 25 to the Consolidated Financial Statements for additional information on asset related charges.

Integration and Separation Costs
Integration and separation costs, which reflect costs related to the Merger and the ownership restructure of Dow Silicones (through May 31, 2018), as well as post-Merger integration and business separation activities, were $1,179 million in 2018, $798 million in 2017 and $349 million in 2016, and were related to Corporate. In 2018, integration and separation costs ramped up as a result of post-merger integration and business separation activities.

Asbestos-Related Charge
In 2016, TDCC and Union Carbide, a wholly owned subsidiary, elected to change the method of accounting for asbestos-related defense and processing costs from expensing as incurred to estimating and accruing a liability. As a result of this accounting policy change, the Company recorded a pretax charge of $1,009 million for asbestos-related defense costs through the terminal year of 2049. The Company also recorded a pretax charge of $104 million to increase the asbestos-related liability for pending and future claims through the terminal year of 2049. There was no adjustment to the asbestos-related liability for pending and future claims and defense and processing costs in 2017 or 2018. These charges were related to Corporate. See Notes 1 and 18 to the Consolidated Financial Statements for additional information on asbestos-related matters.

Equity in Earnings of Nonconsolidated Affiliates
The Company’s share of the earnings of nonconsolidated affiliates in 2018 was $555 million, compared with $394 million in 2017 and $187 million in 2016. In 2018, equity earnings increased as higher earnings from the Kuwait joint ventures and lower equity losses from Sadara were partially offset by lower equity earnings from the Thai joint ventures.

In 2017, equity earnings increased as lower equity losses from Sadara and higher equity earnings from the Kuwait joint ventures were partially offset by the impact of the Dow Silicones ownership restructure and lower equity earnings from the Thai joint ventures.

Sundry Income (Expense) - Net
Sundry income (expense) – net includes a variety of income and expense items such as foreign currency exchange gains and losses, dividends from investments, gains and losses on sales of investments and assets, non-operating pension and other postretirement benefit plan credits or costs, and certain litigation matters. Sundry income (expense) - net for 2018 was income of $96 million, compared with an expense of $154 million in 2017 and income of $517 million in 2016.

In 2018, sundry income (expense) - net included non-operating pension and other postretirement benefit plan credits, a $20 million gain related to the Company's sale of its equity interest in MEGlobal (related to Corporate) and gains on sales of assets and investments, which more than offset foreign currency exchange losses, a loss of $54 million on the early extinguishment of debt (related to Corporate) and a loss of $20 million for post-closing adjustments related to the Dow Silicones ownership restructure (related to Performance Materials & Coatings). See Notes 6, 9 and 17 to the Consolidated Financial Statements for additional information.

In 2017, sundry income (expense) - net included a $227 million gain on the divestiture of the EAA Business (related to Packaging & Specialty Plastics), a $137 million gain related to the Nova patent infringement matter (related to Packaging & Specialty Plastics), a $7 million gain on post-closing adjustments related to the split-off of the chlorine value chain (related to Corporate) and gains on sales of assets and investments. These gains were more than offset by $676 million of non-operating pension and other postretirement benefit costs, primarily driven by a $687 million settlement charge for a U.S. non-qualified pension plan (related to Corporate), and foreign currency exchange losses. See Notes 7, 9, 18 and 21 to the Consolidated Financial Statements for additional information.

In 2016, sundry income (expense) - net included a $1,617 million gain related to the Dow Silicones ownership restructure and a $16 million favorable adjustment related to a decrease in Dow Silicone's implant liability (both related to Performance Materials & Coatings), a $6 million gain for post-closing adjustments on the split-off of the chlorine value chain (related to Corporate) and gains on sales of assets and investments. These gains more than offset a $1,235 million loss related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation (related to Industrial Intermediates & Infrastructure), $41 million of costs associated with transactions and productivity actions (related to Corporate), $26 million of charges for post-closing adjustments related to divestitures (related to Corporate) and foreign currency exchange losses. See Notes 6, 9 and 18 to the Consolidated Financial Statements for additional information.

Interest Expense and Amortization of Debt Discount
Interest expense and amortization of debt discount was $1,063 million in 2018, up from $914 million in 2017, primarily reflecting the effect of lower capitalized interest as a result of decreased capital spending. Interest expense and amortization of debt discount in 2017 was up from $827 million in 2016, primarily reflecting the effect of the long-term debt assumed in the Dow Silicones ownership restructure. See Liquidity and Capital Resources in Management's Discussion and Analysis of Financial Condition and Results of Operations and Notes 13 and 17 to the Consolidated Financial Statements for additional information related to debt financing activity.

Provision (Credit) for Income Taxes on Continuing Operations
The Company's effective tax rate fluctuates based on, among other factors, where income is earned, the level of income relative to tax attributes and the level of equity earnings, since most earnings from the Company's equity method investments are taxed at the joint venture level. The underlying factors affecting the Company's overall tax rate are summarized in Note 10 to the Consolidated Financial Statements.

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, created new provisions related to foreign sourced earnings, eliminated the domestic manufacturing deduction and moved to a hybrid territorial system. At December 31, 2017, the Company had not completed its accounting for the tax effects of The Act; however, the Company made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 ("SAB 118"), income tax effects of The Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Company had completed its accounting for the tax effects of The Act.

The provision (credit) for income taxes on continuing operations was a provision of $809 million in 2018, compared with a provision of $1,524 million in 2017 and a credit of $218 million in 2016. The effective tax rate for 2018 was favorably impacted by the reduced U.S. federal corporate income tax rate as a result of The Act and benefits related to the issuance of stock-based compensation and unfavorably impacted by non-deductible restructuring costs and increases in statutory income in Latin America and Canada due to local currency devaluations. These factors resulted in an effective tax rate of 21.6 percent in 2018.

The tax rate for 2017 was unfavorably impacted by the enactment of The Act, the impairment of goodwill for which there was no corresponding tax deduction, charges related to tax attributes in the United States and Germany as a result of the Merger and certain non-deductible costs associated with the Merger. The tax rate was favorably impacted by the geographic mix of earnings, equity earnings and the adoption of Accounting Standards Update ("ASU") 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting," which resulted in the recognition of excess tax benefits related to the issuance of stock-based compensation in the provision for income taxes on continuing operations. These factors resulted in an effective tax rate of 643.0 percent for 2017.

The tax rate for 2016 was favorably impacted by the non-taxable gain on the Dow Silicones ownership restructure and a tax benefit on the reassessment of a deferred tax liability related to the basis difference in the Company’s investment in Dow Silicones. The tax rate was also favorably impacted by the geographic mix of earnings, the availability of foreign tax credits, the deductibility of the urethane matters class action lawsuit and opt-out cases settlements, and the asbestos-related charge. The U.S. impacts of cash repatriation and non-deductible costs associated with transactions and productivity actions unfavorably impacted the tax rate. These factors resulted in an effective tax rate of negative 17.3 percent for 2016.

Income from Discontinued Operations, Net of Tax
Income from discontinued operations, net of tax was $1,835 million in 2018, $1,882 million in 2017 and $2,926 million in 2016, and was related to the distribution of AgCo and SpecCo to DowDuPont as a result of the separation. See Note 4 to the Consolidated Financial Statements for additional information.

Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests was $134 million in 2018, $130 million in 2017 and $86 million in 2016. Net income attributable to noncontrolling interests increased in 2018 compared with 2017, primarily due to the sale of the Company's ownership interests in the SKC Haas Display Films group of companies. Net income attributable to noncontrolling interests increased in 2017 compared with 2016, primarily due to higher earnings from Dow Silicones' consolidated joint ventures and improved results from a cogeneration facility in Brazil. Net income attributable to noncontrolling interests from discontinued operations of $32 million in 2018, $28 million in 2017 and $33 million in 2016 are included in the amounts above. See Notes 20 and 25 to the Consolidated Financial Statements for additional information.

Preferred Stock Dividends
On December 30, 2016, TDCC converted all outstanding shares of its Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of TDCC's common stock. As a result of this conversion, no shares of Preferred Stock are issued or outstanding. On January 6, 2017, TDCC filed an amendment to its Restated Certificate of Incorporation by way of a certificate of elimination with the Secretary of State of Delaware eliminating this series of preferred stock. Preferred Stock dividends of $340 million were recognized in 2016. See Note 19 to the Consolidated Financial Statements for additional information.

Net Income Available for the Common Stockholder(s)
Net income available for Dow Inc. and TDCC common stockholder(s) was $4,641 million in 2018, compared with $465 million in 2017 and $3,978 million in 2016. Earnings per share of Dow Inc. was $6.21 per share in 2018, compared with $0.60 per share in 2017 and $5.73 per share in 2016. Following the separation from DowDuPont, TDCC's common shares are owned solely by Dow Inc.

SEGMENT RESULTS
Effective with the Merger, TDCC's business activities were components of DowDuPont's business operations and therefore were reported as a single operating segment. Following the separation from DowDuPont, the Company changed the manner in which its business activities were managed. The Company's portfolio now includes six global businesses which are organized into the following operating segments: Performance Materials & Coatings, Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Corporate contains the reconciliation between the totals for the operating segments and the Company's totals.

Following the separation from DowDuPont, the Company changed its practice of transferring ethylene to its downstream derivative businesses at cost to transferring ethylene at market prices. The Company also changed certain of its Corporate segment allocation practices, including costs previously assigned to AgCo and SpecCo ("stranded costs") which are now allocated to the operating segments. These changes to the Company's segment results have been consistently applied to all periods presented.

Dow reported geographic information for the following regions: U.S. & Canada, Asia Pacific, Latin America, and EMEAI. As a result of the separation from DowDuPont, the Company changed the geographic alignment for the country of India to be reflected in EMEAI (previously reported in Asia Pacific).

The Company’s measure of profit/loss for segment reporting purposes is pro forma Operating EBIT (for the twelve months ended December 31, 2018 and 2017) and Operating EBIT (for the twelve months ended December 31, 2016) as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines pro forma Operating EBIT as earnings (i.e., "Income from continuing operations before income taxes") before interest, plus pro forma adjustments, excluding the impact of significant items. The Company defines Operating EBIT as earnings (i.e., "Income from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma Operating EBIT and Operating EBIT by segment include all operating items relating to the businesses; items that principally apply to Dow as a whole are assigned to Corporate. The Company also presents pro forma net sales for 2018 and 2017 as it is included in management’s measure of segment performance and is regularly reviewed by the CODM. Pro forma net sales includes the impact of ECP from January 1, 2017 through August 31, 2017, as well as the impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and DuPont. See Note 27 to the Consolidated Financial Statements for reconciliations of these measures and a summary of the pro forma adjustments impacting segment measures, which are consistent with the pro forma adjustments included in the Current Report on Form 8-K filed on June 3, 2019, with the SEC.

PERFORMANCE MATERIALS & COATINGS
Performance Materials & Coatings includes industry-leading franchises that deliver a wide array of solutions into consumer and infrastructure end-markets. The segment consists of two global businesses: Coatings & Performance Monomers and Consumer Solutions. These businesses primarily utilize the Company's acrylics-, cellulosics- and silicone-based technology platforms to serve the needs of the architectural and industrial coatings, home care and personal care end-markets. Both businesses employ materials science capabilities, global reach and unique products and technology to combine chemistry platforms to deliver differentiated offerings to customers.

Performance Materials & Coatings
In millions	2018	2017	2016
Net sales	$9,677	$8,892	$6,476
Pro forma net sales	$9,865	$8,892
Operating EBIT		$812	$260
Pro forma Operating EBIT	$1,246	$817
Equity earnings	$4	$40	$97

Performance Materials & Coatings
Percentage change from prior year	2018	2017	2016
Change in Net Sales from Prior Period due to:
Local price & product mix	10%	8%	(8)%
Currency	1	1	(1)
Volume	(2)	2	(2)
Portfolio & other	—	26	53
Total	9%	37%	42%
Change in Pro Forma Net Sales from Prior Period due to:
Local price & product mix	10%
Currency	1
Volume	(2)
Portfolio & other	2
Total	11%

2018 Versus 2017
Performance Materials & Coatings net sales were $9,677 million in 2018, up from $8,892 million in 2017. Pro forma net sales were $9,865 million in 2018, up from pro forma net sales of $8,892 million in 2017. Pro forma net sales increased 11 percent in 2018, with an increase in local price of 10 percent, a benefit of 2 percent from portfolio actions, a benefit from currency of 1 percent, primarily in EMEAI, and a decrease in volume of 2 percent. Local price increased in both businesses and all geographic regions. Consumer Solutions local price increased primarily due to disciplined price/volume management in upstream silicone intermediates, which more than offset a decrease in volume. Local price increased in Coatings & Performance Monomers in response to higher feedstock and other raw material costs and favorable supply/demand fundamentals. Volume decreased in both businesses and all geographic regions, except Asia Pacific. Volume decreased in Consumer Solutions primarily as a result of targeted reductions of low-margin business, primarily in the home care market sector. Volume decreased slightly for Coatings & Performance Monomers, with a decline in all geographic regions, except Asia Pacific.

Pro forma Operating EBIT was $1,246 million in 2018, up 53 percent from pro forma Operating EBIT of $817 million in 2017. Operating EBIT improved compared with 2017 as higher selling prices and the favorable impact of cost synergies more than offset the unfavorable impact of stranded costs and higher feedstock and other raw material costs.

2017 Versus 2016
Performance Materials & Coatings net sales were $8,892 million in 2017, up from $6,476 million in 2016. Net sales increased 37 percent compared with 2016, primarily due to portfolio actions, which contributed to 26 percent of the increase, reflecting the favorable impact of the addition of Dow Silicones. Local price increased 8 percent and volume increased 2 percent. Local price increased in both businesses and all geographic regions. Local price increased in Coatings & Performance Monomers in response to higher raw material costs, tight supply and demand fundamentals for acrylates and methacrylates and pricing actions for architectural coatings. Consumer Solutions local price increased primarily due to pricing initiatives for silicone intermediates in Asia Pacific and EMEAI. Volume increased in both businesses and all geographic regions, except Latin America and EMEAI, which were flat. Consumer Solutions experienced volume growth in all geographic regions, except EMEAI, which was flat, driven by strong demand in pressure sensitive packaging, construction and personal care end-markets. Volume growth in Coatings & Performance Monomers was driven by opportunistic merchant sales of acrylates and methacrylates and strong growth in specialty monomers, particularly in U.S. & Canada.

Operating EBIT was $812 million in 2017, up from $260 million in 2016. Operating EBIT improved compared with 2016 as the favorable impact of earnings from Dow Silicones and higher selling prices more than offset the unfavorable impact of stranded costs and higher feedstock and other raw material costs.

INDUSTRIAL INTERMEDIATES & INFRASTRUCTURE
Industrial Intermediates & Infrastructure consists of two customer-centric global businesses - Industrial Solutions and Polyurethanes & Construction Chemicals - that develop important intermediate chemicals that are essential to manufacturing processes, as well as downstream, customized materials and formulations that use advanced development technologies. These businesses primarily produce and market ethylene oxide and propylene oxide derivatives that are aligned to market segments as diverse as appliances, coatings, infrastructure and oil and gas. The global scale and reach of these businesses, world-class technology and R&D capabilities and materials science expertise enable the Company to be a premier solutions provider offering customers value-add sustainable solutions to enhance comfort, energy efficiency, product effectiveness and durability across a wide range of home comfort and appliances, building and construction, adhesives and lubricant applications, among others. This segment also includes a portion of the results of EQUATE Petrochemical Company K.S.C.C. ("EQUATE"), The Kuwait Olefins Company K.S.C.C. ("TKOC"), Map Ta Phut Olefins Company Limited and Sadara, all joint ventures of the Company.

The Company is responsible for marketing a majority of Sadara products outside of the Middle East zone through the Company's established sales channels. As part of this arrangement, the Company purchases and sells Sadara products for a marketing fee.

Industrial Intermediates & Infrastructure
In millions	2018	2017	2016
Net sales	$15,447	$12,951	$11,100
Pro forma net sales	$15,465	$12,951
Operating EBIT		$1,466	$743
Pro forma Operating EBIT	$1,767	$1,470
Equity earnings (losses)	$284	$172	$(18)

Industrial Intermediates & Infrastructure
Percentage change from prior year	2018	2017	2016
Change in Net Sales from Prior Period due to:
Local price & product mix	5%	10%	(9)%
Currency	1	1	(1)
Volume	13	6	2
Portfolio & other	—	—	(3)
Total	19%	17%	(11)%
Change in Pro Forma Net Sales from Prior Period due to:
Local price & product mix	5%
Currency	1
Volume	13
Portfolio & other	—
Total	19%

2018 Versus 2017
Industrial Intermediates & Infrastructure net sales were $15,447 million in 2018, up 19 percent from $12,951 million in 2017. Pro forma net sales were $15,465 million in 2018, up from pro forma net sales of $12,951 million in 2017. Pro forma net sales increased 19 percent in 2018, with volume up 13 percent, local price up 5 percent and a currency benefit of 1 percent. Volume increased in all businesses and geographic regions. Polyurethanes & Construction Chemicals reported volume increases in all geographic regions, except Latin America, primarily reflecting increased supply from Sadara. Industrial Solutions volume increased in all geographic regions reflecting greater production from Sadara and increased demand in industrial specialties. Local price increased in all businesses and geographic regions, except Asia Pacific. Local price increases were driven by higher feedstock and other raw material costs, pricing initiatives and strong demand for caustic soda, propylene glycols and propylene oxide which more than offset price declines in isocyanates. Currency had a benefit of 1 percent, primarily in EMEAI.

Pro forma Operating EBIT was $1,767 million in 2018, up 20 percent from pro forma Operating EBIT of $1,470 million in 2017. Pro forma Operating EBIT increased as the impact of higher selling prices, cost synergies, higher equity earnings from the Kuwait joint ventures and lower equity losses from Sadara more than offset contraction in isocyanates margins, the unfavorable impact of stranded costs and higher feedstock and other raw material costs.

2017 Versus 2016
Industrial Intermediates & Infrastructure net sales were $12,951 million in 2017, up from $11,100 million in 2016. Net sales increased 17 percent in 2017, with local price up 10 percent, volume up 6 percent and a currency benefit of 1 percent. Local price was up in all geographic regions and all businesses driven by higher raw material costs, pricing initiatives and tight market conditions due to supply disruptions in the industry. Polyurethanes & Construction Chemicals volume increased in all geographic regions due to strong demand for downstream, higher margin systems applications, new production from Sadara and increased demand for caustic soda and vinyl chloride monomer in EMEAI resulting from tighter supply/demand fundamentals. Industrial Solutions reported volume gains in all geographic regions driven by new production from Sadara, increased demand for products used in crop protection offerings and solvents used in electronics processing, and higher catalyst sales in Asia Pacific.

Operating EBIT was $1,466 million in 2017, up from $743 million in 2016. Compared with 2016, Operating EBIT increased as higher selling prices, increased sales volume, higher equity earnings from the Kuwait joint ventures, lower equity losses from Sadara and lower SG&A and R&D spending more than offset the unfavorable impact of stranded costs and higher feedstock, energy and other raw material costs.

PACKAGING & SPECIALTY PLASTICS
Packaging & Specialty Plastics is a world leader in plastics and consists of two highly integrated global businesses: Hydrocarbons & Energy and Packaging and Specialty Plastics. The segment employs the industry’s broadest polyolefin product portfolio, supported by the Company’s proprietary catalyst and manufacturing process technologies, to work at the customer’s design table throughout the value chain to deliver more reliable and durable, higher performing, and more sustainable plastics to customers in food and specialty packaging; industrial and consumer packaging; health and hygiene; caps, closures and pipe applications; consumer durables; and infrastructure. This segment also includes the results of The Kuwait Styrene Company K.S.C.C. and The SCG-Dow Group, as well as a portion of the results of EQUATE, TKOC, Map Ta Phut Olefins Company Limited and Sadara, all joint ventures of the Company.

Packaging & Specialty Plastics
In millions	2018	2017	2016
Net sales	$24,195	$21,504	$18,404
Pro forma net sales	$24,237	$22,546
Operating EBIT		$3,343	$3,855
Pro forma Operating EBIT	$3,593	$3,712
Equity earnings	$287	$190	$137

Packaging & Specialty Plastics
Percentage change from prior year	2018	2017	2016
Change in Net Sales from Prior Period due to:
Local price & product mix	1%	8%	(8)%
Currency	2	—	—
Volume	5	6	9
Portfolio & other	5	3	(1)
Total	13%	17%	—%
Change in Pro Forma Net Sales from Prior Period due to:
Local price & product mix	1%
Currency	1
Volume	5
Portfolio & other	—
Total	7%

2018 Versus 2017
Packaging & Specialty Plastics net sales were $24,195 million in 2018, up 13 percent from $21,504 million in 2017. Pro forma net sales were $24,237 million in 2018, up from pro forma net sales of $22,546 million in 2017. Pro forma net sales increased 7 percent compared with 2017, with volume up 5 percent, a currency benefit of 1 percent, primarily in EMEAI, and local price up 1 percent. Volume increased in both businesses and across all geographic regions primarily due to new capacity additions on the U.S. Gulf Coast and increased supply from Sadara. Packaging and Specialty Plastics' volume growth was driven by increased demand in industrial and consumer packaging, food and specialty packaging, health and hygiene solutions and elastomer applications. Hydrocarbons & Energy volume increased primarily due to higher sales of ethylene and ethylene co-products. Local price increased in all geographic regions, except U.S. & Canada. Hydrocarbons & Energy local price increased as a result of higher Brent crude oil prices, which increased approximately 30 percent compared with 2017. Packaging and Specialty Plastics local price was flat when compared with 2017 as local price increases in Latin America were offset by declines in EMEAI.

Pro forma Operating EBIT was $3,593 million in 2018, down 3 percent from pro forma Operating EBIT of $3,712 million in 2017. Pro forma Operating EBIT decreased as the impact of higher feedstock and other raw materials costs, increased costs from planned maintenance turnarounds and the unfavorable impact of stranded costs more than offset higher sales volume, reflecting additional capacity from growth projects, higher selling prices, the benefit from currency on sales, cost synergies, higher equity earnings and lower startup and commissioning costs.

2017 Versus 2016
Packaging & Specialty Plastics net sales were $21,504 million in 2017, up from $18,404 million in 2016. Net sales increased 17 percent from 2016 with local price up 8 percent, volume up 6 percent and portfolio actions up 3 percent. Portfolio actions increased sales as the favorable impact from the addition of DuPont's ECP businesses more than offset the loss of sales from the divestiture of Dow's global EAA copolymers and ionomers business. Local price increased in all geographic regions and both businesses in response to higher feedstock, energy and other raw material costs. Double-digit price increases were reported in Hydrocarbons & Energy as a result of higher Brent crude oil prices, which increased approximately 22 percent compared with 2016. Local price also increased in U.S. & Canada as a result of tight supply conditions due to hurricane-related disruptions. Volume increased in both businesses and across all geographic regions, except Latin America. Packaging and Specialty Plastics volume growth was driven by continued consumer-led demand in health and hygiene end-markets in the Americas, strong demand for food and specialty packaging solutions, particularly in Asia Pacific, and increased use of elastomers in packaging and footwear applications. Volume decreased for wire and cable applications as a result of hurricane-related supply disruptions. Volume growth in EMEAI and Asia Pacific was enabled by an increase in production volume at Sadara. Hydrocarbons & Energy volume increased in all geographic regions, except Asia Pacific, primarily due to higher sales of ethylene and ethylene co-products enabled by the start-up of a world‑scale ethylene production facility in Texas in September 2017.

Operating EBIT for 2017 was $3,343 million, down from $3,855 million in 2016. Operating EBIT decreased in 2017 as the impact of higher feedstock and energy costs, the unfavorable impact of stranded costs, planned maintenance turnaround spending, increased U.S. Gulf Coast start-up and commissioning costs and hurricane-related expenses more than offset higher sales volume, increased selling prices, higher equity earnings and the impact of earnings from the addition of DuPont's ECP businesses.

CORPORATE
Corporate includes certain enterprise and governance activities (including insurance operations, environmental operations, etc.); non-business aligned joint ventures; gains and losses on sales of financial assets; non-business aligned litigation expenses; and discontinued or non-aligned businesses.

Corporate
In millions	2018	2017	2016
Net sales	$285	$383	$284
Pro forma net sales	$285	$383
Operating EBIT		$(421)	$(354)
Pro forma Operating EBIT	$(370)	$(422)
Equity losses	$(20)	$(8)	$(29)

2018 Versus 2017
Net sales for Corporate, which primarily relate to insurance operations, were $285 million in 2018, compared with $383 million in 2017. Pro forma net sales for 2018 were $285 million, compared with $383 million in 2017.

Pro forma Operating EBIT was a loss of $370 million in 2018, compared with a loss of $422 million in 2017. Compared with 2017, pro forma Operating EBIT improved primarily due to lower discontinued business costs and cost reductions.

2017 Versus 2016
Net sales for Corporate were $383 million in 2017, up from $284 million in 2016.

Operating EBIT in 2017 was a loss of $421 million, compared with a loss of $354 million in 2016. Compared with 2016, Operating EBIT decreased primarily due to lower gains on asset sales.

LIQUIDITY AND CAPITAL RESOURCES
The Company had cash and cash equivalents of $2,724 million at December 31, 2018 and $6,189 million at December 31, 2017, of which $2,013 million at December 31, 2018 and $4,319 million at December 31, 2017, was held by subsidiaries in foreign countries, including United States territories. The decrease in cash and cash equivalents held by subsidiaries in foreign countries is due to repatriation activities. For each of its foreign subsidiaries, the Company makes an assertion regarding the amount of earnings intended for permanent reinvestment, with the balance available to be repatriated to the United States.

The Company has completed its evaluation of the impact of The Act on its permanent reinvestment assertion. The Act required companies to pay a one-time transition tax on earnings of foreign subsidiaries, a majority of which were previously considered permanently reinvested by the Company. A tax liability was accrued for the estimated U.S. federal tax on all unrepatriated earnings at December 31, 2017, with further refinement during the 2018 measurement period, in accordance with The Act. The cumulative effect at December 31, 2018, was a charge of $789 million to "Provision (credit) for income taxes on continuing operations" in the consolidated statements of income, of which the full amount was covered by tax attributes (see Note 10 to the Consolidated Financial Statements for further details of The Act). The cash held by foreign subsidiaries for permanent reinvestment is generally used to finance the subsidiaries' operational activities and future foreign investments. The Company has the ability to repatriate additional funds to the U.S., which could result in an adjustment to the tax liability for foreign withholding taxes, foreign and/or U.S. state income taxes and the impact of foreign currency movements. At December 31, 2018, management believed that sufficient liquidity was available in the United States. The Company has and expects to continue repatriating certain funds from its non-U.S. subsidiaries that are not needed to finance local operations or separation activities; however, these particular repatriation activities have not and are not expected to result in a significant incremental tax liability to the Company.

The Company’s cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

Cash Flow Summary	2018	2017 [1]	2016 [1]
In millions
Cash provided by (used for):
Operating activities - continuing operations	$3,096	$(6,443)	$(3,882)
Operating activities - discontinued operations	1,158	1,514	925
Operating activities	4,254	(4,929)	(2,957)
Investing activities - continuing operations	(1,826)	6,793	5,371
Investing activities - discontinued operations	(369)	725	(279)
Investing activities	(2,195)	7,518	5,092
Financing activities - continuing operations	(5,351)	(3,275)	(3,961)
Financing activities - discontinued operations	(53)	(50)	(53)
Financing activities	(5,404)	(3,325)	(4,014)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(99)	320	(77)
Summary
Decrease in cash, cash equivalents and restricted cash	(3,444)	(416)	(1,956)
Cash, cash equivalents and restricted cash at beginning of year	6,208	6,624	8,580
Cash, cash equivalents and restricted cash at end of year	$2,764	$6,208	$6,624
Less: Restricted cash and cash equivalents, included in "Other current assets"	40	19	17
Cash and cash equivalents at end of year	$2,724	$6,189	$6,607

1.
Updated for ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15") (including related SEC interpretive guidance) and ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash." See Note 2 to the Consolidated Financial Statements for additional information.

Cash Flows from Operating Activities
Cash provided by operating activities from continuing operations was $3,096 million in 2018 compared with cash used for operating activities from continuing operations of $6,443 million in 2017. The improvement was primarily due to the change in the Company's accounts receivable securitization facilities discussed in the section titled "Non-GAAP Cash Flow Measures" and a decrease in cash used for working capital requirements, which were partially offset by the absence of certain cash receipts in 2017. Cash used for operating activities in continuing operations increased in 2017 compared with 2016, primarily due to an increase in cash used for working capital requirements, higher pension contributions resulting from a change in control provision in a non-qualified U.S. pension plan and higher integration and separation costs, partially offset by a cash receipt related to the Nova patent infringement award and advanced payments from customers for long-term ethylene supply agreements.

Net Working Capital at Dec 31	2018	2017
In millions
Current assets [1]	$19,470	$22,342
Current liabilities [1]	11,059	11,572
Net working capital	$8,411	$10,770
Current ratio	1.76:1	1.93:1
Days sales outstanding in receivables [2]	41	35
Days sales in inventory	58	54
Days payables outstanding	58	56

1.	Amounts exclude assets and liabilities of discontinued operations.

2.
Days sales outstanding in receivables (“DSO”) increased by six days in 2018 compared with 2017, primarily due to an increase in accounts receivable as a result of the Company’s accounts receivable securitization facilities moving from off-balance sheet arrangements in 2017 to secured borrowing arrangements in 2018. By including the receivables related to the Company’s off-balance sheet accounts receivable securitization facilities, DSO improved by three days in 2018 compared with 2017.

Cash provided by operating activities from discontinued operations decreased in 2018 compared with 2017, and increased in 2017 compared with 2016, primarily due to changes in working capital requirements.

Cash Flows from Investing Activities
Cash used for investing activities from continuing operations in 2018 was primarily for capital expenditures and purchases of investments, which were partially offset by proceeds from sales and maturities of investments and proceeds from interests in trade accounts receivable conduits. Cash provided by investing activities from continuing operations in 2017 was primarily from proceeds from interests in trade accounts receivable conduits, proceeds from sales and maturities of investments and proceeds from divestitures, including the divestiture of the EAA Business, which were partially offset by capital expenditures, purchases of investments and investments in and loans to nonconsolidated affiliates, primarily with Sadara. Cash provided by investing activities from continuing operations in 2016 was primarily from proceeds from interests in trade accounts receivable conduits, net cash acquired in the Dow Silicones ownership restructure and proceeds from sales and maturities of investments, which were partially offset by capital expenditures, investments in and loans to nonconsolidated affiliates, primarily with Sadara, and purchases of investments.

In 2018, the Company entered into a shareholder loan reduction agreement with Sadara and converted $312 million of the remaining loan and accrued interest balance into equity. The Company's note receivable from Sadara was zero at December 31, 2018. In addition, in the fourth quarter of 2018, the Company waived $70 million of accounts receivable with Sadara, which was converted into equity. In 2017, the Company loaned $735 million to Sadara and converted $718 million into equity, and had a note receivable from Sadara of $275 million at December 31, 2017. The Company expects to loan up to $500 million to Sadara in 2019. See Note 14 to the Consolidated Financial Statements for additional information.

The Company's capital expenditures related to continuing operations, including capital expenditures of consolidated variable interest entities, were $2,091 million in 2018, $2,807 million in 2017 and $3,489 million in 2016. The Company expects capital spending in 2019 to be approximately $2.1 billion, below depreciation and amortization expense and inclusive of capital spending for targeted cost synergy and business separation projects.

Capital spending in 2018, 2017 and 2016 included spending related to certain U.S. Gulf Coast investment projects including: a world-scale ethylene production facility and an ELITE™ Enhanced Polyethylene production facility, both of which commenced operations in 2017; a NORDEL™ Metallocene EPDM production facility, a Low Density Polyethylene ("LDPE") production facility, a High Melt Index ("HMI") AFFINITY™ polymer production facility and debottlenecking of an existing bi-modal gas phase polyethylene production facility, all of which commenced operations in 2018.

Cash used in investing activities from discontinued operations in 2018 was primarily for capital expenditures, partially offset by proceeds from the sales of property and businesses. Cash provided by investing activities from discontinued operations in 2017 was primarily due to proceeds from the sale of property and businesses, which was partially offset by capital expenditures. Cash used for investing activities in discontinued operations in 2016 was primarily for capital expenditures.

Cash Flows from Financing Activities
Cash used for financing activities from continuing operations in 2018 included dividends paid to DowDuPont and payments of long-term debt, which were partially offset by proceeds from issuance of long-term debt. Cash used for financing activities in continuing operations in 2017 included dividends paid to stockholders through the close of the Merger, a dividend paid to DowDuPont in the fourth quarter of 2017, and payments of long-term debt. Cash used for financing activities in continuing operations in 2016 included dividends paid to stockholders (including the accelerated payment of the fourth quarter preferred dividend), repurchases of common stock and payments of long-term debt. See Notes 17 and 19 to the Consolidated Financial Statements for additional information related to the issuance and retirement of debt and the Company's share repurchases and dividends.

Cash used for financing activities from discontinued operations in 2018, 2017 and 2016 primarily related to distributions to noncontrolling interests.

Non-GAAP Cash Flow Measures
Cash Flows from Operating Activities - Continuing Operations - Excluding Impact of ASU 2016-15
In connection with the review and implementation of ASU 2016-15 and interpretive guidance from the SEC related to the required method for calculating the cash received from beneficial interests in trade accounts receivable conduits, the Company changed the prior year presentation and amount of proceeds from interests in trade accounts receivable conduits. Changes related to the calculation and presentation of proceeds from interests in trade accounts receivable conduits resulted in a reclassification from cash used for operating activities to cash provided by investing activities of $9,462 million in 2017 and $8,551 million in 2016. In the fourth quarter of 2017, the Company suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. In September and October 2018, the North American and European facilities, respectively, were amended and the terms of the agreements changed from off-balance sheet arrangements to secured borrowing arrangements.

Dow calculates cash flows from operating activities - continuing operations, excluding the impact of ASU 2016-15, as cash provided by (used for) operating activities - continuing operations, excluding the impact of ASU 2016-15 and related interpretive guidance. Management believes this non-GAAP financial measure is relevant and meaningful as it presents cash flows from operating activities inclusive of all trade accounts receivable collection activity, which Dow utilizes in support of its operating activities.

Free Cash Flow
Dow defines free cash flow as cash flows from operating activities - continuing operations, excluding the impact of ASU 2016-15, less capital expenditures. Under this definition, free cash flow represents the cash generated by Dow from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in Dow's financial planning process.

These financial measures are not recognized in accordance with U.S. GAAP and should not be viewed as alternatives to U.S. GAAP financial measures of performance. All companies do not calculate non-GAAP financial measures in the same manner and, accordingly, Dow's definitions may not be consistent with the methodologies used by other companies.

Reconciliation of Non-GAAP Measures	2018	2017	2016
In millions
Cash provided by (used for) operating activities - continuing operations (GAAP)	$3,096	$(6,443)	$(3,882)
Impact of ASU 2016-15 and related interpretive guidance	657	9,462	8,551
Cash flows from operating activities - continuing operations - excluding impact of ASU 2016-15 (Non-GAAP)	$3,753	$3,019	$4,669
Capital expenditures	(2,091)	(2,807)	(3,489)
Free cash flow (Non-GAAP)	$1,662	$212	$1,180

Liquidity & Financial Flexibility
The Company’s primary source of incremental liquidity is cash flows from operating activities. The generation of cash from operations and the Company's ability to access debt markets is expected to meet the Company’s cash requirements for working capital, capital expenditures, debt maturities, contributions to pension plans, dividend distributions to stockholders and other needs. In addition to cash from operating activities, the Company’s current liquidity sources also include TDCC's U.S. and Euromarket commercial paper programs, committed credit facilities and other debt markets. Additional details on sources of liquidity are as follows:

Commercial Paper
TDCC issues promissory notes under its U.S. and Euromarket commercial paper programs. TDCC had $10 million of commercial paper outstanding at December 31, 2018 ($231 million at December 31, 2017). TDCC maintains access to the commercial paper market at competitive rates. Amounts outstanding under TDCC's commercial paper programs during the period may be greater, or less than, the amount reported at the end of the period.

Committed Credit Facilities
The Company also has the ability to access liquidity through TDCC's committed and available credit facilities. At December 31, 2018, TDCC had total committed credit facilities of $12.1 billion and available credit facilities of $7.6 billion. See Note 17 to the Consolidated Financial Statements for additional information on committed and available credit facilities.

Letters of Credit
TDCC utilizes letters of credit to support commitments made in the ordinary course of business. While the terms and amounts of letters of credit change, TDCC typically has approximately $400 million of outstanding letters of credit at any given time.

Debt
As the Company continues to maintain its strong balance sheet and financial flexibility, management is focused on net debt (a non-GAAP financial measure), as the Company believes this is the best representation of its financial leverage at this point in time. As shown in the following table, net debt is equal to total gross debt minus "Cash and cash equivalents" and "Marketable securities." At December 31, 2018, net debt as a percent of total capitalization increased to 33.7 percent, compared with 31.1 percent at December 31, 2017, primarily due to a decrease in cash and cash equivalents, which more than offset a decrease in gross debt.

Total Debt at Dec 31
In millions	2018	2017
Notes payable	$298	$481
Long-term debt due within one year	338	748
Long-term debt	19,253	19,757
Gross debt	$19,889	$20,986
- Cash and cash equivalents	$2,724	$6,189
- Marketable securities	100	4
Net debt	$17,065	$14,793
Gross debt as a percent of total capitalization	37.2%	39.1%
Net debt as a percent of total capitalization	33.7%	31.1%

In the fourth quarter of 2018, TDCC issued $2.0 billion of senior unsecured notes in an offering under Rule 144A of the Securities Act of 1933, which included $500 million due 2025; $600 million due 2028 and $900 million due 2048. See Note 17 to the Consolidated Financial Statements for additional information on the interest related to these notes. In addition, TDCC tendered and redeemed $2.1 billion of notes issued with maturity in 2019. In addition, Dow Inc., the parent of TDCC after separation, is obligated, substantially concurrently with the issuance of any guarantee in respect of outstanding or committed indebtedness under TDCC's Five Year Competitive Advance and Revolving Credit Facility Agreement ("Revolving Credit Agreement"), dated October 30, 2018, (as described below), to enter into a supplemental indenture with TDCC and the trustee under TDCC’s existing 2008 base indenture governing certain notes issued by TDCC. Under such supplemental indenture, Dow Inc. will guarantee all outstanding debt securities and all amounts due under such existing base indenture and will become subject to certain covenants and events of default under the existing base indenture.

On October 30, 2018, TDCC terminated and replaced its $5.0 billion Revolving Credit Agreement, under substantially similar terms and conditions. The new Revolving Credit Agreement has a maturity date in October 2023. The Revolving Credit Agreement includes an event of default which would be triggered in the event Dow Inc. incurs or guarantees third party indebtedness for borrowed money in excess of $250 million or engages in any material business activity or directly owns any material assets, in each case, subject to certain conditions and exceptions. Dow Inc. may, at its option, cure the event of default by delivering an unconditional and irrevocable guaranty to the administrative agent within thirty days of the event or events giving rise to such event of default.

TDCC’s public debt instruments and primary, private credit agreements contain, among other provisions, certain customary restrictive covenant and default provisions. TDCC’s most significant debt covenant with regard to its financial position is the obligation to maintain the ratio of its consolidated indebtedness to consolidated capitalization at no greater than 0.65 to 1.00 at any time the aggregate outstanding amount of loans under the Revolving Credit Agreement equals or exceeds $500 million. The ratio of TDCC’s consolidated indebtedness to consolidated capitalization as defined in the Revolving Credit Agreement was 0.41 to 1.00 at December 31, 2018, as reported in TDCC's Annual Report on Form 10-K, filed with the SEC on February 11, 2019. Management believes TDCC was in compliance with all of its covenants and default provisions at December 31, 2018. See Note 17 to the Consolidated Financial Statements for information related to TDCC’s notes payable and long-term debt activity and information on TDCC’s covenants and default provisions.

Management expects that the Company will continue to have sufficient liquidity and financial flexibility to meet all of its business obligations.

Credit Ratings
TDCC's credit ratings at January 31, 2019 were as follows:

Credit Ratings	Long-Term Rating	Short-Term Rating	Outlook
Standard & Poor’s	BBB	A-2	Stable
Moody’s Investors Service	Baa2	P-2	Stable
Fitch Ratings	BBB+	F2	Stable

Downgrades in TDCC’s credit ratings will increase borrowing costs on certain indentures and could impact its ability to access debt capital markets.

Dividends
Effective with the Merger, TDCC no longer has publicly traded common stock. TDCC's common shares were owned solely by its parent company, DowDuPont, prior to the separation on April 1, 2019. TDCC committed to fund a portion of DowDuPont's share repurchases, dividends paid to common stockholders and governance expenses. Funding was accomplished through intercompany loans. On a quarterly basis, TDCC's Board of Directors reviewed and determined a dividend distribution to DowDuPont to settle the intercompany loans. The dividend distribution considered the level of TDCC’s earnings and cash flows and the outstanding intercompany loan balances. For the year ended December 31, 2018, TDCC declared and paid dividends to DowDuPont of $3,711 million ($1,056 million for the year ended December 31, 2017). See Note 26 to the Consolidated Financial Statements for additional information.

Pre-Merger dividends paid by TDCC to common stockholders are as follows:

Dividends Paid for the Years Ended Dec 31	2017	2016
In millions, except per share amounts
Dividends paid, per common share	$1.84	$1.84
Dividends paid to common stockholders	$2,179	$2,037
Dividends paid to preferred shareholders [1]	$—	$425

1.	Dividends paid to preferred shareholders in 2016 includes payment of the fourth quarter 2016 declared dividend.

Share Repurchase Program
Effective with the Merger, TDCC no longer has publicly traded common stock and therefore has no ongoing share repurchase program.

Pension Plans
The Company has defined benefit pension plans in the United States and a number of other countries. In 2018, 2017 and 2016, the Company contributed $1,651 million, $1,672 million and $624 million to its continuing operations pension plans respectively, including contributions to fund benefit payments for its non-qualified pension plans ($1,656 million, $1,676 million and $629 million, including contributions to plans of discontinued operations). In the third quarter of 2018, the Company made a $1,100 million discretionary contribution to its principal U.S. pension plan, which is included in the 2018 contribution amount above. The discretionary contribution was primarily based on the Company's funding policy, which permits contributions to defined benefit pension plans when economics encourage funding, and reflected considerations relating to tax deductibility and capital structure.

The provisions of a U.S. non-qualified pension plan require the payment of plan obligations to certain participants upon a change in control of the Company, which occurred at the time of the Merger. Certain participants could elect to receive a lump-sum payment or direct the Company to purchase an annuity on their behalf using the after-tax proceeds of the lump sum. In the fourth quarter of 2017, the Company paid $940 million to plan participants and $230 million to an insurance company for the purchase of annuities, which were included in "Pension contributions" in the consolidated statements of cash flows. The Company also paid $205 million for income and payroll taxes for participants electing the annuity option. The Company recorded a settlement charge of $687 million associated with the payout in the fourth quarter of 2017.

The Company expects to contribute approximately $255 million to its pension plans on a continuing operations basis in 2019. See Note 21 to the Consolidated Financial Statements for additional information concerning the Company’s pension plans.

Restructuring
The activities related to the Synergy Program are expected to result in additional cash expenditures of approximately $225 million, primarily through the end of 2019, consisting of severance and related benefit costs and costs associated with exit and disposal activities, including environmental remediation (see Note 8 to the Consolidated Financial Statements). The Company expects to incur additional costs in the future related to its restructuring activities. Future costs are expected to include demolition costs related to closed facilities and restructuring plan implementation costs; these costs will be recognized as incurred. The Company also expects to incur additional employee-related costs, including involuntary termination benefits, related to its other optimization activities. These costs cannot be reasonably estimated at this time.

Integration and Separation Costs
Integration and separation costs, which reflect costs related to the Merger, post-Merger integration and business separation activities and costs related to the ownership restructure of Dow Silicones, were $1,179 million in 2018, $798 million in 2017 and $349 million in 2016. Integration and separation costs related to post-Merger integration and business separation activities are expected to continue to be significant in 2019.

Contractual Obligations
The following table summarizes the Company’s contractual obligations, commercial commitments and expected cash requirements for interest at December 31, 2018. Additional information related to these obligations can be found in Notes 17, 18, and 21 to the Consolidated Financial Statements.

Contractual Obligations at Dec 31, 2018	Payments Due In
In millions	2019	2020-2021	2022-2023	2024 and beyond	Total
Long-term debt obligations [1]	$338	$8,079	$1,989	$9,519	$19,925
Expected cash requirements for interest [2]	948	1,779	1,172	6,915	10,814
Pension and other postretirement benefits	388	804	2,562	5,469	9,223
Operating leases	366	625	496	855	2,342
Purchase obligations [3]	3,054	4,618	3,764	6,471	17,907
Other noncurrent obligations [4]	—	877	599	1,242	2,718
Total	$5,094	$16,782	$10,582	$30,471	$62,929

1.
Excludes unamortized debt discount and issuance costs of $334 million. Includes capital lease obligations of $371 million. Assumes the option to extend the Dow Silicones Term Loan facility will be exercised.

2.	Cash requirements for interest on long-term debt was calculated using current interest rates at December 31, 2018, and includes $4,913 million of various floating rate notes.

3.	Includes outstanding purchase orders and other commitments greater than $1 million obtained through a survey conducted within the Company.

4.
Includes liabilities related to asbestos litigation, environmental remediation, legal settlements and other noncurrent liabilities. The table excludes uncertain tax positions due to uncertainties in the timing of the effective settlement of tax positions with the respective taxing authorities and deferred tax liabilities as it is impractical to determine whether there will be a cash impact related to these liabilities. The table also excludes deferred revenue as it does not represent future cash requirements arising from contractual payment obligations.

The Company expects to meet its contractual obligations through its normal sources of liquidity and believes it has the financial resources to satisfy these contractual obligations.

Off-Balance Sheet Arrangements
Off-balance sheet arrangements are obligations the Company has with nonconsolidated entities related to transactions, agreements or other contractual arrangements. The Company holds variable interests in joint ventures accounted for under the equity method of accounting. The Company is not the primary beneficiary of these joint ventures and therefore is not required to consolidate these entities (see Note 25 to the Consolidated Financial Statements). In addition, see Note 16 to the Consolidated Financial Statements for information regarding the transfer of financial assets.

Guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Company undertakes an obligation to guarantee the performance of others if specific triggering events occur. The Company had outstanding guarantees at December 31, 2018 of $5,158 million, compared with $5,323 million at December 31, 2017. Additional information related to guarantees can be found in the “Guarantees” section of Note 18 to the Consolidated Financial Statements.

Fair Value Measurements
See Note 21 to the Consolidated Financial Statements for information related to fair value measurements of pension and other postretirement benefit plan assets; see Note 23 for information related to other-than-temporary impairments; and, see Note 24 for additional information concerning fair value measurements.

OTHER MATTERS
Recent Accounting Guidance
See Note 2 to the Consolidated Financial Statements for a summary of recent accounting guidance.

Critical Accounting Estimates
The preparation of financial statements and related disclosures in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Note 1 to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Following are the Company’s accounting policies impacted by judgments, assumptions and estimates:

Litigation
The Company is subject to legal proceedings and claims arising out of the normal course of business including product liability, patent infringement, employment matters, governmental tax and regulation disputes, contract and commercial litigation and other actions. The Company routinely assesses the legal and factual circumstances of each matter, the likelihood of any adverse outcomes to these matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after thoughtful analysis of each known claim. The Company has an active risk management program consisting of numerous insurance policies secured from many carriers covering various timeframes. These policies may provide coverage that could be utilized to minimize the financial impact, if any, of certain contingencies. The required reserves may change in the future due to new developments in each matter. For further discussion, see Note 18 to the Consolidated Financial Statements.

Asbestos-Related Matters of Union Carbide Corporation
Union Carbide is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past four decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products and frequently seek both actual and punitive damages. The alleged claims primarily relate to products that Union Carbide sold in the past, alleged exposure to asbestos-containing products located on Union Carbide’s premises, and Union Carbide’s responsibility for asbestos suits filed against a former Union Carbide subsidiary, Amchem Products, Inc. Each year, Ankura Consulting Group, LLC ("Ankura") performs a review for Union Carbide based upon historical asbestos claims, resolution and historical defense spending. Union Carbide compares current asbestos claim, resolution and defense spending activity to the results of the most recent Ankura study at each balance sheet date to determine whether the asbestos-related liability continues to be appropriate.

In 2016, the Company elected to change its method of accounting for Union Carbide's asbestos-related defense and processing costs from expensing as incurred to estimating and accruing a liability. In addition to performing their annual review of pending and future asbestos claim resolution activity, Ankura also performed a review of Union Carbide's asbestos-related defense and processing costs to determine a reasonable estimate of future defense and processing costs to be included in the asbestos-related liability, through the terminal year of 2049.

For additional information, see Part I, Item 3. Legal Proceedings; Asbestos-Related Matters of Union Carbide Corporation in Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Notes 1 and 18 to the Consolidated Financial Statements.

Environmental Matters
The Company determines the costs of environmental remediation of its facilities and formerly owned facilities based on evaluations of current law and existing technologies. Inherent uncertainties exist in such evaluations primarily due to unknown environmental conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies. The recorded liabilities are adjusted periodically as remediation efforts progress, or as additional technical or legal information becomes available. At December 31, 2018, the Company had accrued obligations of $810 million for probable environmental remediation and restoration costs, including $156 million for the remediation of Superfund sites. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately two and a half times that amount. For further discussion, see Environmental Matters in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes 1 and 18 to the Consolidated Financial Statements.

Goodwill
The Company performs goodwill impairment testing at the reporting unit level. Reporting units are the level at which discrete financial information is available and reviewed by business management on a regular basis. The Company tests goodwill for impairment annually (in the fourth quarter), or more frequently when events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit has declined below its carrying value. Goodwill is evaluated for impairment using qualitative and/or quantitative testing procedures. The separation from DowDuPont on April 1, 2019, did not impact the composition of the Company's six reporting units. The ECP businesses received as part of the separation from DowDuPont are included in the Hydrocarbons & Energy and Packaging and Specialty Plastics reporting units. At December 31, 2018, goodwill was carried by all six of the Company's reporting units.
The Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the Company level include, but are not limited to, GDP growth rates, long-term hydrocarbon and energy prices, equity and credit market activity, discount rates, foreign exchange rates and overall financial performance. Qualitative factors assessed at the reporting unit level include, but are not limited to, changes in industry and market structure, competitive environments, planned capacity and new product launches, cost factors such as raw material prices, and financial performance of the reporting unit. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the estimated fair value of a reporting unit is less than its carrying value, additional quantitative testing is required.
Quantitative testing requires the fair value of the reporting unit to be compared with its carrying value. If the reporting unit's carrying value exceeds its fair value, an impairment charge is recognized for the difference. The Company utilizes a discounted cash flow methodology to calculate the fair value of its reporting units. This valuation technique has been selected by management as the most meaningful valuation method due to the limited number of market comparables for the Company's reporting units. However, where market comparables are available, the Company includes EBIT/EBITDA multiples as part of the reporting unit valuation analysis. The discounted cash flow valuations are completed using the following key assumptions: projected revenue growth rates or compounded annual growth rates, discount rates, tax rates, terminal values, currency exchange rates, and forecasted long-term hydrocarbon and energy prices, by geographic area and by year, which include the Company's key feedstocks as well as natural gas and crude oil (due to its correlation to naphtha). Currency exchange rates and long-term hydrocarbon and energy prices are established for the Company as a whole and applied consistently to all reporting units, while revenue growth rates, discount rates and tax rates are established by reporting unit to account for differences in business fundamentals and industry risk.
2018 Goodwill Impairment Testing
In 2018, there were no events or changes in circumstances identified that warranted interim goodwill impairment testing. In the fourth quarter of 2018, quantitative testing was performed on one reporting unit and a qualitative assessment was performed for the remaining reporting units. For the quantitative testing, the fair value exceeded the carrying value of the reporting unit. Fair value exceeded carrying value for sensitivity analysis performed, and the difference between fair value and carrying value of the reporting unit were determined to be reasonable. For the qualitative assessments, management considered the factors at both the Company level and the reporting unit level. Based on the qualitative assessment, management concluded it is not more likely than not that the fair value of the reporting unit is less than the carrying value of the reporting unit.

Pension and Other Postretirement Benefits
As a result of the Company’s separation from DowDuPont, the number of defined benefit pension plans administered by the Company decreased from 45 plans to 35 plans, with approximately $270 million of net unfunded pension liabilities transferring to DowDuPont. Plans administered by other subsidiaries of DowDuPont that were transferred to the Company were not significant. There were no changes in the number of other postretirement benefit plans administered by the Company as a result of the separation.

The amounts recognized in the consolidated financial statements related to pension and other postretirement benefits are determined from actuarial valuations. Inherent in these valuations are assumptions including expected return on plan assets, discount rates at which the liabilities could have been settled at December 31, 2018, rate of increase in future compensation levels, mortality rates and health care cost trend rates. These assumptions are updated annually and are disclosed in Note 21 to the Consolidated Financial Statements. In accordance with U.S. GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, affect expense recognized and obligations recorded in future periods. The U.S. pension plans represent 71 percent of the Company’s pension plan assets and 69 percent of the pension obligations.

The Company uses the spot rate approach to determine the discount rate utilized to measure the service cost and interest cost components of net periodic pension and other postretirement benefit costs for the U.S. and other selected countries. Under the spot rate approach, the Company calculates service costs and interest costs by applying individual spot rates from the Willis Towers Watson RATE:Link yield curve (based on high-quality corporate bond yields) for each selected country to the separate expected cash flow components of service cost and interest cost; service cost and interest cost for all other plans (including all plans prior to adoption) are determined on the basis of the single equivalent discount rates derived in determining those plan obligations.

The following information relates to the U.S. plans only; a similar approach is used for the Company’s non-U.S. plans.

The Company determines the expected long-term rate of return on assets by performing a detailed analysis of historical and expected returns based on the strategic asset allocation approved by the Company's Investment Committee and the underlying return fundamentals of each asset class. The Company’s historical experience with the pension fund asset performance is also considered. The expected return of each asset class is derived from a forecasted future return confirmed by historical experience. The expected long-term rate of return is an assumption and not what is expected to be earned in any one particular year. The weighted-average long-term rate of return assumption used for determining net periodic pension expense for 2018 was 7.92 percent. The weighted-average assumption to be used for determining 2019 net periodic pension expense is 7.94 percent. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the population of participants in the Company’s pension plans.

The discount rates utilized to measure the pension and other postretirement obligations of the U.S. qualified plans are based on the yield on high-quality corporate fixed income investments at the measurement date. Future expected actuarially determined cash flows for the Company’s U.S. plans are individually discounted at the spot rates under the Willis Towers Watson U.S. RATE:Link 60-90 corporate yield curve (based on 60th to 90th percentile high-quality corporate bond yields) to arrive at the plan’s obligations as of the measurement date. The weighted average discount rate utilized to measure pension obligations increased to 4.39 percent at December 31, 2018, from 3.66 percent at December 31, 2017.

At December 31, 2018, the U.S. qualified plans were underfunded on a projected benefit obligation basis by $4,066 million. The underfunded amount decreased $1,297 million compared with December 31, 2017. The decrease in the underfunded amount in 2018 was primarily due to the impact of higher discount rates and discretionary plan contributions made in 2018. The Company contributed $1,285 million to the U.S. qualified plans in 2018.

The assumption for the long-term rate of increase in compensation levels for the U.S. qualified plans was 4.25 percent. The Company uses a generational mortality table to determine the duration of its pension and other postretirement obligations.

The following discussion relates to the Company’s significant pension plans.

The Company bases the determination of pension expense on a market-related valuation of plan assets that reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose represent the difference between the expected return calculated using the market-related value of plan assets and the actual return based on the market value of plan assets. Since the market-related value of plan assets recognizes gains or losses over a five-year period, the future value will be impacted when previously deferred gains or losses are recorded. Over the life of the plans, both gains and losses have been recognized and amortized. At December 31, 2018, net losses of $1,505 million remain to be recognized in the calculation of the market-related value of plan assets. These net losses will result in increases in future pension expense as they are recognized in the market-related value of assets.

The net decrease in the market-related value of assets due to the recognition of prior losses is presented in the following table:

Net Decrease in Market-Related Asset Value Due to Recognition of Prior Losses
In millions
2019	$504
2020	299
2021	263
2022	439
Total	$1,505

At December 31, 2018, the Company expects pension expense of continuing operations to decrease in 2019 by approximately $115 million. The decrease in pension expense is primarily due to the impact of higher discount rates and the full year impact of the significant 2018 contributions to the Company's U.S. pension plans.

A 25 basis point increase or decrease in the long-term return on assets assumption would change the Company’s total pension expense for 2019 by $58 million. A 25 basis point increase in the discount rate assumption would lower the Company's total pension expense for 2019 by $51 million. A 25 basis point decrease in the discount rate assumption would increase the Company's total pension expense for 2019 by $61 million. A 25 basis point change in the long-term return and discount rate assumptions would have an immaterial impact on the other postretirement benefit expense for 2019.

Income Taxes
Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Based on the evaluation of available evidence, both positive and negative, the Company recognizes future tax benefits, such as net operating loss carryforwards and tax credit carryforwards, to the extent that realizing these benefits is considered to be more likely than not.

At December 31, 2018, the Company had a net deferred tax asset balance of $1,278 million, after valuation allowances of $1,225 million.

In evaluating the ability to realize the deferred tax assets, the Company relies on, in order of increasing subjectivity, taxable income in prior carryback years, the future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income using historical and projected future operating results.

At December 31, 2018, the Company had deferred tax assets for tax loss and tax credit carryforwards of $2,079 million, $277 million of which is subject to expiration in the years 2019 through 2023. In order to realize these deferred tax assets for tax loss and tax credit carryforwards, the Company needs taxable income of approximately $28,044 million across multiple jurisdictions. The taxable income needed to realize the deferred tax assets for tax loss and tax credit carryforwards that are subject to expiration between 2019 through 2023 is approximately $4,364 million.

The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. At December 31, 2018, the Company had uncertain tax positions for both domestic and foreign issues of $314 million.

The Company accrues for non-income tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. At December 31, 2018, the Company had a non-income tax contingency reserve for both domestic and foreign issues of $91 million.

On December 22, 2017, The Act was enacted, making significant changes to the U.S. tax law (see Note 10 to the Consolidated Financial Statements for additional information). At December 31, 2017, the Company had not completed its accounting for the tax effects of The Act; however, the Company made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with SAB 118, income tax effects of The Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Company had completed its accounting for the tax effects of The Act.

Environmental Matters
Environmental Policies
Dow is committed to world-class environmental, health and safety (“EH&S”) performance, as demonstrated by industry-leading performance, a long-standing commitment to RESPONSIBLE CARE®, and a strong commitment to achieve the Company's 2025 Sustainability Goals – goals that set the standard for sustainability in the chemical industry by focusing on improvements in the Company’s local corporate citizenship and product stewardship, and by actively pursuing methods to reduce its environmental impact.

To meet the Company’s public commitments, as well as the stringent laws and government regulations related to environmental protection and remediation to which its global operations are subject, the Company has well-defined policies, requirements and management systems. Dow’s EH&S Management System (“EMS”) defines the “who, what, when and how” needed for the businesses to achieve the Company’s policies, requirements, performance objectives, leadership expectations and public commitments. To ensure effective utilization, the EMS is integrated into a company-wide management system for EH&S, Operations, Quality and Human Resources.

It is Dow’s policy to adhere to a waste management hierarchy that minimizes the impact of wastes and emissions on the environment. First, work to eliminate or minimize the generation of waste and emissions at the source through research, process design, plant operations and maintenance. Second, find ways to reuse and recycle materials. Finally, unusable or non-recyclable hazardous waste is treated before disposal to eliminate or reduce the hazardous nature and volume of the waste. Treatment may include destruction by chemical, physical, biological or thermal means. Disposal of waste materials in landfills is considered only after all other options have been thoroughly evaluated. The Company has specific requirements for waste that is transferred to non-Dow facilities, including the periodic auditing of these facilities.

Dow believes third-party verification and transparent public reporting are cornerstones of world-class EH&S performance and building public trust. Numerous Dow sites in Europe, Latin America, Asia Pacific and U.S. & Canada have received third-party verification of the Company’s compliance with RESPONSIBLE CARE® and with outside specifications such as ISO-14001. The Company continues to be a global champion of RESPONSIBLE CARE® and has worked to broaden the application and impact of RESPONSIBLE CARE® around the world through engagement with suppliers, customers and joint venture partners.

Dow’s EH&S policies helped to achieve improvements in many aspects of EH&S performance in 2018. The Company’s process safety performance was excellent in 2018 and improvements were made in injury/illness rates, and safety remains a priority. Further improvement in these areas, as well as environmental compliance, remains a top management priority, with initiatives underway to further improve performance and compliance in 2019 as the Company continues to implement the 2025 Sustainability Goals.

Detailed information on Dow’s performance regarding environmental matters and goals can be found online on the Company's Science & Sustainability webpage at www.dow.com. The website and its content are not deemed incorporated by reference into this report.

Chemical Security
Public and political attention continues to be placed on the protection of critical infrastructure, including the chemical industry, from security threats. Terrorist attacks, natural disasters and cyber incidents have increased concern about the security and safety of chemical production and distribution. Many, including the Company and the American Chemistry Council, have called for uniform risk-based and performance-based national standards for securing the U.S. chemical industry. The Maritime Transportation Security Act of 2002 and its regulations further set forth risk-based and performance-based standards that must be met at U.S. Coast Guard-regulated facilities. U.S. Chemical Plant Security legislation was passed in 2006 and the Department of Homeland Security is now implementing the regulations known as the Chemical Facility Anti-Terrorism Standards. The Company is complying with the requirements of the Rail Transportation Security Rule issued by the U.S. Transportation Security Administration. The Company continues to support uniform risk-based national standards for securing the chemical industry.

The focus on security, emergency planning, preparedness and response is not new to the Company. A comprehensive, multi-level security plan has been maintained since 1988. This plan, which has been activated in response to significant world and national events since then, is reviewed on an annual basis. The Company continues to improve its security plans, placing emphasis on the safety of the Company communities and people by being prepared to meet risks at any level and to address both internal and external identifiable risks. The security plan includes regular vulnerability assessments, security audits, mitigation efforts and physical security upgrades designed to reduce vulnerability. The Company’s security plans also are developed to avert interruptions of normal business operations that could materially and adversely affect the Company’s results of operations, liquidity and financial condition.

The Company played a key role in the development and implementation of the American Chemistry Council’s RESPONSIBLE CARE® Security Code ("Security Code"), which requires that all aspects of security – including facility, transportation and cyberspace – be assessed and gaps addressed. Through the global implementation of the Security Code, the Company has permanently heightened the level of security – not just in the United States, but worldwide. The Company employs several hundred employees and contractors in its Emergency Services and Security department worldwide.

Through the implementation of the Security Code, including voluntary security enhancements and upgrades made since 2002, the Company is well-positioned to comply with U.S. chemical facility regulations and other regulatory security frameworks. The Company is currently participating with the American Chemistry Council to review and update the Security Code.

The Company continues to work collaboratively across the supply chain on RESPONSIBLE CARE®, Supply Chain Design, Emergency Preparedness, Shipment Visibility and transportation of hazardous materials. The Company is cooperating with public and private entities to lead the implementation of advanced tank car design, and track and trace technologies. Further, the Company’s Distribution Risk Review process that has been in place for decades was expanded to address potential threats in all modes of transportation across the Company’s supply chain. To reduce vulnerabilities, the Company maintains security measures that meet or exceed regulatory and industry security standards in all areas in which they operate.

The Company's initiatives relative to chemical security, emergency preparedness and response, Community Awareness and Emergency Responses and crisis management are implemented consistently at all Dow sites on a global basis. The Company participates with chemical associations globally and participates as an active member of the U.S. delegation to the G7 Global Partnership Sub-Working Group on Chemical Security.

Climate Change
Climate change matters for the Company are likely to be driven by changes in regulations, public policy and physical climate parameters.

Regulatory Matters
Regulatory matters include cap and trade schemes; increased greenhouse gas (“GHG”) limits; and taxes on GHG emissions, fuel and energy. The potential implications of each of these matters are all very similar, including increased cost of purchased energy, additional capital costs for installation or modification of GHG emitting equipment, and additional costs associated directly with GHG emissions (such as cap and trade systems or carbon taxes), which are primarily related to energy use. It is difficult to estimate the potential impact of these regulatory matters on energy prices.

Reducing the Company's overall energy usage and GHG emissions through new and unfolding projects will decrease the potential impact of these regulatory matters. The Company also has a dedicated commercial group to handle energy contracts and purchases, including managing emissions trading. The Company has not experienced any material impact related to regulated GHG emissions, and continues to evaluate and monitor this area for future developments.

Physical Climate Parameters
Many scientific academies throughout the world have concluded that it is very likely that human activities are contributing to global warming. At this point, it is difficult to predict and assess the probability and opportunity of a global warming trend on the Company specifically. Preparedness plans are developed that detail actions needed in the event of severe weather. These measures have historically been in place and these activities and associated costs are driven by normal operational preparedness. Dow continues to study the long-term implications of changing climate parameters on water availability, plant siting issues, and impacts and opportunities for products.

Dow’s Energy business and Public Affairs and Sustainability functions are tasked with developing and implementing a comprehensive strategy that addresses the potential challenges of energy security and GHG emissions on the Company. Dow continues to elevate its internal focus and external positions - to focus on the root causes of GHG emissions - including the unsustainable use of energy. The Company's energy plan provides the roadmap:

•	Conserve - aggressively pursue energy efficiency and conservation

•	Optimize - increase and diversify energy resources

•	Accelerate - develop cost-effective, clean, renewable and alternative energy sources

•	Transition - to a sustainable energy future

Through corporate energy efficiency programs and focused GHG management efforts, the Company has and is continuing to reduce its GHG emissions footprint. Dow’s manufacturing intensity, measured in Btu per pound of product, has improved by more than 40 percent since 1990. As part of the 2025 Sustainability Goals, the Company will maintain GHG emissions below 2006 levels on an absolute basis for all GHGs.

The Company intends to implement the recommendations of the Financial Stability Board Task Force on Climate-Related Disclosures ("Task Force") over the next two to four years, which is aligned with the recommendations of the Task Force.

Environmental Remediation
The Company accrues the costs of remediation of its facilities and formerly owned facilities based on current law and regulatory requirements. The nature of such remediation can include management of soil and groundwater contamination. The accounting policies adopted to properly reflect the monetary impacts of environmental matters are discussed in Note 1 to the Consolidated Financial Statements. To assess the impact on the financial statements, environmental experts review currently available facts to evaluate the probability and scope of potential liabilities. Inherent uncertainties exist in such evaluations primarily due to unknown environmental conditions, changing governmental regulations and legal standards regarding liability, and the ability to apply remediation technologies. These liabilities are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. The Company had an accrued liability of $654 million at December 31, 2018, related to the remediation of current or former Dow-owned sites. At December 31, 2017, the liability related to remediation was $713 million.

In addition to current and former Dow-owned sites, under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws (hereafter referred to collectively as "Superfund Law"), the Company is liable for remediation of other hazardous waste sites where the Company allegedly disposed of, or arranged for the treatment or disposal of, hazardous substances. Because Superfund Law imposes joint and several liability upon each party at a site, the Company has evaluated its potential liability in light of the number of other companies that also have been named potentially responsible parties (“PRPs”) at each site, the estimated apportionment of costs among all PRPs, and the financial ability and commitment of each to pay its expected share. The Company’s remaining liability for the remediation of Superfund sites was $156 million at December 31, 2018 ($152 million at December 31, 2017). The Company has not recorded any third-party recovery related to these sites as a receivable.

Information regarding environmental sites is provided below:

Environmental Sites	Dow-owned Sites [1]		Superfund Sites [2]
	2018	2017	2018	2017
Number of sites at Jan 1	181	179	131	131
Sites added during year	3	7	2	2
Sites closed during year	(6)	(5)	(2)	(2)
Number of sites at Dec 31	178	181	131	131

1.
Dow-owned sites are sites currently or formerly owned by the Company. In the United States, remediation obligations are imposed by the Resource Conservation and Recovery Act or analogous state law. At December 31, 2018, 32 of these sites (35 sites at December 31, 2017) were formerly owned by Dowell Schlumberger, Inc., a group of companies in which the Company previously owned a 50 percent interest. The Company sold its interest in Dowell Schlumberger in 1992.

2.	Superfund sites are sites, including sites not owned by the Company where remediation obligations are imposed by Superfund Law.

Additional information is provided below for the Company’s Midland, Michigan, manufacturing site and Midland off-site locations (collectively, the "Midland sites"), as well as a Superfund site in Wood-Ridge, New Jersey, the locations for which the Company has the largest potential environmental liabilities.

In the early days of operations at the Midland manufacturing site, wastes were usually disposed of on-site, resulting in soil and groundwater contamination, which has been contained and managed on-site under a series of Resource Conservation and Recovery Act permits and regulatory agreements. The Hazardous Waste Operating License for the Midland manufacturing site, issued in 2003, and renewed and replaced in September 2015, also included provisions for the Company to conduct an investigation to determine the nature and extent of off-site contamination from historic Midland manufacturing site operations. In January 2010, the Company, the U.S. Environmental Protection Agency ("EPA") and the State of Michigan ("State") entered into an Administrative Order on Consent that requires the Company to conduct a remedial investigation, a feasibility study and a remedial design for the Tittabawassee River, the Saginaw River and the Saginaw Bay, and pay the oversight costs of the EPA and the State under the authority of CERCLA. See Note 18 to the Consolidated Financial Statements for additional information. At December 31, 2018, the Company had an accrual of $134 million ($131 million at December 31, 2017) for environmental remediation and investigation associated with the Midland sites. In 2018, the Company spent $26 million ($24 million in 2017) for environmental remediation at the Midland sites.

Rohm and Haas, a wholly owned subsidiary of the Company, is a PRP at the Wood-Ridge, New Jersey Ventron/Velsicol Superfund Site, and the adjacent Berry’s Creek Study Area ("BCSA") (collectively, the "Wood-Ridge sites"). Rohm and Haas is a successor in interest to a company that owned and operated a mercury processing facility, where wastewater and waste handling resulted in contamination of soils and adjacent creek sediments. The Berry’s Creek Study Area PRP group completed a multi-stage Remedial Investigation ("RI") pursuant to an Administrative Order on Consent with the U.S. EPA, Region 2 to identify contamination in surface water, sediment and biota related to numerous contaminated sites in the Berry's Creek watershed, and submitted the report to the EPA in June 2016. That same month, the EPA concluded that an "iterative or adaptive approach" was appropriate for cleaning up the BCSA. Thus, each phase of remediation will be followed by a period of monitoring to assess its effectiveness and determine if there is a need for more work. The Feasibility Study ("FS") for the first phase of work was submitted in the third quarter of 2018. The EPA selected the interim remedy and issued an interim Record of Decision ("ROD"). The PRP group is negotiating agreements among the PRP's to fund design of the selected remedy and with the EPA to design the selected remedy. Although there is currently much uncertainty as to what will ultimately be required to remediate the BCSA and Rohm and Haas's share of these costs has yet to be determined, the range of activities that are required in the interim ROD is known in general terms. Based on the interim remedy selected by the EPA, the overall remediation accrual for the Wood-Ridge sites was increased by $21 million in the fourth quarter of 2018. At December 31, 2018, the Company had an accrual of $106 million ($88 million at December 31, 2017) for environmental remediation at the Wood-Ridge sites. In 2018, the Company spent $6 million ($7 million in 2017) on environmental remediation at the Wood-Ridge sites.

In the fourth quarter of 2016, the Company recorded a pretax charge of $295 million for environmental remediation at a number of historical locations, including the Midland manufacturing site/off-site matters and the Wood-Ridge sites, primarily resulting from the culmination of negotiations with regulators and/or final agency approval. This charge was included in "Cost of sales" in the consolidated statements of income.

In total, the Company’s accrued liability for probable environmental remediation and restoration costs was $810 million at December 31, 2018, compared with $865 million at December 31, 2017. This is management’s current estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately two and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Company’s results of operations, financial condition and cash flows. It is the opinion of the Company’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the Company’s results of operations, financial condition and cash flows.

The amounts charged to income on a pretax basis related to environmental remediation totaled $176 million in 2018, $163 million in 2017 and $503 million in 2016. The amounts charged to income on a pretax basis related to operating the Company's current pollution abatement facilities, excluding internal recharges, totaled $695 million in 2018, $566 million in 2017 and $555 million in 2016. Capital expenditures for environmental protection were $55 million in 2018, $57 million in 2017 and $57 million in 2016.

Asbestos-Related Matters of Union Carbide Corporation
Union Carbide is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past four decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products and frequently seek both actual and punitive damages. The alleged claims primarily relate to products that Union Carbide sold in the past, alleged exposure to asbestos-containing products located on Union Carbide’s premises, and Union Carbide’s responsibility for asbestos suits filed against a former Union Carbide subsidiary, Amchem. In many cases, plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of such exposure, or that injuries incurred in fact resulted from exposure to Union Carbide’s products.

The table below provides information regarding asbestos-related claims pending against Union Carbide and Amchem based on criteria developed by Union Carbide and its external consultants.

Asbestos-Related Claim Activity	2018	2017	2016
Claims unresolved at Jan 1	15,427	16,141	18,778
Claims filed	6,599	7,010	7,813
Claims settled, dismissed or otherwise resolved	(9,246)	(7,724)	(10,450)
Claims unresolved at Dec 31	12,780	15,427	16,141
Claimants with claims against both Union Carbide and Amchem	(4,675)	(5,530)	(5,741)
Individual claimants at Dec 31	8,105	9,897	10,400

Plaintiffs’ lawyers often sue numerous defendants in individual lawsuits or on behalf of numerous claimants. As a result, the damages alleged are not expressly identified as to Union Carbide, Amchem or any other particular defendant, even when specific damages are alleged with respect to a specific disease or injury. In fact, there are no asbestos personal injury cases in which only Union Carbide and/or Amchem are the sole named defendants. For these reasons and based upon Union Carbide’s litigation and settlement experience, Union Carbide does not consider the damages alleged against Union Carbide and Amchem to be a meaningful factor in its determination of any potential asbestos-related liability.

For additional information see Part I, Item 3. Legal Proceedings and Asbestos-Related Matters of Union Carbide and Note 18 to the Consolidated Financial Statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company’s business operations give rise to market risk exposure due to changes in foreign exchange rates, interest rates, commodity prices and other market factors such as equity prices. To manage such risks effectively, the Company enters into hedging transactions, pursuant to established guidelines and policies that enable it to mitigate the adverse effects of financial market risk. Derivatives used for this purpose are designated as hedges per the accounting guidance related to derivatives and hedging activities, where appropriate. A secondary objective is to add value by creating additional non-specific exposure within established limits and policies; derivatives used for this purpose are not designated as hedges. The potential impact of creating such additional exposures is not material to the Company’s results.

The global nature of the Company’s business requires active participation in the foreign exchange markets. The Company has assets, liabilities and cash flows in currencies other than the U.S. dollar. The primary objective of the Company’s foreign currency risk management is to optimize the U.S. dollar value of net assets and cash flows. To achieve this objective, the Company hedges on a net exposure basis using foreign currency forward contracts, over-the-counter option contracts, cross-currency swaps and nonderivative instruments in foreign currencies. Exposures primarily relate to assets, liabilities and bonds denominated in foreign currencies, as well as economic exposure, which is derived from the risk that currency fluctuations could affect the dollar value of future cash flows related to operating activities. The largest exposures are denominated in European currencies, the Japanese yen and the Chinese yuan, although exposures also exist in other currencies of Asia Pacific, Canada, Latin America, Middle East, Africa and India.

The main objective of interest rate risk management is to reduce the total funding cost to the Company and to alter the interest rate exposure to the desired risk profile. To achieve this objective, the Company hedges using interest rate swaps, “swaptions,” and exchange-traded instruments. The Company’s primary exposure is to the U.S. dollar yield curve.

The Company has a portfolio of equity securities derived primarily from the investment activities of its insurance subsidiaries. This exposure is managed in a manner consistent with the Company’s market risk policies and procedures.

Inherent in the Company’s business is exposure to price changes for several commodities. Some exposures can be hedged effectively through liquid tradable financial instruments. Natural gas and crude oil, along with feedstocks for ethylene and propylene production, constitute the main commodity exposures. Over-the-counter and exchange traded instruments are used to hedge these risks, when feasible.

The Company uses value-at-risk (“VAR”), stress testing and scenario analysis for risk measurement and control purposes. VAR estimates the maximum potential loss in fair market values, given a certain move in prices over a certain period of time, using specified confidence levels. The VAR methodology used by the Company is a variance/covariance model. This model uses a 97.5 percent confidence level and includes at least one year of historical data. The 2018 and 2017 year-end and average daily VAR for the aggregate of all positions are shown below. These amounts are immaterial relative to the total equity of the Company.

Total Daily VAR by Exposure Type at Dec 31	2018		2017
In millions	Year-end	Average	Year-end	Average
Commodities	$26	$30	$32	$34
Equity securities	12	7	4	9
Foreign exchange	26	28	26	38
Interest rate	81	80	69	76
Composite	$145	$145	$131	$157

The Company’s daily VAR for the aggregate of all positions increased from a composite VAR of $131 million at December 31, 2017 to a composite VAR of $145 million at December 31, 2018. The interest rate VAR increased due to an increase in exposure. The equity securities VAR increased due to an increase in managed exposures and higher equity volatility. The commodities VAR decreased due to a decrease in managed exposure. See Note 23 to the Consolidated Financial Statements for further disclosure regarding market risk.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Dow Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Dow Inc. and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15(a)2 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Changes in Accounting Principles
As discussed in Note 18 to the financial statements, in the fourth quarter of 2016, the Company changed its accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable. As discussed in Note 1 to the financial statements, in the first quarter of 2018, the Company changed its method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
July 25, 2019

We have served as the Company's auditor since 1905.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of The Dow Chemical Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of The Dow Chemical Company and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15(a)2 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2019 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.
Changes in Accounting Principles
As discussed in Note 18 to the financial statements, in the fourth quarter of 2016, the Company changed its accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable. As discussed in Note 1 to the financial statements, in the first quarter of 2018, the Company changed its method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers.
Emphasis of Matters
As discussed in Note 4 to the financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations and common control transactions. As discussed in Note 27 to the financial statements, the Company changed its reportable segments.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan

February 11, 2019 (July 25, 2019 as to the effects of discontinued operations and common control transactions discussed in Note 4 and the change in reportable segments as discussed in Note 27).

We have served as the Company's auditor since 1905.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts) For the years ended Dec 31,	2018	2017	2016
Net sales	$49,604	$43,730	$36,264
Cost of sales	41,074	36,350	30,053
Research and development expenses	800	803	746
Selling, general and administrative expenses	1,782	1,795	1,800
Amortization of intangibles	469	400	316
Restructuring, goodwill impairment and asset related charges - net	221	2,739	579
Integration and separation costs	1,179	798	349
Asbestos-related charge	—	—	1,113
Equity in earnings of nonconsolidated affiliates	555	394	187
Sundry income (expense) - net	96	(154)	517
Interest income	82	66	75
Interest expense and amortization of debt discount	1,063	914	827
Income from continuing operations before income taxes	3,749	237	1,260
Provision (credit) for income taxes on continuing operations	809	1,524	(218)
Income (loss) from continuing operations, net of tax	2,940	(1,287)	1,478
Income from discontinued operations, net of tax	1,835	1,882	2,926
Net income	4,775	595	4,404
Net income attributable to noncontrolling interests	134	130	86
Net income attributable to Dow Inc.	4,641	465	4,318
Preferred stock dividends	—	—	340
Net income available for Dow Inc. common stockholders	$4,641	$465	$3,978

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$3.80	$(1.88)	$1.57
Earnings per common share from discontinued operations - basic	2.41	2.48	4.23
Earnings per common share - basic	$6.21	$0.60	$5.80
Earnings (loss) per common share from continuing operations - diluted	$3.80	$(1.88)	$1.55
Earnings per common share from discontinued operations - diluted	2.41	2.48	4.18
Earnings per common share - diluted	$6.21	$0.60	$5.73

Weighted-average common shares outstanding - basic	747.2	744.8	681.6
Weighted-average common shares outstanding - diluted	747.2	744.8	690.9
See Notes to the Consolidated Financial Statements.

Dow Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

(In millions) For the years ended Dec 31,	2018	2017	2016
Net income	$4,775	$595	$4,404
Other comprehensive income (loss), net of tax
Unrealized losses on investments	(67)	(46)	(4)
Cumulative translation adjustments	(225)	900	(644)
Pension and other postretirement benefit plans	(40)	391	(620)
Derivative instruments	75	(14)	113
Total other comprehensive income (loss)	(257)	1,231	(1,155)
Comprehensive income	4,518	1,826	3,249
Comprehensive income attributable to noncontrolling interests, net of tax	97	172	83
Comprehensive income attributable to Dow Inc.	$4,421	$1,654	$3,166
See Notes to the Consolidated Financial Statements.

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions, except share amounts) At Dec 31,	2018	2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $71; 2017: $86)	$2,724	$6,189
Marketable securities	100	4
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $42; 2017: $59)	5,646	5,386
Other	3,389	4,208
Inventories	6,899	6,045
Other current assets	712	510
Assets of discontinued operations - current	19,900	5,549
Total current assets	39,370	27,891
Investments
Investment in nonconsolidated affiliates	3,320	3,107
Other investments (investments carried at fair value - 2018: $1,699; 2017: $1,512)	2,646	2,507
Noncurrent receivables	360	543
Total investments	6,326	6,157
Property
Property	53,984	52,809
Less accumulated depreciation	32,566	31,225
Net property (variable interest entities restricted - 2018: $683; 2017: $855)	21,418	21,584
Other Assets
Goodwill	9,846	9,833
Other intangible assets (net of accumulated amortization - 2018: $3,379; 2017: $2,842)	4,225	4,729
Deferred income tax assets	1,779	1,114
Deferred charges and other assets	735	814
Assets of discontinued operations - noncurrent	—	13,730
Total other assets	16,585	30,220
Total Assets	$83,699	$85,852
Liabilities and Equity
Current Liabilities
Notes payable	$298	$481
Long-term debt due within one year	338	748
Accounts payable:
Trade	4,456	4,004
Other	2,479	2,463
Income taxes payable	557	487
Accrued and other current liabilities	2,931	3,389
Liabilities of discontinued operations - current	4,488	3,008
Total current liabilities	15,547	14,580
Long-Term Debt (variable interest entities nonrecourse - 2018: $75; 2017: $249)	19,253	19,757
Other Noncurrent Liabilities
Deferred income tax liabilities	501	27
Pension and other postretirement benefits - noncurrent	8,926	10,494
Asbestos-related liabilities - noncurrent	1,142	1,237
Other noncurrent obligations	4,709	5,193
Liabilities of discontinued operations - noncurrent	—	1,863
Total other noncurrent liabilities	15,278	18,814
Stockholders’ Equity
Common stock (authorized and issued 100 shares of $0.01 par value each)	—	—
Additional paid-in capital	7,042	6,553
Retained earnings	35,460	33,742
Accumulated other comprehensive loss	(9,885)	(8,591)
Unearned ESOP shares	(134)	(189)
Dow Inc.’s stockholders’ equity	32,483	31,515
Noncontrolling interests	1,138	1,186
Total equity	33,621	32,701
Total Liabilities and Equity	$83,699	$85,852
See Notes to the Consolidated Financial Statements.

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(In millions) For the years ended Dec 31,	2018	2017	2016
Operating Activities
Net income	$4,775	$595	$4,404
Less: Income (loss) from discontinued operations, net of tax	1,835	1,882	2,926
Income from continuing operations, net of tax	2,940	(1,287)	1,478
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	2,909	2,546	2,225
Provision (credit) for deferred income tax	(429)	1,413	(1,009)
Earnings of nonconsolidated affiliates less than dividends received	108	253	425
Net periodic pension benefit cost	279	1,032	292
Pension contributions	(1,651)	(1,672)	(624)
Net gain on sales of assets, businesses and investments	(38)	(419)	(196)
Net (gain) loss on step acquisition of nonconsolidated affiliate	20	—	(1,617)
Restructuring, goodwill impairment and asset related charges - net	221	2,739	579
Amortization of Merger-related inventory step-up	2	120	—
Asbestos-related charge	—	—	1,113
Other net loss	393	331	324
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(855)	(11,431)	(8,764)
Inventories	(859)	(891)	380
Accounts payable	787	1,081	547
Other assets and liabilities, net	(731)	(258)	965
Cash provided by (used for) operating activities - continuing operations	3,096	(6,443)	(3,882)
Cash provided by operating activities - discontinued operations	1,158	1,514	925
Cash provided by (used for) operating activities	4,254	(4,929)	(2,957)
Investing Activities
Capital expenditures	(2,091)	(2,807)	(3,489)
Investment in gas field developments	(114)	(121)	(113)
Purchases of previously leased assets	(26)	(187)	—
Proceeds from sales of property and businesses, net of cash divested	47	522	235
Acquisitions of property and businesses, net of cash acquired	(20)	47	(163)
Cash acquired in step acquisition of nonconsolidated affiliate	—	—	1,070
Investments in and loans to nonconsolidated affiliates	(18)	(749)	(1,020)
Distributions and loan repayments from nonconsolidated affiliates	55	69	98
Purchases of investments	(1,530)	(642)	(577)
Proceeds from sales and maturities of investments	1,214	1,165	733
Proceeds from interests in trade accounts receivable conduits	657	9,462	8,551
Other investing activities, net	—	34	46
Cash provided by (used for) investing activities - continuing operations	(1,826)	6,793	5,371
Cash provided by (used for) investing activities - discontinued operations	(369)	725	(279)
Cash provided by (used for) investing activities	(2,195)	7,518	5,092
Financing Activities
Transfer of business under common control	(240)	6	—
Changes in short-term notes payable	(178)	268	(19)
Proceeds from issuance of long-term debt	1,999	—	30
Payments on long-term debt	(3,054)	(617)	(584)
Purchases of treasury stock	—	—	(916)
Proceeds from issuance of parent company stock	112	66	—
Proceeds from sales of common stock	—	423	398
Employee taxes paid for share-based payment arrangements	(77)	(81)	(58)
Distributions to noncontrolling interests	(135)	(101)	(146)
Purchases of noncontrolling interests	—	—	(202)
Dividends paid to stockholders	—	(2,179)	(2,462)
Dividends paid to DowDuPont Inc.	(3,711)	(1,056)	—
Other financing activities, net	(67)	(4)	(2)
Cash used for financing activities - continuing operations	(5,351)	(3,275)	(3,961)
Cash used for financing activities - discontinued operations	(53)	(50)	(53)
Cash used for financing activities	(5,404)	(3,325)	(4,014)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(99)	320	(77)
Summary
Decrease in cash, cash equivalents and restricted cash	(3,444)	(416)	(1,956)
Cash, cash equivalents and restricted cash at beginning of year	6,208	6,624	8,580
Cash, cash equivalents and restricted cash at end of year	$2,764	$6,208	$6,624
Less: Restricted cash and cash equivalents, included in "Other current assets"	40	19	17
Cash and cash equivalents at end of year	$2,724	$6,189	$6,607
See Notes to the Consolidated Financial Statements.

Dow Inc. and Subsidiaries
Consolidated Statements of Equity

(In millions, except per share amounts) For the years ended Dec 31,	2018	2017	2016
Preferred Stock
Balance at beginning of year	$—	$—	$4,000
Preferred stock converted to common stock	—	—	(4,000)
Balance at end of year	—	—	—
Common Stock
Balance at beginning of year	—	3,107	3,107
Merger impact	—	(3,107)	—
Balance at end of year	—	—	3,107
Additional Paid-in Capital
Balance at beginning of year	6,553	4,262	4,936
Common stock issued / sold	—	423	398
Issuance of parent company stock - DowDuPont Inc.	112	66	—
Stock-based compensation and allocation of ESOP shares	377	(368)	(376)
Preferred stock converted to common stock	—	—	(695)
Merger impact	—	2,172	—
Other	—	(2)	(1)
Balance at end of year	7,042	6,553	4,262
Retained Earnings
Balance at beginning of year	33,742	30,338	28,425
Adoption of accounting standards (Note 2)	989	—	—
Net income available for Dow Inc. common stockholders	4,641	465	3,978
Dividends to stockholders	—	(1,673)	(2,037)
Dividends to parent - DowDuPont Inc.	(3,711)	(1,056)	—
Common control transaction	(182)	5,693	—
Other	(19)	(25)	(28)
Balance at end of year	35,460	33,742	30,338
Accumulated Other Comprehensive Loss
Balance at beginning of year	(8,591)	(9,822)	(8,667)
Adoption of accounting standards (Note 2)	(1,037)	—	—
Other comprehensive income (loss)	(257)	1,231	(1,155)
Balance at end of year	(9,885)	(8,591)	(9,822)
Unearned ESOP Shares
Balance at beginning of year	(189)	(239)	(272)
Stock-based compensation and allocation of ESOP shares	55	50	51
ESOP shares acquired	—	—	(18)
Balance at end of year	(134)	(189)	(239)
Treasury Stock
Balance at beginning of year	—	(1,659)	(6,155)
Common stock issued/sold	—	724	717
Treasury stock purchases	—	—	(916)
Preferred stock converted to common stock	—	—	4,695
Merger impact	—	935	—
Balance at end of year	—	—	(1,659)
Dow Inc.'s Equity	32,483	31,515	25,987
Noncontrolling Interests	1,138	1,186	1,242
Total Equity	$33,621	$32,701	$27,229
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

(In millions) For the years ended Dec 31,	2018	2017	2016
Net sales	$49,604	$43,730	$36,264
Cost of sales	41,074	36,350	30,053
Research and development expenses	800	803	746
Selling, general and administrative expenses	1,782	1,795	1,800
Amortization of intangibles	469	400	316
Restructuring, goodwill impairment and asset related charges - net	221	2,739	579
Integration and separation costs	1,179	798	349
Asbestos-related charge	—	—	1,113
Equity in earnings of nonconsolidated affiliates	555	394	187
Sundry income (expense) - net	96	(154)	517
Interest income	82	66	75
Interest expense and amortization of debt discount	1,063	914	827
Income from continuing operations before income taxes	3,749	237	1,260
Provision (credit) for income taxes on continuing operations	809	1,524	(218)
Income (loss) from continuing operations, net of tax	2,940	(1,287)	1,478
Income from discontinued operations, net of tax	1,835	1,882	2,926
Net income	4,775	595	4,404
Net income attributable to noncontrolling interests	134	130	86
Net income attributable to The Dow Chemical Company	4,641	465	4,318
Preferred stock dividends	—	—	340
Net income available for The Dow Chemical Company common stockholder	$4,641	$465	$3,978
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Comprehensive Income

(In millions) For the years ended Dec 31,	2018	2017	2016
Net income	$4,775	$595	$4,404
Other comprehensive income (loss), net of tax
Unrealized losses on investments	(67)	(46)	(4)
Cumulative translation adjustments	(225)	900	(644)
Pension and other postretirement benefit plans	(40)	391	(620)
Derivative instruments	75	(14)	113
Total other comprehensive income (loss)	(257)	1,231	(1,155)
Comprehensive income	4,518	1,826	3,249
Comprehensive income attributable to noncontrolling interests, net of tax	97	172	83
Comprehensive income attributable to The Dow Chemical Company	$4,421	$1,654	$3,166
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

(In millions, except share amounts) At Dec 31,	2018	2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $71; 2017: $86)	$2,724	$6,189
Marketable securities	100	4
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $42; 2017: $59)	5,646	5,386
Other	3,389	4,208
Inventories	6,899	6,045
Other current assets	712	510
Assets of discontinued operations - current	19,900	5,549
Total current assets	39,370	27,891
Investments
Investment in nonconsolidated affiliates	3,320	3,107
Other investments (investments carried at fair value - 2018: $1,699; 2017: $1,512)	2,646	2,507
Noncurrent receivables	360	543
Total investments	6,326	6,157
Property
Property	53,984	52,809
Less accumulated depreciation	32,566	31,225
Net property (variable interest entities restricted - 2018: $683; 2017: $855)	21,418	21,584
Other Assets
Goodwill	9,846	9,833
Other intangible assets (net of accumulated amortization - 2018: $3,379; 2017: $2,842)	4,225	4,729
Deferred income tax assets	1,779	1,114
Deferred charges and other assets	735	814
Assets of discontinued operations - noncurrent	—	13,730
Total other assets	16,585	30,220
Total Assets	$83,699	$85,852
Liabilities and Equity
Current Liabilities
Notes payable	$298	$481
Long-term debt due within one year	338	748
Accounts payable:
Trade	4,456	4,004
Other	2,479	2,463
Income taxes payable	557	487
Accrued and other current liabilities	2,931	3,389
Liabilities of discontinued operations - current	4,488	3,008
Total current liabilities	15,547	14,580
Long-Term Debt (variable interest entities nonrecourse - 2018: $75; 2017: $249)	19,253	19,757
Other Noncurrent Liabilities
Deferred income tax liabilities	501	27
Pension and other postretirement benefits - noncurrent	8,926	10,494
Asbestos-related liabilities - noncurrent	1,142	1,237
Other noncurrent obligations	4,709	5,193
Liabilities of discontinued operations - noncurrent	—	1,863
Total other noncurrent liabilities	15,278	18,814
Stockholders’ Equity
Common stock (authorized and issued 100 shares of $0.01 par value each)	—	—
Additional paid-in capital	7,042	6,553
Retained earnings	35,460	33,742
Accumulated other comprehensive loss	(9,885)	(8,591)
Unearned ESOP shares	(134)	(189)
The Dow Chemical Company’s stockholders’ equity	32,483	31,515
Noncontrolling interests	1,138	1,186
Total equity	33,621	32,701
Total Liabilities and Equity	$83,699	$85,852
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Cash Flows

(In millions) For the years ended Dec 31,	2018	2017	2016
Operating Activities
Net income	$4,775	$595	$4,404
Less: Income (loss) from discontinued operations, net of tax	1,835	1,882	2,926
Income from continuing operations, net of tax	2,940	(1,287)	1,478
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	2,909	2,546	2,225
Provision (credit) for deferred income tax	(429)	1,413	(1,009)
Earnings of nonconsolidated affiliates less than dividends received	108	253	425
Net periodic pension benefit cost	279	1,032	292
Pension contributions	(1,651)	(1,672)	(624)
Net gain on sales of assets, businesses and investments	(38)	(419)	(196)
Net (gain) loss on step acquisition of nonconsolidated affiliate	20	—	(1,617)
Restructuring, goodwill impairment and asset related charges - net	221	2,739	579
Amortization of Merger-related inventory step-up	2	120	—
Asbestos-related charge	—	—	1,113
Other net loss	393	331	324
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(855)	(11,431)	(8,764)
Inventories	(859)	(891)	380
Accounts payable	787	1,081	547
Other assets and liabilities, net	(731)	(258)	965
Cash provided by (used for) operating activities - continuing operations	3,096	(6,443)	(3,882)
Cash provided by operating activities - discontinued operations	1,158	1,514	925
Cash provided by (used for) operating activities	4,254	(4,929)	(2,957)
Investing Activities
Capital expenditures	(2,091)	(2,807)	(3,489)
Investment in gas field developments	(114)	(121)	(113)
Purchases of previously leased assets	(26)	(187)	—
Proceeds from sales of property and businesses, net of cash divested	47	522	235
Acquisitions of property and businesses, net of cash acquired	(20)	47	(163)
Cash acquired in step acquisition of nonconsolidated affiliate	—	—	1,070
Investments in and loans to nonconsolidated affiliates	(18)	(749)	(1,020)
Distributions and loan repayments from nonconsolidated affiliates	55	69	98
Purchases of investments	(1,530)	(642)	(577)
Proceeds from sales and maturities of investments	1,214	1,165	733
Proceeds from interests in trade accounts receivable conduits	657	9,462	8,551
Other investing activities, net	—	34	46
Cash provided by (used for) investing activities - continuing operations	(1,826)	6,793	5,371
Cash provided by (used for) investing activities - discontinued operations	(369)	725	(279)
Cash provided by (used for) investing activities	(2,195)	7,518	5,092
Financing Activities
Transfer of business under common control	(240)	6	—
Changes in short-term notes payable	(178)	268	(19)
Proceeds from issuance of long-term debt	1,999	—	30
Payments on long-term debt	(3,054)	(617)	(584)
Purchases of treasury stock	—	—	(916)
Proceeds from issuance of parent company stock	112	66	—
Proceeds from sales of common stock	—	423	398
Employee taxes paid for share-based payment arrangements	(77)	(81)	(58)
Distributions to noncontrolling interests	(135)	(101)	(146)
Purchases of noncontrolling interests	—	—	(202)
Dividends paid to stockholders	—	(2,179)	(2,462)
Dividends paid to DowDuPont Inc.	(3,711)	(1,056)	—
Other financing activities, net	(67)	(4)	(2)
Cash used for financing activities - continuing operations	(5,351)	(3,275)	(3,961)
Cash used for financing activities - discontinued operations	(53)	(50)	(53)
Cash used for financing activities	(5,404)	(3,325)	(4,014)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(99)	320	(77)
Summary
Decrease in cash, cash equivalents and restricted cash	(3,444)	(416)	(1,956)
Cash, cash equivalents and restricted cash at beginning of year	6,208	6,624	8,580
Cash, cash equivalents and restricted cash at end of year	$2,764	$6,208	$6,624
Less: Restricted cash and cash equivalents, included in "Other current assets"	40	19	17
Cash and cash equivalents at end of year	$2,724	$6,189	$6,607
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Equity

(In millions, except per share amounts) For the years ended Dec 31,	2018	2017	2016
Preferred Stock
Balance at beginning of year	$—	$—	$4,000
Preferred stock converted to common stock	—	—	(4,000)
Balance at end of year	—	—	—
Common Stock
Balance at beginning of year	—	3,107	3,107
Merger impact	—	(3,107)	—
Balance at end of year	—	—	3,107
Additional Paid-in Capital
Balance at beginning of year	6,553	4,262	4,936
Common stock issued / sold	—	423	398
Issuance of parent company stock - DowDuPont Inc.	112	66	—
Stock-based compensation and allocation of ESOP shares	377	(368)	(376)
Preferred stock converted to common stock	—	—	(695)
Merger impact	—	2,172	—
Other	—	(2)	(1)
Balance at end of year	7,042	6,553	4,262
Retained Earnings
Balance at beginning of year	33,742	30,338	28,425
Adoption of accounting standards (Note 2)	989	—	—
Net income available for The Dow Chemical Company's common stockholder	4,641	465	3,978
Dividends to stockholders	—	(1,673)	(2,037)
Dividends to parent - DowDuPont Inc.	(3,711)	(1,056)	—
Common control transaction	(182)	5,693	—
Other	(19)	(25)	(28)
Balance at end of year	35,460	33,742	30,338
Accumulated Other Comprehensive Loss
Balance at beginning of year	(8,591)	(9,822)	(8,667)
Adoption of accounting standards (Note 2)	(1,037)	—	—
Other comprehensive income (loss)	(257)	1,231	(1,155)
Balance at end of year	(9,885)	(8,591)	(9,822)
Unearned ESOP Shares
Balance at beginning of year	(189)	(239)	(272)
Stock-based compensation and allocation of ESOP shares	55	50	51
ESOP shares acquired	—	—	(18)
Balance at end of year	(134)	(189)	(239)
Treasury Stock
Balance at beginning of year	—	(1,659)	(6,155)
Common stock issued/sold	—	724	717
Treasury stock purchases	—	—	(916)
Preferred stock converted to common stock	—	—	4,695
Merger impact	—	935	—
Balance at end of year	—	—	(1,659)
The Dow Chemical Company's Equity	32,483	31,515	25,987
Noncontrolling Interests	1,138	1,186	1,242
Total Equity	$33,621	$32,701	$27,229
See Notes to the Consolidated Financial Statements.

Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Merger and Separation
On April 1, 2019, DowDuPont Inc. (“DowDuPont” and effective June 3, 2019, n/k/a DuPont de Nemours, Inc.) completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries (“TDCC” and together with Dow Inc., “Dow” or the “Company”), owning all of the outstanding common shares of TDCC.
The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“DuPont”) each merged with subsidiaries of DowDuPont and, as a result, TDCC and DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements of Dow were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the assets, liabilities, revenues and expenses of all majority-

owned subsidiaries over which Dow exercises control and, when applicable, entities for which Dow has a controlling financial interest or is the primary beneficiary. Intercompany transactions and balances are eliminated in consolidation. Investments in nonconsolidated affiliates (20-50 percent owned companies or less than 20 percent owned companies over which significant influence is exercised) are accounted for using the equity method.

Effective April 1, 2019, Dow Inc. owns all of the outstanding common shares of TDCC. TDCC is deemed the predecessor to Dow Inc. and the historical results of TDCC are deemed the historical results of Dow Inc. for all periods presented. As a result of the relationship between Dow Inc. and TDCC, the companies are filing a combined report for this Annual Report on Form 10-K.

As of the effective date and time of the distribution, DowDuPont does not beneficially own any equity interest in Dow and no longer consolidates Dow and its consolidated subsidiaries into its financial results. The consolidated financial results of Dow for all periods presented reflect the distribution of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) as discontinued operations, as well as the receipt of DuPont’s ethylene and ethylene copolymers businesses (other than its ethylene acrylic elastomers business) (“ECP”) as a common control transaction from the closing of the Merger on August 31, 2017. See Notes 3 and 4 and Dow Inc.'s Amendment No. 4 to the Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission ("SEC") on March 8, 2019 for additional information.

Effective with the Merger, the Company's business activities were components of DowDuPont's business operations and therefore, were reported as a single operating segment. Following the separation from DowDuPont, the Company changed the manner in which its business activities were managed. The Company's portfolio now includes six global businesses which are organized into the following operating segments: Performance Materials & Coatings, Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Corporate contains the reconciliation between the totals for the operating segments and the Company's totals.

From the Merger date through the separation, transactions between DowDuPont, TDCC and DuPont and their affiliates were treated as related party transactions. Transactions between TDCC and DuPont primarily consisted of the sale and procurement of certain feedstocks, energy and raw materials that were consumed in each company's manufacturing process. See Note 26 for additional information.

Throughout this Current Report on Form 8-K, unless otherwise indicated, amounts and activity are presented on a continuing operations basis.

Except as otherwise indicated by the context, the terms "Union Carbide" means Union Carbide Corporation, a wholly owned subsidiary of the Company, and "Dow Silicones" means Dow Silicones Corporation (formerly known as Dow Corning Corporation, which changed its name effective as of February 1, 2018), a wholly owned subsidiary of the Company.

Use of Estimates in Financial Statement Preparation
The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Significant Accounting Policies
Asbestos-Related Matters
Accruals for asbestos-related matters, including defense and processing costs, are recorded based on an analysis of claim and resolution activity, defense spending, and pending and future claims. These accruals are assessed at each balance sheet date to determine if the asbestos-related liability remains appropriate. Accruals for asbestos-related matters are included in the consolidated balance sheets in “Accrued and other current liabilities” and “Asbestos-related liabilities - noncurrent.” See Note 18 for additional information.

Legal Costs
The Company expenses legal costs as incurred, with the exception of defense and processing costs associated with asbestos-related matters.

Foreign Currency Translation
The local currency has been primarily used as the functional currency throughout the world. Translation gains and losses of those operations that use local currency as the functional currency are included in the consolidated balance sheets in "Accumulated other comprehensive loss" ("AOCL"). For certain subsidiaries, the U.S. dollar is used as the functional currency. This occurs when the subsidiary operates in an economic environment where the products produced and sold are tied to U.S. dollar-denominated markets, or when the foreign subsidiary operates in a hyper-inflationary environment. Where the U.S. dollar is used as the functional currency, foreign currency translation gains and losses are reflected in income.

Environmental Matters
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the consolidated balance sheets in “Accrued and other current liabilities” and “Other noncurrent obligations” at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the consolidated balance sheets in “Accounts and notes receivable - Other.”

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents
Cash and cash equivalents include time deposits and investments with maturities of three months or less at the time of purchase.

Financial Instruments
The Company calculates the fair value of financial instruments using quoted market prices when available. When quoted market prices are not available for financial instruments, the Company uses standard pricing models with market-based inputs that take into account the present value of estimated future cash flows.

The Company utilizes derivatives to manage exposures to foreign currency exchange rates, commodity prices and interest rate risk. The fair values of all derivatives are recognized as assets or liabilities at the balance sheet date. Changes in the fair values of these instruments are reported in income or AOCL, depending on the use of the derivative and whether the Company has elected hedge accounting treatment.

Gains and losses on derivatives that are designated and qualify as cash flow hedging instruments are recorded in AOCL until the underlying transactions are recognized in income. Gains and losses on derivative and non-derivative instruments used as hedges of the Company’s net investment in foreign operations are recorded in AOCL as part of the cumulative translation adjustment. Prior to the adoption of Accounting Standards Update ("ASU") 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities" in 2018, the ineffective portions of hedges, if any, were recognized in income immediately. See Note 2 for additional information.

Gains and losses on derivatives designated and qualifying as fair value hedging instruments, as well as the offsetting losses and gains on the hedged items, are reported in income in the same accounting period. Derivatives not designated as hedging instruments are marked-to-market at the end of each accounting period with the results included in income.

Inventories
Inventories are stated at the lower of cost or net realizable value. The method of determining cost for each subsidiary varies among last-in, first-out (“LIFO”); first-in, first-out (“FIFO”); and average cost, and is used consistently from year to year. At December 31, 2018, approximately 34 percent, 57 percent and 9 percent of the Company's inventories were accounted for under the LIFO, FIFO and average cost methods, respectively. At December 31, 2017, approximately 32 percent, 59 percent and 9 percent of the Company's inventories were accounted for under the LIFO, FIFO and average cost methods, respectively.

The Company routinely exchanges and swaps raw materials and finished goods with other companies to reduce delivery time, freight and other transportation costs. These transactions are treated as non-monetary exchanges and are valued at cost.

Property
Land, buildings and equipment, including property under capital lease agreements, are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method, unless the asset was capitalized before 1997 when the declining balance method was used. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

Impairment and Disposal of Long-Lived Assets
The Company evaluates long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on bids received from third parties or a discounted cash flow analysis based on market participant assumptions.

Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value, and depreciation is recognized over the remaining useful life of the assets.

Goodwill and Other Intangible Assets
The Company records goodwill when the purchase price of a business combination exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually in the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. When testing goodwill for impairment, the Company may first assess qualitative factors. If an initial qualitative assessment identifies that it is more likely than not that the fair value of a reporting unit is less than its carrying value, additional quantitative testing is performed. The Company may also elect to skip the qualitative testing and proceed directly to the quantitative testing. If the quantitative testing indicates that goodwill is impaired, an impairment charge is recognized based on the difference between the reporting unit's carrying value and its fair value. The Company primarily utilizes a discounted cash flow methodology to calculate the fair value of its reporting units.

Finite-lived intangible assets such as purchased customer lists, developed technology, patents, trademarks and software, are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 3 to 20 years. Indefinite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently when events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows.

Asset Retirement Obligations
The Company records asset retirement obligations as incurred and reasonably estimable, including obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The fair values of obligations are recorded as liabilities on a discounted basis and are accreted over time for the change in present value. Costs associated with the liabilities are capitalized and amortized over the estimated remaining useful life of the asset, generally for periods of 10 years or less.

Investments
Investments in debt securities, primarily held by the Company’s insurance operations, are classified as trading, available-for-sale or held-to-maturity. Investments classified as trading are reported at fair value with unrealized gains and losses related to mark-to-market adjustments included in income. Those classified as available-for-sale are reported at fair value with unrealized gains and losses recorded in AOCL. Those classified as held-to-maturity are recorded at amortized cost. The cost of investments sold is determined by FIFO or specific identification.

Investments in equity securities, primarily held by the Company’s insurance operations, with a readily determinable fair value are reported at fair value with unrealized gains and losses related to mark-to-market adjustments included in income. Equity securities without a readily determinable fair value are accounted for at cost, adjusted for impairments and observable price changes in orderly transactions.

The Company routinely reviews its investments for declines in fair value below the cost basis. When events or changes in circumstances indicate the carrying value of an asset may not be recoverable, the security is written down to fair value, establishing a new cost basis.

Revenue
Effective with the January 1, 2018 adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," and the associated ASUs (collectively, "Topic 606"), the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 5 for additional information.

Revenue related to the Company's insurance operations includes third-party insurance premiums, which are earned over the terms of the related insurance policies and reinsurance contracts.

In periods prior to the adoption of Topic 606, the Company's accounting policy was to recognize revenue when it was realized or realizable, and the earnings process was complete. Revenue for product sales was recognized as risk and title to the product transferred to the customer, which usually occurred at the time shipment was made. As such, title to the product passed when the product was delivered to the freight carrier. The Company’s standard terms of delivery were included in its contracts of sale, order confirmation documents and invoices. Revenue related to the initial licensing of patent and technology was recognized when earned; revenue related to running royalties was recognized according to licensee production levels.

Severance Costs
The Company routinely reviews its operations around the world in an effort to ensure competitiveness across its businesses and geographic regions. When the reviews result in a workforce reduction related to the shutdown of facilities or other optimization activities, severance benefits are provided to employees primarily under the Company’s ongoing benefit arrangements. These severance costs are accrued once management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Integration and Separation Costs
The Company classifies expenses related to the Merger and the ownership restructure of Dow Silicones as "Integration and separation costs" in the consolidated statements of income. Merger-related costs include: costs incurred to prepare for and close the Merger, post-Merger integration expenses and costs incurred to prepare for the separation of AgCo and SpecCo and the receipt of ECP. The Dow Silicones-related costs include costs incurred to prepare for and close the ownership restructure, as well as integration expenses. These costs primarily consist of financial advisor, information technology, legal, accounting, consulting and other professional advisory fees associated with preparation and execution of these activities.

Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date. The Company uses the portfolio approach for releasing income tax effects from AOCL.

Effective with the Merger, TDCC and DuPont were subsidiaries of DowDuPont. Prior to the separation, TDCC was included in DowDuPont's consolidated tax groups and related income tax returns within certain jurisdictions. The Company will continue to record a separate tax liability for its share of the taxable income and tax attributes and obligations on DowDuPont’s consolidated income tax returns following a formula consistent with the economic sharing of tax attributes and obligations. The Company and DuPont compute the amount due to DowDuPont for their share of taxable income and tax attributes and obligations on DowDuPont’s consolidated tax return. The amounts reported as income tax payable or receivable represent the Company’s payment obligation (or refundable amount) to DowDuPont based on a theoretical tax liability calculated based on the methodologies agreed, elected or required in each combined or consolidated filing jurisdiction.

The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other noncurrent obligations” in the consolidated balance sheets.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.

See Note 10 for further information relating to the enactment of the Tax Cuts and Jobs Act ("The Act").

Earnings per Common Share
The calculation of earnings per common share is based on the weighted-average number of the Company's common shares outstanding for the applicable period. The calculation of diluted earnings per common share reflects the effect of all potential common shares that were outstanding during the respective periods, unless the effect of doing so is antidilutive.

Dividends
Prior to the Merger, TDCC declared dividends of $1.38 per share in 2017 ($1.84 per share in 2016), based on the historical number of shares of common stock of TDCC held by shareholders of record for each dividend. Effective with the Merger, TDCC no longer had publicly traded common stock. TDCC's common shares were owned solely by its parent company, DowDuPont, prior to separation, and TDCC's Board of Directors determined whether or not there would be a dividend distribution to DowDuPont. See Note 26 for additional information.

NOTE 2 – RECENT ACCOUNTING GUIDANCE
In the fourth quarter of 2018, the Company early adopted ASU 2018-14, "Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans," which, as part of the Financial Accounting Standards Board ("FASB") disclosure framework project, removes disclosures that are no longer considered cost beneficial, clarifies the specific requirements of certain disclosures and adds new disclosure requirements that are considered relevant for employers that sponsor defined benefit pension and/or other postretirement benefit plans. The new standard is effective for fiscal years ending after December 15, 2020, and early adoption is permitted. The new guidance should be applied on a retrospective basis for all periods presented. See Note 21 for updated disclosures for defined benefit pension and other postretirement benefit plans.

In the second quarter of 2018, the Company early adopted ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities," which amends the hedge accounting recognition and presentation under Topic 815, with the objectives of improving the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities and simplifying the application of hedge accounting by preparers. The new standard expands the strategies eligible for hedge accounting, relaxes the timing requirements of hedge documentation and effectiveness assessments, and permits, in certain cases, the use of qualitative assessments on an ongoing basis to assess hedge effectiveness. The new guidance also requires new disclosures and presentation. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted in any interim or annual period after issuance of the ASU. Entities must adopt the new guidance by applying a modified retrospective approach to hedging relationships existing as of the adoption date. The adoption of the new guidance did not have a material impact on the consolidated financial statements.

In the second quarter of 2018, the Company early adopted ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income," which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from The Act, which was enacted on December 22, 2017, and requires certain disclosures about stranded tax effects. An entity has the option of applying the new guidance at the beginning of the period of adoption or retrospectively to each period (or periods) in which the tax effects related to items remaining in accumulated other comprehensive income are recognized. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted, including adoption in an interim period for reporting periods in which the financial statements have not yet been issued. The Company's adoption of the new standard was applied prospectively at the beginning of the second quarter of 2018, with a reclassification of the stranded tax effects as a result of the The Act from accumulated other comprehensive loss to retained earnings.

In the first quarter of 2018, the Company adopted ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that supersedes the revenue recognition requirements in Topic 605, "Revenue Recognition," and most industry specific guidance. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In 2015 and 2016, the FASB issued additional ASUs related to Topic 606 that delayed the effective date of the guidance and clarified various aspects of the new revenue guidance, including principal versus agent considerations, identification of performance obligations, and accounting for licenses, and included other improvements and practical expedients. The new guidance was effective for annual and interim periods beginning after December 15, 2017. The Company elected to adopt the new guidance using the modified retrospective transition method for all contracts not completed as of the date of adoption. The Company recognized the cumulative effect of applying the new revenue standard as an adjustment to the opening balance of retained earnings at the beginning of the first quarter of 2018. The comparative periods have not been restated and continue to be accounted for under Topic 605. The adoption of the new guidance did not have a material impact on the consolidated financial statements. See Note 5 for additional disclosures regarding the Company's contracts with customers as well as the impact of adopting Topic 606.

In the first quarter of 2018, the Company adopted ASU 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities," which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company applied the amendments in the new guidance by means of a cumulative-effect adjustment to the opening balance of retained earnings at the beginning of the first quarter of 2018. The adoption of the new guidance did not have a material impact on the consolidated financial statements. See Note 23 for additional information.

In the first quarter of 2018, the Company adopted ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which addresses diversity in practice in how certain cash receipts and cash payments are presented and classified in the statements of cash flows and addresses eight specific cash flow issues. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. A key provision in the new guidance impacted the presentation of proceeds from interests in certain trade accounts receivable conduits, which were retrospectively reclassified from "Operating Activities" to "Investing Activities" in the consolidated statements of cash flows.

In the first quarter of 2018, the Company adopted ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory," which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments were effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The new guidance was applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings at the beginning of the first quarter of 2018. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In the first quarter of 2018, the Company adopted ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash," which clarifies how entities should present restricted cash and restricted cash equivalents in the statements of cash flows, and as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statements of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The new guidance changed the presentation of restricted cash in the consolidated statements of cash flows and was implemented on a retrospective basis in the first quarter of 2018.

In the first quarter of 2018, the Company adopted ASU 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which amends the requirements related to the income statement presentation of the components of net periodic benefit cost for employer sponsored defined benefit pension and other postretirement benefit plans. Under the new guidance, an entity must disaggregate and present the service cost component of net periodic benefit cost in the same income statement line items as other employee compensation costs arising from services rendered during the period, and only the service cost component will be eligible for capitalization. Other components of net periodic benefit cost must be presented separately from the line items that includes the service cost. The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Entities were required to use a retrospective transition method to adopt the requirement for separate income statement presentation of the service cost and other components, and a prospective transition method to adopt the requirement to limit the capitalization of benefit cost to the service component. Accordingly, in the first quarter of 2018, the Company used a retrospective transition method to reclassify net periodic benefit cost, other than the service component, from "Cost of sales," "Research and development expenses" and "Selling, general and administrative expenses" to "Sundry income (expense) - net" in the consolidated statements of income.

Accounting Guidance Issued But Not Adopted at December 31, 2018
In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)," and associated ASUs related to Topic 842, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases, and recognition, presentation and measurement in the financial statements will depend on its classification as a finance or operating lease. In addition, the new guidance will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting remains largely unchanged from current U.S. GAAP but does contain some targeted improvements to align with the new revenue recognition guidance issued in 2014 (Topic 606). The new standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption was permitted.

The Company had a cross-functional team in place to evaluate and implement the new guidance and had substantially completed the implementation of a third-party software solution to facilitate compliance with accounting and reporting requirements. The team reviewed existing lease arrangements and collected and loaded a significant portion of the lease portfolio into the software. The Company enhanced accounting systems and updated business processes and controls related to the new guidance for leases. Collectively, these activities enabled the Company to meet the new accounting and disclosure requirements upon adoption in the first quarter of 2019.

The ASU requires a modified retrospective transition approach, applying the new standard to all leases existing at the date of initial adoption. An entity may choose to use either (1) the effective date or (2) the beginning of the earliest comparative period presented in the financial statements at the date of initial application. The Company elected to apply the transition requirements at the January 1, 2019, effective date rather than at the beginning of the earliest comparative period presented. This approach allowed for a cumulative effect adjustment in the period of adoption, and prior periods will not be restated. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which does not require reassessment of prior conclusions related to contracts containing a lease, lease classification and initial direct lease costs. As an accounting policy election, the Company will exclude short-term leases (term of 12 months or less) from the balance sheet presentation and will account for non-lease and lease components in a contract as a single lease component for all asset classes. The Company finalized the evaluation of the January 1, 2019 impact, and the result was an increase of lease-related assets and liabilities of $2.3 billion in the consolidated balance sheets. The impact on the Company's consolidated statements of income and consolidated statements of cash flows was not material.

In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement," which is part of the FASB disclosure framework project to improve the effectiveness of disclosures in the notes to the financial statements. The amendments in the new guidance remove, modify and add certain disclosure requirements related to fair value measurements covered in Topic 820, "Fair Value Measurement." The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for either the entire standard or only the requirements that modify or eliminate the disclosure requirements, with certain requirements applied prospectively, and all other requirements applied retrospectively to all periods presented. The Company is currently evaluating the impact of adopting this guidance.

In August 2018, the FASB issued ASU 2018-15, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract," which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in Topic 350, "Intangibles - Goodwill and Other" to determine which implementation costs to capitalize as assets or expense as incurred. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted and an entity can elect to apply the new guidance on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this guidance.

NOTE 3 - MERGER WITH DUPONT
Effective August 31, 2017, TDCC and DuPont completed the merger of equals transaction contemplated by the Merger Agreement, by and among TDCC, DuPont, DowDuPont, Diamond Merger Sub, Inc. and Orion Merger Sub, Inc. Pursuant to the Merger Agreement, (i) Diamond Merger Sub, Inc. was merged with and into TDCC, with TDCC surviving the merger as a subsidiary of DowDuPont (the "Diamond Merger") and (ii) Orion Merger Sub, Inc. was merged with and into DuPont, with DuPont surviving the merger as a subsidiary of DowDuPont (the "Orion Merger" and, together with the Diamond Merger, the "Mergers"). Following the consummation of the Mergers, each of TDCC and DuPont became subsidiaries of DowDuPont. Subsequent to the Merger, TDCC and DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Upon completion of the Diamond Merger, each share of common stock, par value $2.50 per share, of TDCC ("TDCC Common Stock") (excluding any shares of TDCC Common Stock that were held in treasury immediately prior to the effective time of the Diamond Merger, which were automatically canceled and retired for no consideration) was converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.01 per share, of DowDuPont ("DowDuPont Common Stock"). As provided in the Merger Agreement, at the effective time of the Mergers, (i) all options, deferred stock, performance deferred stock and other equity awards relating to shares of TDCC Common Stock outstanding immediately prior to the effective time of the Mergers were generally automatically converted into options and deferred stock and other equity awards relating to shares of DowDuPont Common Stock after giving effect to appropriate adjustments to reflect the Mergers and otherwise generally on the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the effective time of the Mergers. See Note 22 for additional information on the conversion of the equity awards.

In the third quarter of 2017, as a result of the Diamond Merger and the Merger, TDCC recorded a reduction in "Treasury stock" of $935 million, a reduction in "Common stock" of $3,107 million and an increase in "Additional paid in capital" of $2,172 million. At September 1, 2017, TDCC had 100 shares of common stock issued and outstanding, par value $0.01 per share, owned solely by its parent, DowDuPont.

On August 31, 2017, following the Diamond Merger, TDCC requested that the New York Stock Exchange ("NYSE") withdraw the shares of TDCC Common Stock from listing on the NYSE and filed a Form 25 with the SEC to report that the shares of TDCC Common Stock are no longer listed on the NYSE. The shares of TDCC Common Stock were suspended from trading on the NYSE prior to the open of trading on September 1, 2017.

As a condition of the regulatory approval of the Merger, TDCC and DuPont agreed to certain closing conditions, which are as follows:

•
TDCC divested its global Ethylene Acrylic Acid copolymers and ionomers business ("EAA Business") to SK Global Chemical Co., Ltd., on September 1, 2017, as part of a divestiture commitment given to the European Commission ("EC") in connection with the EC's conditional approval of the Merger granted on March 27, 2017. See Note 7 for additional information on this transaction.

•
DuPont divested its Cereal Broadleaf Herbicides and Chewing Insecticides portfolios as well as its Crop Protection research and development ("R&D") pipeline and organization (excluding seed treatment, nematicides, late-stage R&D programs and certain personnel needed to support marketed products and R&D programs that will remain with DuPont) (collectively, the "DuPont Divested Assets") to FMC Corporation ("FMC") on November 1, 2017, as part of the EC's conditional approval granted on March 27, 2017. Also on November 1, 2017, DuPont completed its acquisition of FMC's Health and Nutrition business, excluding its Omega-3 products.

•
On May 2, 2017, TDCC and DuPont announced that China's Ministry of Commerce ("MOFCOM") granted conditional regulatory approval for the companies' proposed merger of equals which included commitments already made to the EC including DuPont's divestiture of the DuPont Divested Assets and TDCC's divestiture of the EAA Business. In addition, TDCC and DuPont made commitments related to the supply and distribution in China of certain herbicide and insecticide ingredients and formulations for rice crops for five years after the closing of the Merger.

•
TDCC divested a select portion of Dow AgroSciences' corn seed business in Brazil to CITIC Agri Fund on November 30, 2017. The divestiture was part of the commitment given to Brazil's Administrative Council for Economic Defense ("CADE") in connection with the CADE's conditional approval of the Merger granted on May 17, 2017, which was incremental to commitments already made to the EC, China and regulatory agencies in other jurisdictions. This divestiture was included in discontinued operations of the Company.

•
On June 15, 2017, TDCC and DuPont announced that a proposed agreement had been reached with the Antitrust Division of the United States Department of Justice that permitted the companies to proceed with the proposed merger of equals transaction. The proposed agreement was consistent with commitments already made to the EC.

NOTE 4 – SEPARATION FROM DOWDUPONT
On April 1, 2019, DowDuPont completed the previously announced separation of its materials science business. The separation was effected by way of a pro rata distribution of all of the then-issued and outstanding shares of Dow Inc. common stock to DowDuPont stockholders of record as of the close of business, Eastern Time, on March 21, 2019 (the “Record Date”). The shareholders of record of DowDuPont received one share of Dow Inc. common stock, par value $0.01 per share, for every three shares of DowDuPont common stock, par value $0.01 per share, held as of the Record Date ("Distribution Ratio"). No fractional shares of Dow Inc. common stock were issued. Instead, cash in lieu of any fractional shares was paid to DowDuPont registered shareholders. The number of shares of Dow Inc. common stock issued on April 1, 2019 was 748.8 million shares. Dow Inc. is now an independent, publicly traded company and Dow Inc. common stock is listed on the NYSE under the symbol “DOW.” Dow Inc. common stock began regular-way trading on April 2, 2019, the first day following the distribution.

Effective April 1, 2019, TDCC became a wholly owned subsidiary of Dow Inc. As of the effective date and time of the distribution, DowDuPont does not beneficially own any equity interest in Dow and will no longer consolidate Dow and its consolidated subsidiaries into its financial results. Beginning in the second quarter of 2019, Dow’s consolidated financial results reflect the results of Dow Inc. and its consolidated subsidiaries - that is, TDCC after giving effect to the distribution of AgCo and SpecCo and the receipt of ECP. The consolidated financial results of Dow for periods prior to April 1, 2019, reflect the distribution of

AgCo and SpecCo as discontinued operations for each period presented as well as reflect the receipt of ECP as a common control transaction from the closing of the Merger on August 31, 2017.

On April 1, 2019, Dow Inc. received a cash contribution of $2,024 million from DowDuPont as part of the internal reorganization and business realignment steps between Dow Inc., TDCC and DowDuPont.

Receipt of ECP
As the receipt of ECP was accounted for as a transfer between entities under common control, the consolidated financial statements have been retrospectively adjusted to reflect the receipt of ECP from the closing of the Merger on August 31, 2017. All intercompany transactions have been eliminated in consolidation. The ECP assets received and liabilities assumed were recorded at DowDuPont's historical cost basis as reflected in the following table:

ECP Assets Received and Liabilities Assumed on Aug 31, 2017	Carrying value
In millions
Cash and cash equivalents	$1
Accounts and notes receivable - Trade	169
Accounts and notes receivable - Other	32
Inventories	529
Other current assets	6
Investment in nonconsolidated affiliates	116
Net property	817
Goodwill	3,617
Other intangible assets	1,484
Deferred income tax assets	9
Total Assets	$6,780
Accounts payable - Trade	102
Accounts payable - Other	29
Accrued and other current liabilities	31
Deferred income tax liabilities	683
Pension and other postretirement benefits - noncurrent	6
Other noncurrent obligations	3
Total Liabilities	$854
Net Assets (impact to "Retained earnings")	$5,926

Subsequent to the receipt of ECP, there were measurement period adjustments and other activity of $233 million for the period of September 1, 2017 through December 31, 2017, and $182 million for the twelve months ended December 31, 2018, that resulted in a reduction to "Retained Earnings" and are not included in the table above.

The following table provides "Net sales" and "Income (loss) from continuing operations before income taxes" of ECP included in the Company's results from the closing of the Merger on August 31, 2017:

ECP Results of Operations	2018	Sep 1 - Dec 31, 2017
In millions
Net sales	$1,512	$558
Income (loss) from continuing operations before income taxes [1]	$178	$(46)

1.	Includes the amortization of the fair value step-up of inventory recognized in "Cost of Sales" of $2 million in 2018 and $120 million for the period of September 1, 2017 through December 31, 2017.

Distribution of AgCo and SpecCo
Upon distribution, the Company retrospectively adjusted the previously issued consolidated financial statements and presented AgCo and SpecCo as discontinued operations based on the guidance in Accounting Standards Codification (“ASC”) 205-20 “Discontinued Operations” (“ASC 205-20”). The results of operations of AgCo and SpecCo are presented as discontinued operations in the consolidated statements of income and are summarized in the table that follows:

Results of Operations of AgCo and SpecCo	2018	2017	2016
In millions
Net sales	$12,187	$12,337	$11,894
Cost of sales	7,668	7,769	7,615
Research and development expenses	761	854	848
Selling, general and administrative expenses	1,108	1,143	1,152
Amortization of intangibles	249	255	228
Restructuring and asset related charges - net	411	376	16
Integration and separation costs	—	18	—
Equity in earnings of nonconsolidated affiliates	400	372	254
Sundry income (expense) - net	(13)	245	862
Interest income	26	40	33
Interest expense and amortization of debt discount	56	61	31
Income from discontinued operations before income taxes	$2,347	$2,518	$3,153
Provision for income taxes	512	636	227
Income from discontinued operations, net of tax	$1,835	$1,882	$2,926

The carrying amount of major classes of assets and liabilities related to the distribution of AgCo and SpecCo consisted of the following:

Carrying Values of AgCo and SpecCo [1]	Dec 31, 2018	Dec 31, 2017
In millions
Accounts and notes receivable - Trade	$2,768	$2,124
Accounts and notes receivable - Other	773	545
Inventories	2,826	2,763
Other current assets	151	117
Investment in nonconsolidated affiliates	612	749
Other investments	2	2
Noncurrent receivables	35	54
Net property	3,014	3,043
Goodwill	7,590	7,622
Other intangible assets	1,830	2,075
Deferred income tax assets	239	169
Deferred charges and other assets	60	16
Total assets of discontinued operations	$19,900	$19,279
Notes payable	7	2
Long-term debt due within one year	4	4
Accounts payable - Trade	1,118	1,477
Accounts payable - Other	868	631
Income taxes payable	234	207
Accrued and other current liabilities	716	687
Long-Term Debt	5	8
Deferred income tax liabilities	568	741
Pension and other postretirement benefits - noncurrent	306	307
Other noncurrent obligations	662	807
Total liabilities of discontinued operations	$4,488	$4,871

1.	Includes assets and liabilities of consolidated variable interest entities related to discontinued operations.

In connection with the separation, Dow Inc. entered into certain agreements with DowDuPont and/or Corteva, Inc. ("Corteva"), a subsidiary of DowDuPont which was formed to serve as the parent company for DowDuPont’s agriculture business, including the following: Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement and Intellectual Property Cross-License Agreements. In addition to establishing the terms of the separation, these agreements provide a framework for Dow’s interaction with DowDuPont and Corteva after the separation.

In addition, the Company has certain product and service agreements with DowDuPont and Corteva that were considered intercompany transactions prior to the separation, but are trade transactions subsequent to the separation. These transactions are reflected as trade transactions in the financial statement recast. Based on the Company’s assessment of the specific factors identified in ASC Topic 205, “Presentation of Financial Statements,” the Company concluded that these agreements do not constitute significant continuing involvement in AgCo and SpecCo.

NOTE 5 – REVENUE
Revenue Recognition
The majority of the Company's revenue is derived from product sales. In 2018, 99 percent of the Company's sales related to product sales (98 percent in 2017 and 99 percent in 2016). The remaining sales were primarily related to the Company's insurance operations and licensing of patents and technologies. As of January 1, 2018, the Company accounts for revenue in accordance with Topic 606, "Revenue from Contracts with Customers," except for revenue from insurance operations, which is accounted for in accordance with Topic 944, "Financial Services - Insurance."

Product Sales
Product sales consist of sales of the Company's products to manufacturers and distributors. The Company considers order confirmations or purchase orders, which in some cases are governed by master supply agreements, to be contracts with a customer. Product sale contracts are generally short-term contracts where the time between order confirmation and satisfaction of all performance obligations is less than one year. However, the Company has some long-term contracts which can span multiple years.

Revenues from product sales are recognized when the customer obtains control of the product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing, depending on business and geographic region. When the Company performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The Company elected to use the practical expedient to expense cash and non-cash sales incentives, as the amortization period for the costs to obtain the contract would have been one year or less.

Certain long-term contracts include a series of distinct goods that are delivered continuously to the customer through a pipeline (e.g., feedstocks). For these types of product sales, the Company invoices the customer in an amount that directly corresponds with the value to the customer of the Company’s performance to date. As a result, the Company recognizes revenue based on the amount billable to the customer in accordance with the right to invoice practical expedient.

The transaction price includes estimates for reductions in revenue from customer rebates and right of returns on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance and the Company’s best judgment at the time to the extent it is probable that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically. The Company elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Patents, Trademarks and Licenses
The Company enters into licensing arrangements in which it licenses certain rights of its patents and technology to customers. Revenue from the majority of the Company’s licenses for patents and technology is derived from sales-based royalties. The Company estimates the amount of sales-based royalties it expects to be entitled to based on historical sales to the customer. For the remaining revenue from licensing arrangements, payments are typically received from the Company's licensees based on billing schedules established in each contract. Revenue is recognized when the performance obligation is satisfied.

Remaining Performance Obligations
Remaining performance obligations represent the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. At December 31, 2018, the Company had unfulfilled performance obligations for the licensing of technology of $407 million, and expects revenue to be recognized for the remaining performance obligations over the next one to six years.

The remaining performance obligations are for product sales that have expected durations of one year or less, product sales of materials delivered through a pipeline for which the Company has elected the right to invoice practical expedient, or variable consideration attributable to royalties for licenses of patents and technology. The Company has received advance payments from customers related to long-term supply agreements that are deferred and recognized over the life of the contract, with remaining contract terms that range up to 22 years. The Company will have rights to future consideration for revenue recognized when product is delivered to the customer. These payments are included in "Accrued and other current liabilities" and "Other noncurrent obligations" in the consolidated balance sheets.

Disaggregation of Revenue
The Company disaggregates its revenue from contracts with customers by segment and business, and geographic region, as the Company believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows. See details in the tables below:

Net Trade Sales by Segment and Business	2018
In millions
Coatings & Performance Monomers	$3,979
Consumer Solutions	5,698
Performance Materials & Coatings	$9,677
Industrial Solutions	$4,812
Polyurethanes & Construction Chemicals	10,615
Others	20
Industrial Intermediates & Infrastructure	$15,447
Hydrocarbons & Energy	$7,587
Packaging and Specialty Plastics	16,608
Packaging & Specialty Plastics	$24,195
Corporate	$285
Total	$49,604

Net Trade Sales by Geographic Region	2018
In millions
U.S. & Canada	$17,809
EMEAI [1]	17,406
Asia Pacific	9,404
Latin America	4,985
Total	$49,604
1. Europe, Middle East, Africa and India.

Contract Balances
The Company receives payments from customers based upon contractual billing schedules. Accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. Contract liabilities include payments received in advance of performance under the contract, and are realized when the associated revenue is recognized under the contract. "Contract liabilities - current" primarily reflects deferred revenue from prepayments from customers for product to be delivered in a time period of 12 months or less. "Contract liabilities - noncurrent" includes advance payments that the Company has received from customers related to long-term supply agreements and royalty payments that are deferred and recognized over the life of the contract.

Revenue recognized in 2018 from amounts included in contract liabilities at the beginning of the period was approximately $205 million. In 2018, the amount of contract assets reclassified to receivables as a result of the right to the transaction consideration becoming unconditional was approximately $12 million. The Company did not recognize any asset impairment charges related to contract assets in 2018.

The following table summarizes the contract balances at December 31, 2018 and 2017:

Contract Balances	Dec 31, 2018	Topic 606 Adjustments Jan 1, 2018	Dec 31, 2017
In millions
Accounts and notes receivable - Trade	$5,646	$—	$5,386
Contract assets - current [1]	$19	$1	$—
Contract assets - noncurrent [2]	$1	$—	$—
Contract liabilities - current [3]	$134	$21	$116
Contract liabilities - noncurrent [4]	$1,318	$47	$1,365
1. Included in "Other current assets" in the consolidated balance sheets.
2. Included in "Deferred charges and other assets" in the consolidated balance sheets.
3. Included in "Accrued and other current liabilities" in the consolidated balance sheets.
4. Included in "Other noncurrent obligations" in the consolidated balance sheets.

NOTE 6 – ACQUISITIONS
Ownership Restructure of Dow Silicones
On June 1, 2016, the Company announced the closing of the transaction with Corning Incorporated ("Corning"), Dow Silicones and HS Upstate Inc., (“Splitco”), pursuant to which Corning exchanged with Dow Silicones its 50 percent equity interest in Dow Silicones for 100 percent of the stock of Splitco which held Corning's historical proportional interest in the Hemlock Semiconductor Group ("HSC Group") and approximately $4.8 billion in cash. As a result, Dow Silicones, previously a 50:50 joint venture between the Company and Corning, became a wholly owned subsidiary of the Company. At June 1, 2016, the Company's equity interest in Dow Silicones, excluding the HSC Group, was $1,968 million and was subsequently remeasured to fair value. In connection with the ownership restructure, on May 31, 2016, Dow Silicones incurred $4.5 billion of indebtedness in order to fund the contribution of cash to Splitco. Effective with the separation from DowDuPont on April 1, 2019, a portion of the Company's ownership in Dow Silicones, including the HSC Group, was distributed to DowDuPont and included in discontinued operations. As a result, the amounts below reflect only those balances included in continuing operations. See Notes 14 and 17 for additional information.

As a result of the Dow Silicones ownership restructure, the Company recognized a non-taxable gain of $1,617 million in the second quarter of 2016, net of closing costs and other comprehensive loss related to the Company's remaining ownership interest in Dow Silicones. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Performance Materials & Coatings segment. The Company recognized a tax benefit of $93 million on the ownership restructure in the second quarter of 2016, primarily due to the reassessment of a previously recognized deferred tax liability related to the basis difference in the Company’s investment in Dow Silicones. In addition, the fair value step-up of "Inventories" acquired was an increase of $213 million, which was expensed to "Cost of sales" over a three-month period beginning on June 1, 2016, and related to the Performance Materials & Coatings segment. In 2018, the Company recorded a pretax loss of $20 million for post-closing adjustments related to the Dow Silicones ownership restructure, included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Performance Materials & Coatings segment.

The ownership restructure resulted in the recognition of $2,251 million of "Goodwill" which was not deductible for tax purposes. Goodwill largely consisted of expected synergies resulting from the ownership restructure. Cost synergies were achieved through a combination of workforce consolidation and savings from actions such as harmonizing energy contracts at large sites, optimizing warehouse and logistics footprints, implementing materials and maintenance best practices, combining information technology service structures and leveraging existing R&D knowledge management systems.

The Company evaluated the disclosure requirements under ASC 805 "Business Combinations" and determined the ownership restructure was not considered a material business combination for purposes of disclosing the revenue and earnings of Dow Silicones since the date of the ownership restructure as well as supplemental pro forma information.

Beginning in June 2016, the results of Dow Silicones, excluding the HSC Group, were fully consolidated in the Company’s consolidated statements of income. Prior to June 2016, the Company’s 50 percent share of Dow Silicones’ results of operations was reported in “Equity in earnings of nonconsolidated affiliates” in the consolidated statements of income.

NOTE 7 – DIVESTITURES
Merger Remedy - Divestiture of the Global Ethylene Acrylic Acid Copolymers and Ionomers Business
On February 2, 2017, as a condition of regulatory approval of the Merger, the Company announced it would divest its global EAA Business to SK Global Chemical Co., Ltd. The divestiture included production assets located in Freeport, Texas, and Tarragona, Spain, along with associated intellectual property and product trademarks. Under terms of the purchase agreement, SK Global Chemical Co., Ltd will honor certain customer and supplier contracts and other agreements. On September 1, 2017, the sale was completed for $296 million, net of working capital adjustments, costs to sell and other adjustments, with proceeds subject to customary post-closing adjustments. As a result, in 2017, the Company recognized a pretax gain of $227 million on the sale, included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Packaging & Specialty Plastics segment.

The Company evaluated the divestiture of the EAA Business and determined it did not represent a strategic shift that had a major effect on the Company’s operations and financial results and did not qualify as an individually significant component of the Company. As a result, this divestiture was not reported in discontinued operations.

NOTE 8 – RESTRUCTURING, GOODWILL IMPAIRMENT AND ASSET RELATED CHARGES - NET
The "Restructuring, goodwill impairment and asset related charges - net" line in the consolidated statements of income is used to record charges for restructuring programs, goodwill impairments, and other asset related charges, which includes other asset impairments.

DowDuPont Cost Synergy Program
In September and November 2017, DowDuPont approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the "Synergy Program") which was designed to integrate and optimize the organization following the Merger and in preparation for the business separations. The Company expected (prior to the impact of any discontinued operations) to record total pretax restructuring charges of approximately $1.3 billion, which included initial estimates of approximately $525 million to $575 million of severance and related benefit costs; $400 million to $440 million of asset write-downs and write-offs, and $290 million to $310 million of costs associated with exit and disposal activities. The restructuring charges below reflect charges from continuing operations.

The Company recorded pretax restructuring charges of $399 million in 2017, consisting of severance and related benefit costs of $307 million, asset write-downs and write-offs of $87 million and costs associated with exit and disposal activities of $5 million. For the year ended December 31, 2018, the Company recorded pretax restructuring charges of $184 million, consisting of severance and related benefit costs of $137 million, asset write-downs and write-offs of $33 million and costs associated with exit and disposal activities of $14 million. The impact of these charges is shown as "Restructuring, goodwill impairment and asset related charges ‑ net" in the consolidated statements of income. The Company expects to record additional restructuring charges during 2019 and substantially complete the Synergy Program by the end of 2019.

The following table summarizes the activities related to the Synergy Program. At December 31, 2018, $205 million was included in "Accrued and other current liabilities" ($170 million at December 31, 2017) and $12 million was included in "Other noncurrent obligations" ($105 million at December 31, 2017) in the consolidated balance sheets.

DowDuPont Synergy Program	Severance and Related Benefit Costs	Asset Write-downs and Write-offs	Costs Associated with Exit and Disposal Activities	Total
In millions
2017 restructuring charges
Performance Materials & Coatings	$—	$9	$2	$11
Industrial Intermediates & Infrastructure	—	12	—	12
Packaging & Specialty Plastics	—	33	3	36
Corporate	307	33	—	340
Total 2017 restructuring charges	$307	$87	$5	$399
Charges against the reserve	—	(87)	—	(87)
Cash payments	(37)	—	—	(37)
Reserve balance at Dec 31, 2017	$270	$—	$5	$275
2018 restructuring charges
Performance Materials & Coatings	$—	$7	$—	$7
Industrial Intermediates & Infrastructure	—	—	11	11
Packaging & Specialty Plastics	—	10	3	13
Corporate	137	16	—	153
Total 2018 restructuring charges	$137	$33	$14	$184
Charges against the reserve	—	(33)	—	(33)
Cash payments	(197)	—	(12)	(209)
Reserve balance at Dec 31, 2018	$210	$—	$7	$217

Asset Write-downs and Write-offs
The restructuring charges related to the write-down and write-off of assets in 2017 totaled $87 million. Details regarding the write-downs and write-offs are as follows:

•
The Company recorded a charge of $22 million for asset write-downs and write-offs aligned with an energy project, including the write-off of capital projects and other non-manufacturing assets in Packaging & Specialty Plastics.

•
The Company recorded a charge of $65 million for other miscellaneous asset write-downs and write-offs, including the shutdown of several small manufacturing facilities and the write-off of non-manufacturing assets, certain corporate facilities and data centers. The charge related to Performance Materials & Coatings ($9 million), Industrial Intermediates & Infrastructure ($12 million), Packaging & Specialty Plastics ($11 million) and Corporate ($33 million). These manufacturing facilities will be shut down primarily by the end of 2019.

The restructuring charges related to the write-down and write-off of assets in 2018 are as follows:

•
The Company recorded a charge of $33 million for other miscellaneous asset write-downs and write-offs, including the shutdown of several small manufacturing facilities and the write-off of non-manufacturing assets and certain corporate facilities. The charge related to Performance Materials & Coatings ($7 million), Packaging & Specialty Plastics ($10 million) and Corporate ($16 million). These manufacturing facilities will be shut down by the end of the third quarter of 2019.

Costs Associated with Exit and Disposal Activities
The restructuring charges for costs associated with exit and disposal activities, including contract cancellation penalties and environmental remediation liabilities, totaled $5 million in 2017 and $14 million in 2018.

2016 Restructuring
On June 27, 2016, TDCC's Board approved a restructuring plan that incorporated actions related to the ownership restructure of Dow Silicones. These actions, aligned with TDCC’s value growth and synergy targets, resulted in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the ownership restructure of Dow Silicones.

As a result of these actions, the Company recorded pretax restructuring charges of $436 million in the second quarter of 2016, consisting of severance and related benefit costs of $255 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The impact of these charges is shown as "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. The 2016 restructuring activities were substantially complete at June 30, 2018, with remaining liabilities for severance and related benefit costs and costs associated with exit and disposal activities to be settled over time.

The following table summarizes the activities related to the Company's 2016 restructuring reserve.

2016 Restructuring Charges	Severance and Related Benefit Costs	Asset Write-downs and Write-offs	Costs Associated with Exit and Disposal Activities	Total
In millions
Performance Materials & Coatings	$—	$27	$15	$42
Industrial Intermediates & Infrastructure	—	70	13	83
Packaging & Specialty Plastics	—	10	—	10
Corporate	255	46	—	301
2016 restructuring charges	$255	$153	$28	$436
Charges against the reserve	—	(153)	—	(153)
Cash payments	(66)	—	(1)	(67)
Reserve balance at Dec 31, 2016	$189	$—	$27	$216
Adjustments to the reserve [1]	—	—	(7)	(7)
Cash payments	(137)	—	(3)	(140)
Reserve balance at Dec 31, 2017	$52	$—	$17	$69
Adjustments to the reserve [1]	(8)	—	14	6
Cash payments	(38)	—	(4)	(42)
Reserve balance at Jun 30, 2018	$6	$—	$27	$33

1.
Included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. Charges for severance and related benefit costs related to Corporate and costs associated with exit and disposal activities related to Performance Materials & Coatings.

Asset Write-downs and Write-offs
The restructuring charges related to the write-down and write-off of assets in the second quarter of 2016 totaled $153 million. Details regarding the write-downs and write-offs are as follows:

•
The Company recorded a charge of $70 million for asset write-downs and write-offs including the shutdown of a solar manufacturing facility in Midland, Michigan; the write-down of a solar facility in Milpitas, California; and, the write-off of capital projects and in-process research and development. The charge was related to Industrial Intermediates & Infrastructure. The Midland facility was shut down in the third quarter of 2016.

•
To enhance competitiveness and streamline costs associated with the ownership restructure of Dow Silicones, a silicones manufacturing facility in Yamakita, Japan, was shut down in the fourth quarter of 2018. In addition, an idled facility was shut down in the second quarter of 2016. As a result, the Company recorded a charge of $25 million related to Performance Materials & Coatings.

•	The Company recorded a charge of $25 million related to Corporate to close and/or consolidate certain corporate facilities and data centers.

•
A decision was made to shut down a small manufacturing facility and to write-down other non-manufacturing assets, including a cost method investment and certain aircraft. As a result, the Company recorded a charge of $33 million related to Performance Materials & Coatings ($2 million), Packaging & Specialty Plastics ($10 million) and Corporate ($21 million). The manufacturing facility was shut down in the second quarter of 2016.

Costs Associated with Exit and Disposal Activities
The restructuring charges for costs associated with exit and disposal activities, including contract cancellation penalties, environmental remediation and warranty liabilities, were $28 million in the second quarter of 2016.

The Company expects to incur additional costs in the future related to its restructuring activities. Future costs are expected to include demolition costs related to closed facilities and restructuring plan implementation costs; these costs will be recognized as incurred. The Company also expects to incur additional employee-related costs, including involuntary termination benefits, related to its other optimization activities. These costs cannot be reasonably estimated at this time.

Goodwill Impairment
Upon completion of the goodwill impairment testing in the fourth quarter of 2017, the Company determined the fair value of the Coatings & Performance Monomers reporting unit was lower than its carrying amount. As a result, the Company recorded an impairment charge of $1,491 million in the fourth quarter of 2017, included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income and related to Performance Materials & Coatings. See Note 15 for additional information on the impairment charge.

Asset Related Charges
2018 Charges
In 2018, the Company recognized an additional pretax impairment charge of $34 million related primarily to capital additions made to a biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil, which was impaired in 2017. The impairment charge was included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income and related to the Packaging & Specialty Plastics segment. See Notes 24 and 25 for additional information.

2017 Charges
In the fourth quarter of 2017, the Company recognized a $622 million pretax impairment charge related to a biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil. The Company determined it would not pursue an expansion of the facility’s ethanol mill into downstream derivative products, primarily as a result of cheaper ethane-based production as well as the Company’s new assets coming online on the U.S. Gulf Coast which can be used to meet growing market demands in Brazil. As a result of this decision, cash flow analysis indicated the carrying amount of the impacted assets was not recoverable. The impairment charge was included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income and related to the Packaging & Specialty Plastics segment. See Notes 24 and 25 for additional information.

The Company also recognized other pretax impairment charges of $246 million in the fourth quarter of 2017, including charges related to manufacturing assets of $159 million, an equity method investment of $81 million and other assets of $6 million. The impairment charges were included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income and related to Performance Materials & Coatings ($83 million), Industrial Intermediates & Infrastructure ($5 million), Packaging & Specialty Plastics ($58 million) and Corporate ($100 million). See Note 24 for additional information.

2016 Charges
In the fourth quarter of 2016, the Company recognized a $143 million pretax impairment charge related to its equity interest in AgroFresh Solutions, Inc. (“AFSI”) due to a decline in the market value of AFSI. The impairment charge was included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income and related to the Corporate segment. See Notes 14, 24 and 25 for additional information.

NOTE 9 – SUPPLEMENTARY INFORMATION

Sundry Income (Expense) – Net
In millions	2018	2017	2016
Non-operating pension and other postretirement benefit plan net credits (costs) [1]	$123	$(676)	$35
Gain on sales of other assets and investments	18	117	157
Foreign exchange losses	(119)	(72)	(126)
Post-closing adjustments on divestiture of MEGlobal	20	—	(1)
Gain and post-closing adjustments related to Dow Silicones ownership restructure [2]	(20)	—	1,617
Loss on early extinguishment of debt [3]	(54)	—	—
Gain on divestiture of the EAA Business [4]	—	227	—
Gain related to Nova patent infringement award [5]	—	137	—
Impact of split-off of chlorine value chain	—	7	6
Settlement of the urethane matters class action lawsuit and opt-out cases [5]	—	—	(1,235)
Costs associated with transactions and productivity actions	—	—	(41)
Loss on divestitures	—	—	(25)
Implant liability adjustment [5]	—	—	16
Reclassification of cumulative translation adjustments	4	8	—
Other - net	124	98	114
Total sundry income (expense) – net	$96	$(154)	$517

1.	Presented in accordance with ASU 2017-07. See Notes 2 and 21 for additional information.

2.	See Note 6 for additional information.

3.	See Note 17 for additional information.

4.	See Note 7 for additional information.

5.	See Note 18 for additional information.

Accrued and Other Current Liabilities
“Accrued and other current liabilities” were $2,931 million at December 31, 2018 and $3,389 million at December 31, 2017. Accrued payroll, which is a component of "Accrued and other current liabilities," was $759 million at December 31, 2018 and $956 million at December 31, 2017. No other components of "Accrued and other current liabilities" were more than 5 percent of total current liabilities.

Supplemental Cash Flow Information
The following table shows cash paid for interest and income taxes for the years ended December 31, 2018, 2017 and 2016:

Supplemental Cash Flow Information	2018	2017	2016
In millions
Cash paid during year for:
Interest, net of amounts capitalized	$1,143	$1,115	$1,162
Income taxes	$1,193	$1,259	$1,306

NOTE 10 – INCOME TAXES
On December 22, 2017, The Act was enacted. The Act reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, created new provisions related to foreign sourced earnings, eliminated the domestic manufacturing deduction and moved to a hybrid territorial system. At December 31, 2017, the Company had not completed its accounting for the tax effects of The Act; however, the Company made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 ("SAB 118"), income tax effects of The Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Company had completed its accounting for the tax effects of The Act.

•
As a result of The Act, the Company remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. The Company recorded a cumulative benefit of $81 million ($79 million benefit in 2018 and $2 million benefit in 2017) to “Provision (credit) for income taxes on continuing operations” in the consolidated statements of income with respect to the remeasurement of the Company's deferred tax balances.

•
The Act required a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits, which results in a one-time transition tax. The Company recorded a cumulative charge of $789 million ($85 million benefit in 2018 and $874 million charge in 2017) to "Provision (credit) for income taxes on continuing operations" in the consolidated statements of income with respect to the one-time transition tax.

•
In 2018, the Company recorded an indirect impact of The Act related to prepaid tax on the intercompany sale of inventory. The amount recorded related to inventory was a charge of $38 million to "Provision (credit) for income taxes on continuing operations" in the consolidated statements of income.

•
For tax years beginning after December 31, 2017, The Act introduced new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). The Company has made the policy election to record any liability associated with GILTI in the period in which it is incurred.

Geographic Allocation of Income and Provision (Credit) for Income Taxes on Continuing Operations
In millions	2018	2017	2016
Income (loss) from continuing operations before income taxes
Domestic [1,2]	$745	$(2,226)	$(991)
Foreign [1]	3,004	2,463	2,251
Income from continuing operations before income taxes	$3,749	$237	$1,260
Current tax expense (benefit)
Federal	$324	$(864)	$164
State and local	13	4	21
Foreign	901	971	606
Total current tax expense	$1,238	$111	$791
Deferred tax expense (benefit)
Federal [3]	$(318)	$1,499	$(1,029)
State and local	(32)	85	(59)
Foreign	(79)	(171)	79
Total deferred tax expense (benefit)	$(429)	$1,413	$(1,009)
Provision (credit) for income taxes on continuing operations	$809	$1,524	$(218)
Income (loss) from continuing operations, net of tax	$2,940	$(1,287)	$1,478

1.
In 2016, the domestic component of "Income from continuing operations before income taxes" included approximately $1.4 billion of income from portfolio actions. See Notes 6 and 7 for additional information.

2.
In 2017, the domestic component of "Income from continuing operations before income taxes" included approximately $1.4 billion of expense related to goodwill impairment and litigation settlements. In 2016, the domestic component of "Income from continuing operations before income taxes" included approximately $2.6 billion of expenses related to the urethane matters class action lawsuit and opt-out cases settlements, asbestos-related charge and charges for environmental matters. See Notes 15 and 18 for additional information.

3.
The 2018 and 2017 amounts reflect the tax impact of The Act which accelerated the utilization of tax credits and required remeasurement of all U.S. deferred tax assets and liabilities. The 2016 amount reflects the tax impact of accrued one-time items and reduced domestic income which limited the utilization of tax credits.

In 2017, as a result of the Merger and subsequent change in the Company's ownership, certain net operating loss carryforwards available for the Company’s consolidated German tax group were derecognized. In addition, the sale of stock between two consolidated subsidiaries in 2014 created a gain that was initially deferred for tax purposes. This deferred gain became taxable as a result of activities executed in anticipation of the business separations. As a result, in 2017, the Company recorded a charge of $267 million to “Provision (credit) for income taxes on continuing operations” in the consolidated statements of income.

Reconciliation to U.S. Statutory Rate	2018	2017	2016
Statutory U.S. federal income tax rate	21.0%	35.0%	35.0%
Equity earnings effect	(3.3)	(52.7)	(1.7)
Foreign income taxed at rates other than the statutory U.S. federal income tax rate [1]	6.7	(61.2)	(14.9)
U.S. tax effect of foreign earnings and dividends	(0.7)	(8.4)	12.5
Unrecognized tax benefits	0.2	13.5	(2.7)
Divestitures and ownership restructuring activities [2]	0.8	142.0	(48.2)
Impact of U.S. tax reform	(3.4)	367.8	—
State and local income taxes	0.4	11.4	2.9
Goodwill impairment	—	220.8	—
Excess tax benefits from stock-based compensation [3]	(1.0)	(39.7)	—
Other - net	0.9	14.5	(0.2)
Effective Tax Rate	21.6%	643.0%	(17.3)%

1.	Includes the impact of valuation allowances in foreign jurisdictions.

2.	See Notes 6 and 7 for additional information.

3.
Reflects the impact of the adoption of ASU 2016-09, "Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting," which was adopted January 1, 2017, and resulted in the recognition of excess tax benefits related to stock-based compensation in "Provision (credit) for income taxes on continuing operations."

Deferred Tax Balances at Dec 31	2018		2017
In millions	Assets	Liabilities	Assets	Liabilities
Property	$406	$2,519	$488	$2,467
Tax loss and credit carryforwards	2,079	—	1,687	—
Postretirement benefit obligations	2,115	143	2,411	149
Other accruals and reserves	1,220	151	1,409	174
Intangibles	157	954	126	1,019
Inventory	53	239	52	232
Investments	190	84	275	87
Other – net	620	247	427	405
Subtotal	$6,840	$4,337	$6,875	$4,533
Valuation allowances	(1,225)	—	(1,255)	—
Total	$5,615	$4,337	$5,620	$4,533

Operating Loss and Tax Credit Carryforwards at Dec 31	2018	2017
In millions	Assets	Assets
Operating loss carryforwards
Expire within 5 years	$245	$222
Expire after 5 years or indefinite expiration	1,196	1,255
Total operating loss carryforwards	$1,441	$1,477
Tax credit carryforwards
Expire within 5 years	$32	$39
Expire after 5 years or indefinite expiration	606	171
Total tax credit carryforwards	$638	$210
Total operating loss and tax credit carryforwards	$2,079	$1,687

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $6,014 million at December 31, 2018 and $6,218 million at December 31, 2017. The Act imposed U.S. tax on all post-1986 foreign unrepatriated earnings accumulated through December 31, 2017. Unrepatriated earnings generated after December 31, 2017, are now subject to tax in the current year. All undistributed earnings are still subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed earnings.

The following table provides a reconciliation of the Company's unrecognized tax benefits:

Total Gross Unrecognized Tax Benefits
In millions	2018	2017	2016
Total unrecognized tax benefits at Jan 1	$255	$231	$280
Decreases related to positions taken on items from prior years	(8)	(4)	(12)
Increases related to positions taken on items from prior years [1]	68	37	153
Increases related to positions taken in the current year [2]	2	12	135
Settlement of uncertain tax positions with tax authorities [1]	—	(12)	(325)
Decreases due to expiration of statutes of limitations	(1)	(9)	—
Foreign exchange gain	(2)	—	—
Total unrecognized tax benefits at Dec 31	$314	$255	$231
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$235	$245	$225
Total amount of interest and penalties (benefit) recognized in "Provision (credit) for income taxes on continuing operations"	$(12)	$2	$(55)
Total accrual for interest and penalties recognized in the consolidated balance sheets	$109	$110	$89

1.	The 2016 balance includes the impact of a settlement agreement related to a historical change in the legal ownership structure of a nonconsolidated affiliate discussed below.

2.	The 2016 balance includes $126 million assumed in the Dow Silicones ownership restructure.

On January 9, 2017, the U.S. Supreme Court denied certiorari in the Company’s tax treatment of partnerships and transactions associated with Chemtech, a wholly owned subsidiary. The Company has fully accrued the position and does not expect a future impact to “Provision (credit) for income taxes on continuing operations” in the consolidated statements of income as a result of the ruling.

In the fourth quarter of 2016, a settlement of $206 million was reached on a tax matter associated with a historical change in the legal ownership structure of a nonconsolidated affiliate. As a result of the settlement, the Company recorded a charge of $13 million to “Provision (credit) for income taxes on continuing operations” in the consolidated statements of income.

Prior to the separation, TDCC and its consolidated subsidiaries were included in DowDuPont's consolidated federal income tax group and consolidated tax return. Generally, the consolidated tax liability of the DowDuPont U.S. tax group for each year will be apportioned among the members of the consolidated group based on each member’s separate taxable income. TDCC and DuPont intend that, to the extent federal and/or state corporate income tax liabilities are reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with a tax sharing agreement and/or tax matters agreement.

Each year, the Company files tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Company. As a result, there is an uncertainty in income taxes recognized in the Company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on the Company's results of operations.

Tax years that remain subject to examination for the Company’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at Dec 31, 2018	Earliest Open Year
Jurisdiction
Argentina	2011
Brazil	2006
Canada	2012
China	2008
Germany	2009
Italy	2013
The Netherlands	2016
Switzerland	2012
United States:
Federal income tax	2004
State and local income tax	2004

The reserve for non-income tax contingencies related to issues in the United States and foreign locations was $91 million at December 31, 2018 and $110 million at December 31, 2017. This is management’s best estimate of the potential liability for non-income tax contingencies. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law, both legislated and concluded through the various jurisdictions’ tax court systems. It is the opinion of the Company’s management that the possibility is remote that costs in excess of those accrued will have a material impact on the Company’s consolidated financial statements.

NOTE 11 - EARNINGS PER SHARE CALCULATIONS
The following tables provide earnings per share calculations of Dow for the years ended December 31, 2018, 2017, and 2016. In accordance with the accounting guidance for earnings per share, earnings per share of TDCC is not presented as this information is not required in financial statements of wholly owned subsidiaries.

Net Income (Loss) for Earnings Per Share Calculations	2018	2017	2016
In millions
Income (loss) from continuing operations, net of tax	$2,940	$(1,287)	$1,478
Net income attributable to noncontrolling interests - continuing operations	(102)	(102)	(53)
Preferred stock dividends [1,2]	—	—	(340)
Net income attributable to participating securities - continuing operations [3]	—	(8)	(14)
Income (loss) from continuing operations attributable to common stockholders	$2,838	$(1,397)	$1,071
Income from discontinued operations, net of tax	$1,835	$1,882	$2,926
Net income attributable to noncontrolling interests - discontinued operations	(32)	(28)	(33)
Net income attributable to participating securities - discontinued operations [3]	—	(6)	(8)
Income from discontinued operations attributable to common stockholders	$1,803	$1,848	$2,885
Net income attributable to common stockholders	$4,641	$451	$3,956

Earnings Per Share Calculations - Basic	2018	2017	2016
Dollars per share
Income (loss) from continuing operations attributable to common stockholders	$3.80	$(1.88)	$1.57
Income from discontinued operations, net of tax	2.41	2.48	4.23
Net income attributable to common stockholders	$6.21	$0.60	$5.80

Earnings Per Share Calculations - Diluted	2018	2017	2016
Dollars per share
Income (loss) from continuing operations attributable to common stockholders	$3.80	$(1.88)	$1.55
Income from discontinued operations, net of tax	2.41	2.48	4.18
Net income attributable to common stockholders	$6.21	$0.60	$5.73

Share Count Information	2018	2017	2016
Shares in millions
Weighted-average common shares - basic [4,5,6]	747.2	744.8	681.6
Plus dilutive effect of equity compensation plans	—	—	9.3
Weighted-average common shares - diluted [4,5,6]	747.2	744.8	690.9
Stock options and restricted stock units excluded from EPS calculations [7]	—	1.1	1.1

1.
On December 30, 2016, TDCC converted all shares of its Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of TDCC's common stock. As a result of this conversion, no shares of TDCC Preferred Stock are issued or outstanding. See Note 19 for additional information.

2.
Preferred Stock dividends were not added back in the calculation of diluted earnings per share for the period ended December 31, 2016, because the effect of an assumed conversion of TDCC's Preferred Stock would have been antidilutive.

3.	Restricted stock units (formerly termed deferred stock) are considered participating securities due to the Company's practice of paying dividend equivalents on unvested shares.

4.
Share amounts for the year ended December 31, 2018 were based on 2,246.3 million DowDuPont common shares outstanding as of the Record Date for the April 1, 2019 distribution, less 4.6 million Employee Stock Ownership Plan ("ESOP") shares that had not been released and were not considered outstanding, adjusted for the Distribution Ratio. There was no dilutive effect for the year ended December 31, 2018 as the Company did not engage in activities giving rise to dilution.

5.
Share amounts for the year ended December 31, 2017 were based on 2,246.3 million DowDuPont common shares outstanding as of the Record Date for the April 1, 2019 distribution, less 4.6 million ESOP shares that had not been released and were not considered outstanding, adjusted for the Distribution Ratio and further adjusted by 2.4 million shares for the effect of TDCC basic common shares outstanding during the pre-Merger period. The year ended December 31, 2017 reflected a loss from continuing operations, and as such, the basic share count was used for purposes of calculating earnings per share on a diluted basis.

6.
Share amounts for the year ended December 31, 2016 were based on TDCC weighted average common shares outstanding of 1,108.1 million (basic) and 1,123.2 million (diluted), adjusted by a conversion factor of 0.6151 used to present TDCC shares of 1,214.8 million at the time of Merger on a basis that is equivalent to the Dow Inc. common shares at distribution of 747.2 million.

7.
These outstanding options to purchase shares of common stock and restricted stock units were excluded from the calculation of diluted earnings per share because the effect of including them would have been antidilutive. For the year ended December 31, 2018, the Company did not engage in activities giving rise to dilution.

NOTE 12 – INVENTORIES
The following table provides a breakdown of inventories:

Inventories at Dec 31
In millions	2018	2017
Finished goods	$4,313	$3,888
Work in process	1,335	906
Raw materials	674	631
Supplies	826	790
Total	$7,148	$6,215
Adjustment of inventories to a LIFO basis	(249)	(170)
Total inventories	$6,899	$6,045

NOTE 13 – PROPERTY
The following table provides a breakdown of property:

Property at Dec 31	Estimated Useful Lives (Years)	2018	2017
In millions
Land and land improvements	0-25	$2,059	$1,868
Buildings	5-50	4,745	4,600
Machinery and equipment	3-25	40,250	38,131
Other property	3-50	5,084	4,969
Construction in progress	—	1,846	3,241
Total property		$53,984	$52,809

In millions	2018	2017	2016
Depreciation expense	$2,174	$1,955	$1,729
Capitalized interest	$88	$240	$243

NOTE 14 – NONCONSOLIDATED AFFILIATES
The Company’s investments in companies accounted for using the equity method (“nonconsolidated affiliates”) and dividends received from nonconsolidated affiliates are shown in the following tables:

Investments in Nonconsolidated Affiliates at Dec 31	2018 [1]	2017 [1]
In millions
Investment in nonconsolidated affiliates	$3,320	$3,107

1.
The carrying amount of the Company’s investments in nonconsolidated affiliates at December 31, 2018, was $39 million less than its share of the investees’ net assets, ($63 million less at December 31, 2017), exclusive of additional differences relating to EQUATE Petrochemical Company K.S.C.C. ("EQUATE") and AFSI, which are discussed separately in the disclosures that follow.

Dividends Received from Nonconsolidated Affiliates	2018	2017 [1]	2016
In millions
Dividends from nonconsolidated affiliates	$663	$654	$612

1.	Includes a non-cash dividend of $7 million.

Except for AFSI, the nonconsolidated affiliates in which the Company has investments are privately held companies; therefore, quoted market prices are not available.

Dow Silicones
As a result of the Dow Silicones ownership restructure, Dow Silicones, previously a 50:50 joint venture between the Company and Corning, became a wholly owned subsidiary of the Company as of June 1, 2016. The Company's equity interest in Dow Silicones, which was previously classified as "Investment in nonconsolidated affiliates" in the consolidated balance sheets, was remeasured to fair value. See Note 6 for additional information on the Dow Silicones ownership restructure.

EQUATE
At December 31, 2018, the Company had an investment balance in EQUATE of $131 million ($42 million at December 31, 2017), which is classified as "Investment in nonconsolidated affiliates" in the consolidated balance sheets. The Company's investment in EQUATE was $502 million less than the Company's proportionate share of EQUATE's underlying net assets at December 31, 2018 ($516 million less at December 31, 2017), which represents the difference between the fair values of certain MEGlobal assets acquired by EQUATE and the Company's related valuation on a U.S. GAAP basis. A basis difference of $184 million at December 31, 2018 ($200 million at December 31, 2017) is being amortized over the remaining useful lives of the assets and the remainder is considered a permanent difference.

AFSI
On July 31, 2015, the Company sold its AgroFresh business to AFSI. Proceeds received on the divestiture of AgroFresh included 17.5 million common shares of AFSI, which were valued at $210 million and represented an approximate 35 percent ownership interest in AFSI. Based on the December 31, 2016 closing stock price of AFSI, the value of this investment would have been lower than the carrying value by $143 million. In the fourth quarter of 2016, the Company determined the decline in market value of AFSI was other-than-temporary and recognized a $143 million pretax impairment charge related to its equity interest in AFSI. The impairment charge was included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income and related to the Corporate segment. At December 31, 2018, the Company's investment in AFSI was $101 million less than the Company's proportionate share of AFSI's underlying net assets ($92 million less at December 31, 2017). This amount primarily relates to the other-than-temporary decline in the Company's investment in AFSI.

On April 4, 2017, the Company and AFSI revised certain agreements related to the divestiture of the AgroFresh business and the Company entered into a stock purchase agreement to purchase up to 5,070,358 shares of AFSI's common stock, which represented approximately 10 percent of AFSI's common stock outstanding at signing of the agreement, subject to certain terms and conditions. On November 19, 2018, the stock purchase agreement concluded. At December 31, 2018, the Company held a 42 percent ownership interest in AFSI (36 percent at December 31, 2017). See Notes 24 and 25 for further information on this investment.

Sadara
The Company and Saudi Arabian Oil Company formed Sadara Chemical Company ("Sadara") to build and operate a world-scale, fully integrated chemicals complex in Jubail Industrial City, Kingdom of Saudi Arabia. Sadara achieved its first polyethylene production in December 2015 and announced the start-up of its mixed feed cracker and a third polyethylene train (which added to the two polyethylene trains already in operation) in August 2016. Sadara achieved successful startup of its remaining production units in 2017. In 2018, the Company entered into a shareholder loan reduction agreement with Sadara and converted $312 million of the remaining loan and accrued interest balance into equity. At December 31, 2018, the Company's note receivable with Sadara was zero. In addition, in the fourth quarter of 2018, the Company waived $70 million of accounts receivable with Sadara, which was converted into equity. In 2017, the Company loaned $735 million to Sadara and converted $718 million into equity, and had a note receivable from Sadara of $275 million at December 31, 2017, included in "Noncurrent receivables" in the consolidated balance sheets.

Transactions with Nonconsolidated Affiliates
The Company has service agreements with certain nonconsolidated affiliates, including contracts to manage the operations of manufacturing sites and the construction of new facilities; licensing and technology agreements; and marketing, sales, purchase, lease and sublease agreements.

The Company sells excess ethylene glycol produced at the Company's manufacturing facilities in the United States and Europe to MEGlobal, a subsidiary of EQUATE. The Company also sells ethylene to MEGlobal as a raw material for its ethylene glycol plants in Canada. Sales of these products to MEGlobal represented 1 percent of total net sales in 2018, 2017 and 2016. Sales of ethylene glycol to MEGlobal are reflected in the Industrial Intermediates & Infrastructure segment and represented 2 percent of the segment's sales in 2018, 2017 and 2016. Sales of ethylene to MEGlobal are reflected in the Packaging & Specialty Plastics segment and represented 1 percent of the segment's sales in 2018, 2017 and 2016.

The Company is responsible for marketing the majority of Sadara products outside of the Middle East zone through the Company’s established sales channels. Under this arrangement, the Company purchases and sells Sadara products for a marketing fee. Purchases of Sadara products represented 9 percent of "Cost of sales" in 2018 (4 percent in 2017 and not material in 2016).

The Company purchases products from The SCG-Dow Group, primarily for marketing and distribution in Asia Pacific. Purchases of products from The SCG-Dow Group represented 2 percent of "Cost of sales" in 2018 (3 percent in 2017 and 2016).

Sales to and purchases from other nonconsolidated affiliates were not material to the consolidated financial statements.

Balances due to or due from nonconsolidated affiliates at December 31, 2018 and 2017 were as follows:

Balances Due To or Due From Nonconsolidated Affiliates at Dec 31	2018	2017
In millions
Accounts and notes receivable - Other	$556	$417
Noncurrent receivables	8	282
Total assets	$564	$699
Accounts payable - Other	$1,347	$1,271

Principal Nonconsolidated Affiliates
The Company had an ownership interest in 38 nonconsolidated affiliates at December 31, 2018 (39 at December 31, 2017). The Company's principal nonconsolidated affiliates and its ownership interest (direct and indirect) for each at December 31, 2018, 2017 and 2016 are as follows:

Principal Nonconsolidated Affiliates at Dec 31	Country	Ownership Interest
		2018	2017	2016
EQUATE Petrochemical Company K.S.C.C.	Kuwait	42.5%	42.5%	42.5%
The Kuwait Olefins Company K.S.C.C.	Kuwait	42.5%	42.5%	42.5%
The Kuwait Styrene Company K.S.C.C.	Kuwait	42.5%	42.5%	42.5%
Map Ta Phut Olefins Company Limited [1]	Thailand	32.77%	32.77%	32.77%
Sadara Chemical Company	Saudi Arabia	35%	35%	35%
The SCG-Dow Group:
Siam Polyethylene Company Limited	Thailand	50%	50%	50%
Siam Polystyrene Company Limited	Thailand	50%	50%	50%
Siam Styrene Monomer Co., Ltd.	Thailand	50%	50%	50%
Siam Synthetic Latex Company Limited	Thailand	50%	50%	50%

1.
The Company's effective ownership of Map Ta Phut Olefins Company Limited ("Map Ta Phut") is 32.77 percent, of which the Company directly owns 20.27 percent and indirectly owns 12.5 percent through its equity interest in Siam Polyethylene Company Limited.

The Company’s investment in and equity earnings from its principal nonconsolidated affiliates are shown in the tables below:

Investment in Principal Nonconsolidated Affiliates at Dec 31	2018	2017
In millions
Investment in nonconsolidated affiliates	$2,876	$2,657

Equity Earnings from Principal Nonconsolidated Affiliates	2018	2017	2016 [1]
In millions
Equity in earnings of principal nonconsolidated affiliates	$561	$347	$241

1.	Equity in earnings of principal nonconsolidated affiliates for 2016 includes the results of Dow Silicones through May 31, 2016.

The summarized financial information that follows represents the combined accounts (at 100 percent) of the principal nonconsolidated affiliates.

Summarized Balance Sheet Information at Dec 31	2018	2017
In millions
Current assets	$7,553	$6,833
Noncurrent assets	25,971	26,778
Total assets	$33,524	$33,611
Current liabilities	$5,163	$4,678
Noncurrent liabilities	19,089	20,100
Total liabilities	$24,252	$24,778
Noncontrolling interests	$72	$33

Summarized Income Statement Information [1]	2018	2017	2016 [2]
In millions
Sales	$14,461	$11,629	$10,825
Gross profit	$2,320	$1,992	$1,975
Income from continuing operations, net of tax	$1,173	$689	$410

1.
The results in this table reflect purchase and sale activity between certain principal nonconsolidated affiliates and the Company, as previously discussed in the "Transactions with Nonconsolidated Affiliates" section.

2.	The summarized income statement information for 2016 includes the results of Dow Silicones through May 31, 2016.

NOTE 15 – GOODWILL AND OTHER INTANGIBLE ASSETS
The following table shows changes in the carrying amounts of goodwill by reportable segment for the years ended December 31, 2018 and 2017:

Goodwill	Performance Materials & Coatings	Industrial Intermediates & Infrastructure	Packaging & Specialty Plastics	Total
In millions
Balance at Jan 1, 2017	$4,938	$1,085	$1,518	$7,541
Divestiture of the EAA Business [1]	—	—	(23)	(23)
Dissolution of joint venture [2]	48	—	—	48
Goodwill impairment	(1,491)	—	—	(1,491)
Receipt of the ECP businesses [3]	—	—	3,617	3,617
Measurement period adjustment - ECP [3]	—	—	(96)	(96)
Foreign currency impact	194	16	32	242
Other	—	—	(5)	(5)
Balance at Dec 31, 2017	$3,689	$1,101	$5,043	$9,833
Foreign currency impact	(39)	(6)	(24)	(69)
Measurement period adjustment - ECP [3]	—	—	82	82
Balance at Dec 31, 2018	$3,650	$1,095	$5,101	$9,846

1.	On September 1, 2017, the Company divested its EAA Business to SK Global Chemical Co., Ltd. See Note 7 for additional information.

2.	On December 31, 2017, the Company dissolved a crude acrylic acid joint venture. See Note 25 for additional information.
3. Goodwill recognized from the receipt of the ECP businesses as part of the separation from DowDuPont. See Note 4 for additional information.

Effective with the Merger, the Company updated its reporting units to align with the level at which discrete financial information is available for review by management. A relative fair value method was used to reallocate goodwill for reporting units of which the composition had changed. The reporting units are: Coatings & Performance Monomers, Construction Chemicals, Consumer Solutions, Energy Solutions, Hydrocarbons & Energy, Industrial Solutions, Packaging and Specialty Plastics and Polyurethanes & Construction Chemicals. At December 31, 2017, goodwill was carried by all of these reporting units.

In 2018, the Energy Solutions and Construction Chemicals reporting units were combined into Industrial Solutions and Polyurethanes & Construction Chemicals, respectively. At December 31, 2018, goodwill was carried by all reporting units.

The separation from DowDuPont on April 1, 2019, did not impact the composition of the Company's six reporting units discussed above. The ECP businesses received as part of the separation from DowDuPont are included in the Hydrocarbons & Energy and Packaging and Specialty Plastics reporting units.

Goodwill Impairments
The carrying amounts of goodwill at December 31, 2018 and 2017, were net of accumulated impairments of $1,491 million in Performance Materials & Coatings and $309 million in Industrial Intermediates & Infrastructure.

Goodwill Impairment Testing
The Company performs an impairment test of goodwill annually in the fourth quarter. In 2018, the Company performed quantitative testing for 1 reporting unit (6 in 2017 and 2 in 2016) and a qualitative assessment was performed for the remaining reporting units. The qualitative assessments indicated that it was not more likely than not that fair value was less than the carrying value for those reporting units included in the qualitative test.

The quantitative testing conducted in 2018 and 2016 concluded that no goodwill impairments existed.

Upon completion of the quantitative testing in the fourth quarter of 2017, the Company determined the Coatings & Performance Monomers reporting unit was impaired. Throughout 2017, the Coatings & Performance Monomers reporting unit did not consistently meet expected financial performance targets, primarily due to increasing commoditization in coatings markets and competition, as well as customer consolidation in end markets which reduced growth opportunities. As a result, the Coatings & Performance Monomers reporting unit lowered future revenue and profitability expectations. The fair value of the Coatings & Performance Monomers reporting unit was determined using a discounted cash flow methodology that reflected reductions in projected revenue growth rates, primarily driven by modified sales volume and pricing assumptions, as well as revised expectations for future growth rates. These discounted cash flows did not support the carrying value of the Coatings & Performance Monomers reporting unit. As a result, the Company recorded a goodwill impairment charge for the Coatings & Performance Monomers reporting unit of $1,491 million in the fourth quarter of 2017, included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income and related to the Performance Materials & Coatings segment. The Coatings & Performance Monomers reporting unit carried $1,071 million of goodwill at December 31, 2017. No other goodwill impairments were identified as a result of the 2017 testing.

Other Intangible Assets
The following table provides information regarding the Company’s other intangible assets:

Other Intangible Assets at Dec 31	2018			2017
In millions	Gross Carrying Amount	Accum Amort	Net	Gross Carrying Amount	Accum Amort	Net
Intangible assets with finite lives:
Developed technology	$2,634	$(1,252)	$1,382	$2,630	$(1,021)	$1,609
Software	1,404	(805)	599	1,323	(727)	596
Trademarks/tradenames	352	(329)	23	366	(284)	82
Customer-related	3,211	(993)	2,218	3,247	(810)	2,437
Other	—	—	—	2	—	2
Total other intangible assets, finite lives	$7,601	$(3,379)	$4,222	$7,568	$(2,842)	$4,726
In-process research and development ("IPR&D")	3	—	3	3	—	3
Total other intangible assets	$7,604	$(3,379)	$4,225	$7,571	$(2,842)	$4,729

Intangible assets assumed from the receipt of ECP are presented in the table below. See Note 4 for additional information.

ECP Intangible Assets at Aug 31, 2017	Gross Carrying Amount	Weighted-average Amort. Period (in years)
In millions
Intangible assets with finite lives:
Developed technology	$366	14
Trademarks/tradenames	20	7
Customer-related	1,098	15
Total	$1,484	15

The following table provides information regarding amortization expense from continuing operations related to intangible assets:

Amortization Expense from Continuing Operations	2018	2017	2016
In millions
Other intangible assets, excluding software	$469	$400	$316
Software, included in “Cost of sales” from continuing operations	$93	$82	$69

In the second quarter of 2016, the Company wrote-off $11 million of IPR&D as part of the 2016 restructuring charge. This charge was included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income and was related to Industrial Intermediates & Infrastructure segment. See Note 8 for additional information.

Total estimated amortization expense from continuing operations for the next five fiscal years is as follows:

Estimated Amortization Expense from Continuing Operations for Next Five Years
In millions
2019	$518
2020	$492
2021	$470
2022	$413
2023	$392

NOTE 16 – TRANSFERS OF FINANCIAL ASSETS
The Company has historically sold trade accounts receivable of select North American entities and qualifying trade accounts receivable of select European entities on a revolving basis to certain multi-seller commercial paper conduit entities ("conduits"). The proceeds received are comprised of cash and interests in specified assets of the conduits (the receivables sold by the Company) that entitle the Company to the residual cash flows of such specified assets in the conduits after the commercial paper has been repaid. Neither the conduits nor the investors in those entities have recourse to other assets of the Company in the event of nonpayment by the debtors.

In the fourth quarter of 2017, the Company suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. In September and October 2018, the North American and European facilities, respectively, were amended and the terms of the agreements changed from off-balance sheet arrangements to secured borrowing arrangements. See Note 17 for additional information on the secured borrowing arrangements.

For the year ended December 31, 2018, the Company recognized a loss of $7 million on the sale of these receivables ($25 million loss for the year ended December 31, 2017 and $20 million loss for the year ended December 31, 2016), which is included in “Interest expense and amortization of debt discount” in the consolidated statements of income.

The following table summarizes the carrying value of interests held, which represents the Company's maximum exposure to loss related to the receivables sold, and the percentage of anticipated credit losses related to the trade accounts receivable sold. Also provided is the sensitivity of the fair value of the interests held to hypothetical adverse changes in the anticipated credit losses; amounts shown below are the corresponding hypothetical decreases in the carrying value of interests.

Interests Held at Dec 31
In millions	2018	2017
Carrying value of interests held [1]	$—	$677
Percentage of anticipated credit losses	—%	2.64%
Impact to carrying value - 10% adverse change	$—	$—
Impact to carrying value - 20% adverse change	$—	$1

1.	Included in "Accounts and notes receivable - other" in the consolidated balance sheets.

Credit losses, net of any recoveries, on receivables sold were insignificant for the years ended December 31, 2018, 2017 and 2016.

Following is an analysis of certain cash flows between the Company and the conduits:

Cash Proceeds
In millions	2018	2017	2016
Sale of receivables	$—	$1	$1
Collections reinvested in revolving receivables	$—	$21,293	$21,652
Interests in conduits [1]	$657	$9,462	$8,551

1.
Presented in "Investing Activities" in the consolidated statements of cash flows in accordance with ASU 2016-15. See Note 2 for additional information. In connection with the review and implementation of ASU 2016-15, the Company also changed the prior year value of “Interests in conduits” due to additional interpretive guidance of the required method for calculating the cash received from beneficial interests in the conduits, including additional guidance from the SEC's Office of the Chief Accountant issued in the third quarter of 2018 that indicated an entity must evaluate daily transaction activity to calculate the value of cash received from beneficial interests in conduits.

Following is additional information related to the sale of receivables under these facilities:

Trade Accounts Receivable Sold at Dec 31
In millions	2018	2017
Delinquencies on sold receivables still outstanding	$—	$82
Trade accounts receivable outstanding and derecognized	$—	$612

In 2017, the Company repurchased $5 million of previously sold receivables.

NOTE 17 – NOTES PAYABLE, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

Notes Payable at Dec 31
In millions	2018	2017
Commercial paper	$10	$231
Notes payable to banks and other lenders	288	250
Total notes payable	$298	$481
Year-end average interest rates	8.28%	4.37%

Long-Term Debt at Dec 31	2018 Average Rate	2018	2017 Average Rate	2017
In millions
Promissory notes and debentures:
Final maturity 2018	—%	$—	5.78%	$339
Final maturity 2019	9.80%	7	8.55%	2,122
Final maturity 2020	4.46%	1,547	4.46%	1,547
Final maturity 2021	4.71%	1,424	4.71%	1,424
Final maturity 2022	3.50%	1,373	3.50%	1,373
Final maturity 2023	7.64%	325	7.64%	325
Final maturity 2024 and thereafter	5.73%	8,859	5.92%	6,857
Other facilities:
U.S. dollar loans, various rates and maturities	3.59%	4,533	2.44%	4,564
Foreign currency loans, various rates and maturities	3.20%	708	2.98%	806
Medium-term notes, varying maturities through 2025	3.26%	778	3.20%	873
Tax-exempt bonds	—%	—	5.66%	343
Capital lease obligations		371		277
Unamortized debt discount and issuance costs		(334)		(345)
Long-term debt due within one year [1]		(338)		(748)
Long-term debt		$19,253		$19,757

1.	Presented net of current portion of unamortized debt issuance costs.

Maturities of Long-Term Debt for Next Five Years at Dec 31, 2018 [1]
In millions
2019	$338
2020	$1,832
2021	$6,247
2022	$1,509
2023	$480

1.	Assumes the option to extend a term loan facility related to the Dow Silicones ownership restructure will be exercised.

2018 Activity
In 2018, the Company redeemed $333 million of 5.70 percent notes at maturity and an aggregate principal amount of $91 million of International Notes ("InterNotes") at maturity. In addition, approximately $138 million of long-term debt was repaid by consolidated variable interest entities. The Company also called an aggregate principal amount of $343 million tax-exempt bonds of various interest rates and maturities in 2029, 2033 and 2038. As a result of these redemptions, the Company recognized a pretax loss of $6 million on the early extinguishment of debt, included in “Sundry income (expense) - net” in the consolidated statements of income and related to Corporate.

In November 2018, the Company issued $2.0 billion of senior unsecured notes in an offering under Rule 144A of the Securities Act of 1933. The offering included $900 million aggregate principal amount of 5.55 percent notes due 2048; $600 million aggregate principal amount of 4.80 percent notes due 2028; and $500 million aggregate principal amount of 4.55 percent notes due 2025.

In December 2018, the Company tendered and redeemed $2.1 billion of 8.55 percent notes issued by the Company with maturity in 2019. As a result, the Company recognized a pretax loss of $48 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and related to Corporate.

2017 Activity
In 2017, the Company redeemed $436 million of 6.00 percent notes that matured on September 15, 2017, and $32 million aggregate principal amount of InterNotes at maturity. In addition, approximately $119 million of long-term debt was repaid by consolidated variable interest entities.

2016 Activity
In 2016, the Company redeemed $349 million of 2.50 percent notes that matured on February 15, 2016, and $52 million aggregate principal amount of InterNotes at maturity. In addition, approximately $128 million of long-term debt (net of $28 million of additional borrowings) was repaid by consolidated variable interest entities.

As part of the Dow Silicones ownership restructure, the fair value of debt assumed by the Company was $4,672 million and is reflected in the long-term debt table above.

Available Credit Facilities
The following table summarizes the Company's credit facilities:

Committed and Available Credit Facilities at Dec 31, 2018
In millions	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Five Year Competitive Advance and Revolving Credit Facility	October 2018	$5,000	$5,000	October 2023	Floating rate
Bilateral Revolving Credit Facility	August 2015	100	100	March 2019	Floating rate
Bilateral Revolving Credit Facility	August 2015	100	100	October 2019	Floating rate
Bilateral Revolving Credit Facility	August 2015	100	100	March 2020	Floating rate
Bilateral Revolving Credit Facility	August 2015	280	280	March 2020	Floating rate
Bilateral Revolving Credit Facility	August 2015	100	100	March 2020	Floating rate
Bilateral Revolving Credit Facility	August 2015	200	200	March 2020	Floating rate
Term Loan Facility [1]	February 2016	4,500	—	December 2021	Floating rate
Bilateral Revolving Credit Facility	May 2016	200	200	May 2020	Floating rate
Bilateral Revolving Credit Facility	July 2016	200	200	July 2020	Floating rate
Bilateral Revolving Credit Facility	August 2016	100	100	August 2020	Floating rate
North American Securitization Facility	September 2018	800	800	September 2019	Floating rate
European Securitization Facility [2]	October 2018	457	457	October 2020	Floating rate
Total Committed and Available Credit Facilities		$12,137	$7,637

1.	Assumes the option to extend the Dow Silicones term loan facility will be exercised.

2.	Equivalent to Euro 400 million.

Term Loan Facility
In connection with the ownership restructure of Dow Silicones on May 31, 2016, Dow Silicones incurred $4.5 billion of indebtedness under a certain third party credit agreement ("Term Loan Facility"). The Company subsequently guaranteed the obligations of Dow Silicones under the Term Loan Facility and, as a result, the covenants and events of default applicable to the Term Loan Facility are substantially similar to the covenants and events of default set forth in the Company's Five Year Competitive Advance and Revolving Credit Facility Agreement. In the second quarter of 2018, Dow Silicones exercised the 19-month extension option making amounts borrowed under the Term Loan Facility repayable on December 30, 2019. In addition, Dow Silicones amended the Term Loan Facility to include an additional 2-year extension option, at Dow Silicones' election, upon satisfaction of certain customary conditions precedent. Dow Silicones intends to exercise the 2-year extension option on the Term Loan Facility.

Secured Borrowings
In September 2018, the Company renewed its North American accounts receivable securitization facility for a one year term and amended the terms of the agreement from an off-balance sheet arrangement to a secured borrowing arrangement, with a borrowing capacity up to $800 million. Under the structure of the amended agreement, the Company will use select trade accounts receivable to collateralize the credit facility with certain lenders. At December 31, 2018, the facility had not been drawn upon.

In October 2018, the Company renewed its European accounts receivable securitization facility for a two year term and amended the terms of the agreement from an off-balance sheet arrangement to a secured borrowing arrangement, with a borrowing capacity up to Euro 400 million. Under the structure of the amended agreement, the Company will use select trade accounts receivable to collateralize the credit facility with certain lenders. At December 31, 2018, the facility had not been drawn upon.

Letters of Credit
The Company utilizes letters of credit to support commitments made in the ordinary course of business. While the terms and amounts of letters of credit change, the Company typically has approximately $400 million of outstanding letters of credit at any given time.

Debt Covenants and Default Provisions
The Company’s outstanding long-term debt has been issued primarily under indentures which contain, among other provisions, certain customary restrictive covenants with which the Company must comply while the underlying notes are outstanding. Failure of the Company to comply with any of its covenants, could result in a default under the applicable indenture and allow the note holders to accelerate the due date of the outstanding principal and accrued interest on the underlying notes.

The Company's indenture covenants include obligations to not allow liens on principal U.S. manufacturing facilities, enter into sale and lease-back transactions with respect to principal U.S. manufacturing facilities, merge or consolidate with any other corporation, or sell, lease or convey, directly or indirectly, all or substantially all of the Company’s assets. The outstanding debt also contains customary default provisions. The Company remains in compliance with these covenants.

The Company’s primary, private credit agreements also contain certain customary restrictive covenant and default provisions in addition to the covenants set forth above with respect to the Company’s debt. Significant other restrictive covenants and default provisions related to these agreements include:

(a)
the obligation to maintain the ratio of the Company’s consolidated indebtedness to consolidated capitalization at no greater than 0.65 to 1.00 at any time the aggregate outstanding amount of loans under the Five Year Competitive Advance and Revolving Credit Facility Agreement dated October 30, 2018, equals or exceeds $500 million,

(b)
a default if the Company or an applicable subsidiary fails to make any payment, including principal, premium or interest, under the applicable agreement on other indebtedness of, or guaranteed by, the Company or such applicable subsidiary in an aggregate amount of $100 million or more when due, or any other default or other event under the applicable agreement with respect to such indebtedness occurs which permits or results in the acceleration of $400 million or more in the aggregate of principal, and

(c)
a default if the Company or any applicable subsidiary fails to discharge or stay within 60 days after the entry of a final judgment against the Company or such applicable subsidiary of more than $400 million.

Failure of the Company to comply with any of the covenants or default provisions could result in a default under the applicable credit agreement which would allow the lenders to not fund future loan requests and to accelerate the due date of the outstanding principal and accrued interest on any outstanding indebtedness.

NOTE 18 – COMMITMENTS AND CONTINGENT LIABILITIES
Environmental Matters
Introduction
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At December 31, 2018, the Company had accrued obligations of $810 million for probable environmental remediation and restoration costs, including $156 million for the remediation of Superfund sites. These obligations are included in "Accrued and other current liabilities" and "Other noncurrent obligations" in the consolidated balance sheets. This is management’s current estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately two and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Company’s results of operations, financial condition and cash flows. It is the opinion of the Company’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the Company’s results of operations, financial condition or cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. At December 31, 2017, the Company had accrued obligations of $865 million for probable environmental remediation and restoration costs, including $152 million for the remediation of Superfund sites.

In the fourth quarter of 2016, the Company recorded a pretax charge of $295 million for environmental remediation at a number of historical locations, including the Midland, Michigan, manufacturing site/off-site matters and the Wood-Ridge, New Jersey, sites, primarily resulting from the culmination of negotiations with regulators and/or final agency approval. These charges were included in "Cost of sales" in the consolidated statements of income. The environmental remediation charges by segment were as follows: $2 million in the Packaging & Specialty Plastics segment, $1 million in the Industrial Intermediates & Infrastructure segment and $292 million in the Corporate segment.

The following table summarizes the activity in the Company's accrued obligations for environmental matters for the years ended December 31, 2018 and 2017:

Accrued Obligations for Environmental Matters	2018	2017
In millions
Balance at Jan 1	$865	$904
Accrual adjustment	176	163
Payments against reserve	(208)	(219)
Foreign currency impact	(23)	17
Balance at Dec 31	$810	$865

The amounts charged to income on a pretax basis related to environmental remediation totaled $176 million in 2018, $163 million in 2017 and $503 million in 2016. Capital expenditures for environmental protection were $55 million in 2018, $57 million in 2017 and $57 million in 2016.

Midland Off-Site Environmental Matters
On June 12, 2003, the Michigan Department of Environmental Quality ("MDEQ") issued a Hazardous Waste Operating License (the "License") to the Company’s Midland, Michigan, manufacturing site (the “Midland site”), which was renewed and replaced by the MDEQ on September 25, 2015, and included provisions requiring the Company to conduct an investigation to determine the nature and extent of off-site contamination in the City of Midland soils, the Tittabawassee River and Saginaw River sediment and floodplain soils, and the Saginaw Bay, and, if necessary, undertake remedial action. In 2016, final regulatory approval was received from the MDEQ for the City of Midland and the Company is continuing the long term monitoring requirements of the Remedial Action Plan.

Tittabawassee and Saginaw Rivers, Saginaw Bay
The Company, the U.S. Environmental Protection Agency (“EPA”) and the State of Michigan ("State") entered into an administrative order on consent (“AOC”), effective January 21, 2010, that requires the Company to conduct a remedial investigation, a feasibility study and a remedial design for the Tittabawassee River, the Saginaw River and the Saginaw Bay, and pay the oversight costs of the EPA and the State under the authority of the Comprehensive Environmental Response, Compensation, and Liability Act. These actions, to be conducted under the lead oversight of the EPA, will build upon the investigative work completed under the State Resource Conservation Recovery Act program from 2005 through 2009.

The Tittabawassee River, beginning at the Midland Site and extending down to the first six miles of the Saginaw River, are designated as the first Operable Unit for purposes of conducting the remedial investigation, feasibility study and remedial design work. This work will be performed in a largely upriver to downriver sequence for eight geographic segments of the Tittabawassee and upper Saginaw Rivers. In the first quarter of 2012, the EPA requested the Company address the Tittabawassee River floodplain ("Floodplain") as an additional segment. In January 2015, the Company and the EPA entered into an order to address remediation of the Floodplain. The remedial work is expected to take place over the next three years. The remainder of the Saginaw River and the Saginaw Bay are designated as a second Operable Unit and the work associated with that unit may also be geographically segmented. The AOC does not obligate the Company to perform removal or remedial action; that action can only be required by a separate order. The Company and the EPA have been negotiating orders separate from the AOC that obligate the Company to perform remedial actions under the scope of work of the AOC. The Company and the EPA have entered into four separate orders to perform limited remedial actions in five of the eight geographic segments in the first Operable Unit, and the order to address the Floodplain.

Alternative Dispute Resolution Process
The Company, the EPA, the U.S. Department of Justice ("DOJ"), and the natural resource damage trustees (which include the Michigan Office of the Attorney General, the MDEQ, the U.S. Fish and Wildlife Service, the U.S. Bureau of Indian Affairs and the Saginaw-Chippewa tribe) have been engaged in negotiations to seek to resolve potential governmental claims against the Company related to historical off-site contamination associated with the City of Midland, the Tittabawassee and Saginaw Rivers and the Saginaw Bay. The Company and the governmental parties started meeting in the fall of 2005 and entered into a Confidentiality Agreement in December 2005. The Company continues to conduct negotiations under the Federal Alternative Dispute Resolution Act with all of the governmental parties, except the EPA which withdrew from the alternative dispute resolution process on September 12, 2007.

On September 28, 2007, the Company and the natural resource damage trustees entered into a Funding and Participation Agreement that addressed the Company’s payment of past costs incurred by the natural resource damage trustees, payment of the costs of a trustee coordinator and a process to review additional cooperative studies that the Company might agree to fund or conduct with the natural resource damage trustees. On March 18, 2008, the Company and the natural resource damage trustees entered into a Memorandum of Understanding ("MOU") to provide a mechanism for the Company to fund cooperative studies related to the assessment of natural resource damages. This MOU was amended and funding of cooperative studies was extended until March 2014. All cooperative studies have been completed. On April 7, 2008, the natural resource damage trustees released their “Natural Resource Damage Assessment Plan for the Tittabawassee River System Assessment Area.”

At December 31, 2018, the accrual for these off-site matters was $95 million (included in the total accrued obligation of $810 million). At December 31, 2017, the Company had an accrual for these off-site matters of $83 million (included in the total accrued obligation of $865 million).

Environmental Matters Summary
It is the opinion of the Company’s management that the possibility is remote that costs in excess of those disclosed will have a material impact on the Company’s results of operations, financial condition or cash flows.

Litigation
Asbestos-Related Matters of Union Carbide Corporation
Introduction
Union Carbide is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past four decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products and frequently seek both actual and punitive damages. The alleged claims primarily relate to products that Union Carbide sold in the past, alleged exposure to asbestos-containing products located on Union Carbide’s premises, and Union Carbide’s responsibility for asbestos suits filed against a former Union Carbide subsidiary, Amchem Products, Inc. ("Amchem"). In many cases, plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of such exposure, or that injuries incurred in fact resulted from exposure to Union Carbide’s products.

Union Carbide expects more asbestos-related suits to be filed against Union Carbide and Amchem in the future, and will aggressively defend or reasonably resolve, as appropriate, both pending and future claims.

Estimating the Asbestos-Related Liability
Based on a study completed in January 2003 by Ankura Consulting Group, LLC ("Ankura"), Union Carbide increased its December 31, 2002 asbestos-related liability for pending and future claims for a 15-year period ending in 2017 to $2.2 billion, excluding future defense and processing costs. Since then, Union Carbide has compared current asbestos claim and resolution activity to the results of the most recent Ankura study at each balance sheet date to determine whether the accrual continues to be appropriate. In addition, Union Carbide has requested Ankura to review Union Carbide’s historical asbestos claim and resolution activity each year since 2004 to determine the appropriateness of updating the most recent Ankura study.

In October 2016, Union Carbide requested Ankura to review its historical asbestos claim and resolution activity and determine the appropriateness of updating its December 2014 study. In response to the request, Ankura reviewed and analyzed asbestos-related claim and resolution data through September 30, 2016. The resulting study, completed by Ankura in December 2016, provided estimates for the undiscounted cost of disposing of pending and future claims against Union Carbide and Amchem, excluding future defense and processing costs, for both a 15-year period and through the terminal year of 2049.

Based on the study completed in December 2016 by Ankura, and Union Carbide's own review, it was determined that an adjustment to the accrual was necessary. Union Carbide determined that using the estimate through the terminal year of 2049 was more appropriate due to increasing knowledge and data about the costs to resolve claims and diminished volatility in filing rates. Using the range in the Ankura December 2016 study, which was estimated to be between $502 million and $565 million for the undiscounted cost of disposing of pending and future claims, Union Carbide increased its asbestos-related liability for pending and future claims through the terminal year of 2049 by $104 million (related to the Corporate segment), included in "Asbestos-related charge" in the consolidated statements of income.

In September 2014, Union Carbide began to implement a strategy designed to reduce and to ultimately stabilize and forecast defense costs associated with asbestos-related matters. The strategy included a number of important changes including: invoicing protocols including capturing costs by plaintiff; review of existing counsel roles, work processes and workflow; and the utilization of enterprise legal management software, which enabled claim-specific tracking of asbestos-related defense and processing costs. Union Carbide reviewed the information generated from this new strategy and determined that it now had the ability to reasonably estimate asbestos-related defense and processing costs for the same periods that it estimates its asbestos-related liability for pending and future claims. Union Carbide believes that including estimates of the liability for asbestos-related defense and processing costs provides a more complete assessment and measure of the liability associated with resolving asbestos-related matters, which Union Carbide and the Company believe is preferable in these circumstances.

In October 2016, in addition to the study for asbestos claim and resolution activity, Union Carbide requested Ankura to review asbestos-related defense and processing costs and provide an estimate of defense and processing costs associated with resolving pending and future asbestos-related claims facing Union Carbide and Amchem for the same periods of time that Union Carbide uses for estimating resolution costs. In December 2016, Ankura conducted the study and provided Union Carbide with an estimate of future defense and processing costs for both a 15-year period and through the terminal year of 2049. The resulting study estimated asbestos-related defense and processing costs for pending and future asbestos claims to be between $1,009 million and $1,081 million through the terminal year of 2049.

In the fourth quarter of 2016, Union Carbide and the Company elected to change their method of accounting for asbestos-related defense and processing costs from expensing as incurred to estimating and accruing a liability. This change is believed to be preferable as asbestos-related defense and processing costs represent expenditures related to legacy activities that do not contribute to current or future revenue generating activities of the Company. The change is also reflective of the manner in which Union Carbide manages its asbestos-related exposure, including careful monitoring of the correlation between defense spending and resolution costs. Together, these two sources of cost more accurately represent the “total cost” of resolving asbestos-related claims now and in the future.

This accounting policy change was reflected as a change in accounting estimate effected by a change in accounting principle. As a result of this accounting policy change and based on the December 2016 Ankura study of asbestos-related defense and processing costs and Union Carbide's own review of the data, Union Carbide recorded a pretax charge for asbestos-related defense and processing costs of $1,009 million (related to the Corporate segment) in the fourth quarter of 2016, included in “Asbestos-related charge” in the consolidated statements of income.

In October 2017, Union Carbide requested Ankura to review its historical asbestos claim and resolution activity (including asbestos-related defense and processing costs) and determine the appropriateness of updating its December 2016 study. In response to that request, Ankura reviewed and analyzed data through September 30, 2017. In December 2017, Ankura stated that an update of its December 2016 study would not provide a more likely estimate of future events than the estimate reflected in the study and, therefore, the estimate in that study remained applicable. Based on Union Carbide's own review of the asbestos claim and resolution activity (including asbestos-related defense and processing costs) and Ankura's response, Union Carbide determined that no change to the accrual was required. At December 31, 2017, the asbestos-related liability for pending and future claims against Union Carbide and Amchem, including future asbestos-related defense and processing costs, was $1,369 million, and approximately 16 percent of the recorded liability related to pending claims and approximately 84 percent related to future claims.

In October 2018, Union Carbide requested Ankura to review its historical asbestos claim and resolution activity (including asbestos-related defense and processing costs) and determine the appropriateness of updating its December 2016 study. In response to that request, Ankura reviewed and analyzed data through September 30, 2018. The resulting study, completed by Ankura in December 2018, provided estimates for the undiscounted cost of disposing of pending and future claims against Union Carbide and Amchem, including future defense and processing costs, through the terminal year of 2049. Based on the study completed in December 2018 by Ankura, and Union Carbide's own review, it was determined that no adjustment to the accrual was required. At December 31, 2018, Union Carbide's asbestos-related liability for pending and future claims and defense and processing costs was $1,260 million, and approximately 16 percent of the recorded liability related to pending claims and approximately 84 percent related to future claims.

Summary
The Company's management believes the amounts recorded by Union Carbide for the asbestos-related liability (including defense and processing costs) reflect reasonable and probable estimates of the liability based upon current, known facts. However, future events, such as the number of new claims to be filed and/or received each year, the average cost of defending and disposing of each such claim, as well as the numerous uncertainties surrounding asbestos litigation in the United States over a significant period of time, could cause the actual costs for Union Carbide to be higher or lower than those projected or those recorded. Any such events could result in an increase or decrease in the recorded liability.

Because of the uncertainties described above, Union Carbide cannot estimate the full range of the cost of resolving pending and future asbestos-related claims facing Union Carbide and Amchem. As a result, it is reasonably possible that an additional cost of disposing of Union Carbide's asbestos-related claims, including future defense and processing costs, could have a material impact on the Company's results of operations and cash flows for a particular period and on the consolidated financial position.

Urethane Matters
Class Action Lawsuit
On February 16, 2006, the Company, among others, received a subpoena from the DOJ as part of a previously announced antitrust investigation of manufacturers of polyurethane chemicals, including methylene diphenyl diisocyanate, toluene diisocyanate, polyether polyols and system house products. The Company cooperated with the DOJ and, following an extensive investigation, on December 10, 2007, the Company received notice from the DOJ that it had closed its investigation of potential antitrust violations involving these products without indictments or pleas.

In 2005, the Company, among others, was named as a defendant in multiple civil class action lawsuits alleging a conspiracy to fix the price of various urethane chemical products, namely the products that were the subject of the above described DOJ antitrust investigation. On July 29, 2008, a Kansas City federal district court (the "district court") certified a class of purchasers of the products for the six-year period from 1999 through 2004 ("plaintiff class"). In January 2013, the class action lawsuit went to trial with the Company as the sole remaining defendant, the other defendants having previously settled. On February 20, 2013, the federal jury returned a damages verdict of approximately $400 million against the Company, which ultimately was trebled under applicable antitrust laws, less offsets from other settling defendants, resulting in a judgment entered in July 2013 in the amount of $1.06 billion. The Company appealed this judgment to the U.S. Tenth Circuit Court of Appeals ("Court of Appeals"), and on September 29, 2014, the Court of Appeals issued an opinion affirming the district court judgment.

On March 9, 2015, the Company filed a petition for writ of certiorari ("Writ Petition") with the United States Supreme Court, seeking judicial review and requesting that it correct fundamental errors in the Court of Appeals decision. In the first quarter of 2016, the Company changed its risk assessment on this matter as a result of growing political uncertainties due to events within the Supreme Court, including Justice Scalia's death, and the increased likelihood for unfavorable outcomes for businesses involved in class action lawsuits. On February 26, 2016, the Company announced a proposed settlement under which the Company would pay the plaintiff class $835 million, which included damages, class attorney fees and post-judgment interest. On July 29, 2016, the U.S. District Court for the District of Kansas granted final approval of the settlement. The settlement resolved the $1.06 billion judgment and any subsequent claim for attorneys' fees, costs and post-judgment interest against the Company. As a result, in the first quarter of 2016, the Company recorded a loss of $835 million, included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Industrial Intermediates & Infrastructure segment. The Company continues to believe that it was not part of any conspiracy and the judgment was fundamentally flawed as a matter of class action law. The case is now concluded.

Opt-Out Cases
Shortly after the July 2008 class certification ruling, a series of "opt-out" cases were filed by a number of large volume purchasers who elected not to be class members in the district court case. These opt-out cases were substantively identical to the class action lawsuit, but expanded the period of time to include 1994 through 1998. A consolidated jury trial of the opt-out cases began on March 8, 2016. Prior to a jury verdict, on April 5, 2016, the Company entered into a binding settlement for the opt-out cases under which the Company would pay the named plaintiffs $400 million, inclusive of damages and attorney fees. Payment of this settlement occurred on May 4, 2016. The Company changed its risk assessment on this matter as a result of the class settlement and the uncertainty of a jury trial outcome along with the automatic trebling of an adverse verdict. As a result, the Company recorded a loss of $400 million in the first quarter of 2016, included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Industrial Intermediates & Infrastructure segment. As with the class action case, the Company continues to deny allegations of price fixing and maintains that it was not part of any conspiracy. The case is now concluded.

Rocky Flats Matter
The Company and Rockwell International Corporation ("Rockwell") (collectively, the "defendants") were defendants in a class action lawsuit filed in 1990 on behalf of property owners ("plaintiffs") in Rocky Flats, Colorado, who asserted claims for nuisance and trespass based on alleged property damage caused by plutonium releases from a nuclear weapons facility owned by the U.S. Department of Energy ("DOE") (the "facility"). The Company and Rockwell were both DOE contractors that operated the facility ‑  the Company from 1952 to 1975 and Rockwell from 1975 to 1989. The facility was permanently shut down in 1989.

In 1993, the United States District Court for the District of Colorado ("District Court") certified the class of property owners. The plaintiffs tried their case as a public liability action under the Price Anderson Act ("PAA"). In 2005, the jury returned a damages verdict of $926 million. The Company and Rockwell appealed the jury award to the U.S. Tenth Circuit Court of Appeals ("Court of Appeals") which concluded the PAA had its own injury requirements, on which the jury had not been instructed, and also vacated the District Court's class certification ruling, reversed and remanded the case, and vacated the District Court's judgment. The plaintiffs argued on remand to the District Court that they were entitled to reinstate the judgment as a state law nuisance claim, independent of the PAA. The District Court rejected that argument and entered judgment in favor of the defendants. The plaintiffs appealed to the Court of Appeals, which reversed the District Court's ruling, holding that the PAA did not preempt the plaintiffs' nuisance claim under Colorado law and that the plaintiffs could seek reinstatement of the prior nuisance verdict under Colorado law.

The Company and Rockwell continued to litigate this matter in the District Court and in the United States Supreme Court following the appellate court decision. On May 18, 2016, the Company, Rockwell and the plaintiffs entered into a settlement agreement for $375 million, of which $131 million was paid by the Company. The DOE authorized the settlement pursuant to the PAA and the nuclear hazards indemnity provisions contained in the Company's and Rockwell's contracts. The District Court granted preliminary approval to the class settlement on August 5, 2016. On April 28, 2017, the District Court conducted a fairness hearing and granted final judgment approving the class settlement and dismissed class claims against the defendants ("final judgment order").

On December 13, 2016, the United States Civil Board of Contract Appeals unanimously ordered the United States government to pay the amounts stipulated in the settlement agreement. On January 17, 2017, the Company received a full indemnity payment of $131 million from the United States government for it's share of the class settlement. On January 26, 2017, the Company placed $130 million in an escrow account for the settlement payment owed to the plaintiffs. The funds were subsequently released from escrow as a result of the final judgment order. The litigation is now concluded.

Dow Silicones Chapter 11 Related Matters
Introduction
In 1995, Dow Silicones, then a 50:50 joint venture between the Company and Corning, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in order to resolve Dow Silicones’ breast implant liabilities and related matters (the “Chapter 11 Proceeding”). Dow Silicones emerged from the Chapter 11 Proceeding on June 1, 2004 (the “Effective Date”) and is implementing the Joint Plan of Reorganization (the “Plan”). The Plan provides funding for the resolution of breast implant and other product liability litigation covered by the Chapter 11 Proceeding and provides a process for the satisfaction of commercial creditor claims in the Chapter 11 Proceeding. As of June 1, 2016, Dow Silicones is a wholly owned subsidiary of the Company.

Breast Implant and Other Product Liability Claims
Under the Plan, a product liability settlement program administered by an independent claims office (the “Settlement Facility”) was created to resolve breast implant and other product liability claims. Product liability claimants rejecting the settlement program in favor of pursuing litigation must bring suit against a litigation facility (the “Litigation Facility”). Under the Plan, total payments committed by Dow Silicones to resolving product liability claims are capped at a maximum $2,350 million net present value (“NPV”) determined as of the Effective Date using a discount rate of seven percent (approximately $3,876 million undiscounted at December 31, 2018). Of this amount, no more than $400 million NPV determined as of the Effective Date can be used to fund the Litigation Facility.

Dow Silicones has an obligation to fund the Settlement Facility and the Litigation Facility over a 16-year period, commencing at the Effective Date. At December 31, 2018, Dow Silicones and its insurers have made life-to-date payments of $1,762 million to the Settlement Facility and the Settlement Facility reported an unexpended balance of $118 million.

On June 1, 2016, as part of the ownership restructure of Dow Silicones and in accordance with ASC 450 "Accounting for Contingencies," the Company recorded a liability of $290 million for breast implant and other product liability claims (“Implant Liability”), which reflected the estimated impact of the settlement of future claims primarily based on reported claim filing levels in the Revised Settlement Program (the “RSP”) and on the resolution of almost all cases pending against the Litigation Facility. The RSP was a program sponsored by certain other breast implant manufacturers in the context of multi-district, coordinated federal breast implant cases and was open from 1995 through 2010. The RSP was also a revised successor to an earlier settlement plan involving Dow Silicones (prior to its bankruptcy filing). While Dow Silicones withdrew from the RSP, many of the benefit categories and payment levels in Dow Silicones settlement program were drawn from the RSP. Based on the comparability in design and actual claim experience of both plans, management concluded that claim information from the RSP provides a reasonable basis to estimate future claim filing levels for the Settlement Facility.

In the fourth quarter of 2016, with the assistance of a third party consultant ("consultant"), Dow Silicones updated its estimate of its Implant Liability to $263 million, primarily reflecting a decrease in Class 7 costs (claimants who have breast implants made by certain other manufacturers using primarily Dow Silicones silicone gel), a decrease resulting from the passage of time, decreased claim filing activity and administrative costs compared with the previous estimate, and an increase in investment income resulting from insurance proceeds. Based on the consultant's updated estimate and Dow Silicones own review of claim filing activity, Dow Silicones determined that an adjustment to the Implant Liability was required. Accordingly, Dow Silicones decreased its Implant Liability in the fourth quarter of 2016 by $16 million, which was included in "Sundry income (expense) - net" in the consolidated statements of income. At December 31, 2018, the Implant Liability was $263 million, of which $111 million was included in “Accrued and other current liabilities” and $152 million was included in "Other noncurrent obligations" in the consolidated balance sheets. At December 31, 2017, the Implant Liability was $263 million, which was included in "Other noncurrent obligations" in the consolidated balance sheets.

Dow Silicones is not aware of circumstances that would change the factors used in estimating the Implant Liability and believes the recorded liability reflects the best estimate of the remaining funding obligations under the Plan; however, the estimate relies upon a number of significant assumptions, including: future claim filing levels in the Settlement Facility will be similar to those in the revised settlement program, which management uses to estimate future claim filing levels for the Settlement Facility; future acceptance rates, disease mix, and payment values will be materially consistent with historical experience; no material negative outcomes in future controversies or disputes over Plan interpretation will occur; and the Plan will not be modified. If actual outcomes related to any of these assumptions prove to be materially different, the future liability to fund the Plan may be materially different than the amount estimated. If Dow Silicones was ultimately required to fund the full liability up to the maximum capped value, the liability would be $2,114 million at December 31, 2018.

Commercial Creditor Issues
The Plan provides that each of Dow Silicones commercial creditors (the “Commercial Creditors”) would receive in cash the sum of (a) an amount equal to the principal amount of their claims and (b) interest on such claims. The actual amount of interest that will ultimately be paid to these Commercial Creditors is uncertain due to pending litigation between Dow Silicones and the Commercial Creditors regarding the appropriate interest rates to be applied to outstanding obligations from the 1995 bankruptcy filing date through the Effective Date, as well as the presence of any recoverable fees, costs, and expenses. Upon the Plan becoming effective, Dow Silicones paid approximately $1,500 million to the Commercial Creditors, representing principal and an amount of interest that Dow Silicones considers undisputed.

In 2006, the U.S. Court of Appeals for the Sixth Circuit concluded that there is a general presumption that contractually specified default interest should be paid by a solvent debtor to unsecured creditors (the “Interest Rate Presumption”) and permitting the Commercial Creditors to recover fees, costs, and expenses where allowed by relevant loan agreements. The matter was remanded to the U.S. District Court for the Eastern District of Michigan ("District Court") for further proceedings, including rulings on the facts surrounding specific claims and consideration of any equitable factors that would preclude the application of the Interest Rate Presumption. On May 10, 2017, the District Court entered a stipulated order resolving pending discovery motions and established a discovery schedule for the Commercial Creditors matter. As a result, Dow Silicones and its third party consultants conducted further analysis of the Commercial Creditors claims and defenses. This analysis indicated the estimated remaining liability to the Commercial Creditors to be within a range of $77 million to $260 million. No single amount within the range appears to be a better estimate than any other amount within the range. Therefore, Dow Silicones recorded the minimum liability within the range, which resulted in a decrease to the Commercial Creditor liability of $33 million in the second quarter of 2017, which was included in "Sundry income (expense) - net" in the consolidated statements of income. At December 31, 2018, the liability related to Dow Silicones' potential obligation to pay additional interest to the Commercial Creditors in the Chapter 11 Proceeding was $82 million ($78 million at December 31, 2017) and included in "Accrued and other current liabilities" in the consolidated balance sheets. The actual amount of interest that will be paid to these creditors is uncertain and will ultimately be resolved through continued proceedings in the District Court.

Indemnifications
In connection with the June 1, 2016 ownership restructure of Dow Silicones, the Company is indemnified by Corning for 50 percent of future losses associated with certain pre-closing liabilities, including the Implant Liability and Commercial Creditors matters described above, subject to certain conditions and limits. The maximum amount of indemnified losses which may be recovered are subject to a cap that declines over time. Indemnified losses are capped at (1) $1 billion between May 31, 2018 and May 31, 2023, and (2) no recoveries are permitted after May 31, 2023. No indemnification assets were recorded at December 31, 2018 or 2017.

Summary
The amounts recorded by Dow Silicones for the Chapter 11 related matters described above were based upon current, known facts, which management believes reflect reasonable and probable estimates of the liability. However, future events could cause the actual costs for Dow Silicones to be higher or lower than those projected or those recorded. Any such events could result in an increase or decrease in the recorded liability.

Other Litigation Matters
In addition to the specific matters described above, the Company is party to a number of other claims and lawsuits arising out of the normal course of business with respect to product liability, patent infringement, employment matters, governmental tax and regulation disputes, contract and commercial litigation, and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. The Company has an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies may provide coverage that could be utilized to minimize the financial impact, if any, of certain contingencies described above. It is the opinion of the Company’s management that the possibility is remote that the aggregate of all such other claims and lawsuits will have a material adverse impact on the results of operations, financial condition and cash flows of the Company.

Gain Contingency - Dow v. Nova Chemicals Corporation Patent Infringement Matter
On December 9, 2010, Dow filed suit in the Federal Court in Ontario, Canada ("Federal Court") alleging that Nova Chemicals Corporation ("Nova") was infringing the Company's Canadian polyethylene patent 2,106,705 (the "'705 Patent"). Nova counterclaimed on the grounds of invalidity and non-infringement. In accordance with Canadian practice, the suit was bifurcated into a merits phase, followed by a damages phase. Following trial in the merits phase, in May 2014 the Federal Court ruled that the Company's '705 Patent was valid and infringed by Nova. Nova appealed to the Canadian Federal Court of Appeal, which affirmed the Federal Court decision in August 2016. Nova then sought leave to appeal its loss to the Supreme Court of Canada, which dismissed Nova’s petition in April 2017. As a result, Nova has exhausted all appeal rights on the merits, and it is undisputed that Nova owes the Company the profits it earned from its infringing sales as determined in the trial for the damages phase.

On April 19, 2017, the Federal Court issued a Public Judgment in the damages phase, which detailed its conclusions on how to calculate the profits to be awarded to the Company. The Company and Nova submitted their respective calculations of the damages to the Federal Court in May 2017. On June 29, 2017, the Federal Court issued a Confidential Supplemental Judgment, concluding that Nova must pay $645 million Canadian dollars (equivalent to $495 million U.S. dollars) to the Company, plus pre- and post-judgment interest, for which the Company received payment of $501 million from Nova on July 6, 2017. Although Nova is appealing portions of the damages judgment, certain portions of it are indisputable and will be owed to the Company regardless of the outcome of any further appeals by Nova. As a result of these actions and in accordance with ASC 450-30 "Gain Contingencies," the Company recorded a $160 million pretax gain in the second quarter of 2017, related to the Packaging & Specialty Plastics segment, of which $137 million was included in "Sundry income (expense) - net" and $23 million was included in "Selling, general and administrative expenses" in the consolidated statements of income. At December 31, 2018, the Company had $341 million ($341 million at December 31, 2017) included in "Other noncurrent obligations" related to the disputed portion of the damages judgment. The Company is confident of its chances of defending the entire judgment on appeal, particularly the trial court's determinations on important factual issues, which will be accorded deferential review on appeal.

Purchase Commitments
The Company has outstanding purchase commitments and various commitments for take-or-pay or throughput agreements. The Company was not aware of any purchase commitments that were negotiated as part of a financing arrangement for the facilities that will provide the contracted goods or services or for the costs related to those goods or services at December 31, 2018 and 2017.

Guarantees
The following table provides a summary of the final expiration, maximum future payments and recorded liability reflected in the consolidated balance sheets for each type of guarantee:

Guarantees	Dec 31, 2018			Dec 31, 2017
In millions	Final Expiration	Maximum Future Payments	Recorded Liability	Final Expiration	Maximum Future Payments	Recorded Liability
Guarantees	2023	$4,273	$22	2023	$4,434	$44
Residual value guarantees	2028	885	130	2027	889	135
Total guarantees		$5,158	$152		$5,323	$179

Guarantees
Guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Company undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. With guarantees, such as commercial or financial contracts, non-performance by the guaranteed party triggers the obligation of the Company to make payments to the beneficiary of the guarantee. The majority of the Company’s guarantees relate to debt of nonconsolidated affiliates, which have expiration dates ranging from less than one year to less than five years. The Company’s current expectation is that future payment or performance related to the non-performance of others is considered remote.

The Company has entered into guarantee agreements (“Guarantees”) related to project financing for Sadara, a nonconsolidated affiliate. The total of an Islamic bond and additional project financing (collectively “Total Project Financing”) obtained by Sadara is approximately $12.5 billion. Sadara had $11.7 billion of Total Project Financing outstanding at December 31, 2018 ($12.4 billion at December 31, 2017). The Company's guarantee of the Total Project Financing is in proportion to the Company's 35 percent ownership interest in Sadara, or up to approximately $4.2 billion when the project financing is fully drawn. Sadara successfully completed an extensive operational testing program in December 2018, however, the Guarantees will be released upon the satisfactory fulfillment of certain project completion conditions, which is expected by the middle of 2019, and must occur no later than December 2020.

Residual Value Guarantees
The Company provides guarantees related to leased assets specifying the residual value that will be available to the lessor at lease termination through sale of the assets to the lessee or third parties.

Operating Leases
The Company routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines and equipment. In addition, the Company leases aircraft in the United States. The terms for these leased assets vary depending on the lease agreement. Some leases contain renewal provisions, purchase options and escalation clauses.

Rental expenses under leases, net of sublease rental income, were $675 million in 2018, $644 million in 2017 and $549 million in 2016. Future minimum payments under leases with remaining non-cancelable terms in excess of one year are as follows:

Minimum Lease Commitments at Dec 31, 2018
In millions
2019	$366
2020	329
2021	296
2022	269
2023	227
2024 and thereafter	855
Total	$2,342

Asset Retirement Obligations
The Company has 113 manufacturing sites in 31 countries. Most of these sites contain numerous individual manufacturing operations, particularly at the Company’s larger sites. Asset retirement obligations are recorded as incurred and reasonably estimable, including obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The retirement of assets may involve such efforts as remediation and treatment of asbestos, contractually required demolition, and other related activities, depending on the nature and location of the assets; and retirement obligations are typically realized only upon demolition of those facilities. In identifying asset retirement obligations, the Company considers identification of legally enforceable obligations, changes in existing law, estimates of potential settlement dates and the calculation of an appropriate discount rate to be used in calculating the fair value of the obligations. The Company has a well-established global process to identify, approve and track the demolition of retired or to-be-retired facilities; and no assets are retired from service until this process has been followed. The Company typically forecasts demolition projects based on the usefulness of the assets; environmental, health and safety concerns; and other similar considerations. Under this process, as demolition projects are identified and approved, reasonable estimates are determined for the time frames during which any related asset retirement obligations are expected to be settled. For those assets where a range of potential settlement dates may be reasonably estimated, obligations are recorded. The Company routinely reviews all changes to items under consideration for demolition to determine if an adjustment to the value of the asset retirement obligation is required.

The Company has recognized asset retirement obligations for the following activities: demolition and remediation activities at manufacturing sites primarily in the United States, Canada, Brazil, Argentina, Columbia, China, Japan, United Arab Emirates and Europe; and capping activities at landfill sites in the United States, Canada and Brazil. The Company has also recognized conditional asset retirement obligations related to asbestos encapsulation as a result of planned demolition and remediation activities at manufacturing and administrative sites primarily in the United States, Canada, Argentina, Columbia, China and Europe. The aggregate carrying amount of conditional asset retirement obligations recognized by the Company (included in the asset retirement obligations balance shown below) was $22 million at December 31, 2018 ($19 million at December 31, 2017).

The following table shows changes in the aggregate carrying amount of the Company’s asset retirement obligations for the years ended December 31, 2018 and 2017:

Asset Retirement Obligations	2018	2017
In millions
Balance at Jan 1	$100	$104
Additional accruals	9	2
Liabilities settled	(3)	(6)
Accretion expense	3	5
Revisions in estimated cash flows	—	(9)
Other	—	4
Balance at Dec 31	$109	$100

The discount rate used to calculate the Company’s asset retirement obligations at December 31, 2018, was 3.54 percent (2.04 percent at December 31, 2017). These obligations are included in the consolidated balance sheets as "Accrued and other current liabilities" and "Other noncurrent obligations."

The Company has not recognized conditional asset retirement obligations for which a fair value cannot be reasonably estimated in its consolidated financial statements. Assets that have not been submitted/reviewed for potential demolition activities are considered to have continued usefulness and are generally still operating normally. Therefore, without a plan to demolish the assets or the expectation of a plan, such as shortening the useful life of assets for depreciation purposes in accordance with the accounting guidance related to property, plant and equipment, the Company is unable to reasonably forecast a time frame to use for present value calculations. As such, the Company has not recognized obligations for individual plants/buildings at its manufacturing sites where estimates of potential settlement dates cannot be reasonably made. In addition, the Company has not recognized conditional asset retirement obligations for the capping of its approximately 37 underground storage wells and 128 underground brine mining and other wells at Company-owned sites when there are no plans or expectations of plans to exit the sites. It is the opinion of the Company’s management that the possibility is remote that such conditional asset retirement obligations, when estimable, will have a material impact on the Company’s consolidated financial statements based on current costs.

NOTE 19 – STOCKHOLDERS’ EQUITY
Merger with DuPont
Effective with the Merger, each share of TDCC Common Stock (excluding any shares of TDCC Common Stock that were held in treasury, which were automatically canceled and retired for no consideration) was converted into the right to receive one fully paid and non-assessable share of DowDuPont Common Stock. As a result, in the third quarter of 2017, the Company recorded a reduction in "Treasury stock" of $935 million, a reduction in "Common stock" of $3,107 million and an increase in "Additional paid in capital" of $2,172 million in the consolidated balance sheets. Prior to the distribution, the Company had 100 shares of common stock issued and outstanding, par value $0.01 per share, owned solely by its parent, DowDuPont. See Note 3 for additional information.

Cumulative Convertible Perpetual Preferred Stock, Series A
Equity securities in the form of Cumulative Convertible Perpetual Preferred Stock, Series A (“preferred series A”) were issued on April 1, 2009 to Berkshire Hathaway Inc. in the amount of $3 billion (3 million shares) and the Kuwait Investment Authority in the amount of $1 billion (1 million shares). Shareholders of preferred series A could convert all or any portion of their shares, at their option, at any time, into shares of TDCC Common Stock at an initial conversion ratio of 24.2010 shares of common stock for each share of preferred series A. On or after the fifth anniversary of the issuance date, if the common stock price exceeded $53.72 per share for any 20 trading days in a consecutive 30-day window, the Company had the option, at any time, in whole or in part, to convert preferred series A into common stock at the then applicable conversion rate.

On December 15, 2016, the trading price of TDCC's Common Stock closed at $58.35, marking the 20th trading day in the previous 30 trading days that the common stock closed above $53.72, triggering the right of the Company to exercise its conversion right. On December 16, 2016, the Company sent a Notice of Conversion at the Option of the Company (the "Notice") to all holders of its preferred series A. Pursuant to the Notice, on December 30, 2016 (the "Conversion Date") all 4 million outstanding shares of preferred series A (with a carrying value of $4 billion) were converted into shares of TDCC Common Stock at a conversion ratio of 24.2010 shares of common stock for each share of preferred series A, resulting in the issuance of 96.8 million shares of common stock from treasury stock. The treasury stock issued was carried at an aggregate historical cost of $4,695 million, resulting in a reduction to "Additional paid-in capital" in the consolidated statements of equity of $695 million. From and after the Conversion Date, no shares of the preferred series A are issued or outstanding and all rights of the holders of the preferred series A have terminated. On January 6, 2017, the Company filed an amendment to its Restated Certificate of Incorporation by way of a certificate of elimination (the “Certificate of Elimination”) with the Secretary of State of Delaware which had the effect of: (a) eliminating the previously designated 4 million shares of the preferred series A, none of which were outstanding at the time of the filing; (b) upon such elimination, causing such preferred series A to resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Company, without designation as to series; and (c) eliminating from the Company’s Restated Certificate of Incorporation all references to, and all matters set forth in, the certificates of designations for the preferred series A.

The Company paid cumulative dividends on preferred series A at a rate of 8.5 percent per annum, or $85 million per quarter. The final dividend for the preferred series A was declared on December 15, 2016 and payable on the earlier of the Conversion Date (if applicable) or January 3, 2017, to shareholders of record at December 15, 2016. The dividend was paid in full on the Conversion Date.

Common Stock
Prior to the Merger, the Company issued common stock shares out of treasury stock or as new common stock shares for purchases under the Employee Stock Purchase Plan ("ESPP"), for options exercised and for the release of restricted stock units, performance deferred stock and restricted stock. The number of new common stock shares issued to employees and non-employee directors prior to the Merger was zero in 2017 (zero in 2016). See Note 22 for additional information on changes to the Company equity awards in connection with the Merger.

Retained Earnings
There are no significant restrictions limiting the Company’s ability to pay dividends. Prior to the Merger, TDCC declared dividends of $1.38 per share in 2017 ($1.84 per share in 2016). Effective with the Merger, TDCC no longer had publicly traded common stock. TDCC's common shares were owned solely by its parent company, DowDuPont, prior to the separation on April 1, 2019, and TDCC's Board of Directors determined whether or not there would be a dividend distribution to DowDuPont. See Note 26 for additional information.

See Note 4 for information on the impact of the receipt of ECP, which was accounted for as a transfer between entities under common control.

Undistributed earnings of nonconsolidated affiliates that are part of continuing operations included in retained earnings were $1,856 million at December 31, 2018 and $1,824 million at December 31, 2017.

Employee Stock Ownership Plan
The Dow Employee Stock Ownership Plan (the “ESOP”) is an integral part of The Dow Chemical Company Employees’ Savings Plan (the “Plan”). A significant majority of full-time employees in the United States are eligible to participate in the Plan. The Company uses the ESOP to provide its matching contribution in the form of stock to Plan participants. Prior to the Merger, contributions were in the form of TDCC Common Stock. Effective with the Merger, shares of TDCC stock held by the ESOP were converted into shares of DowDuPont Common Stock at a ratio of 1:1.

In connection with the acquisition of Rohm and Haas on April 1, 2009, the Rohm and Haas Employee Stock Ownership Plan (the "Rohm and Haas ESOP") was merged into the Plan, and the Company assumed the $78 million balance of debt at 9.8 percent interest with final maturity in 2020 that was used to finance share purchases by the Rohm and Haas ESOP in 1990. The outstanding balance of the debt was $10 million at December 31, 2018 and $17 million at December 31, 2017.

Dividends on unallocated shares held by the ESOP are used by the ESOP to make debt service payments and to purchase additional shares if dividends exceed the debt service payments. Dividends on allocated shares are used by the ESOP to make debt service payments to the extent needed; otherwise, they are paid to the Plan participants. Shares are released for allocation to participants based on the ratio of the current year’s debt service to the sum of the principal and interest payments over the life of the loan. The shares are allocated to Plan participants in accordance with the terms of the Plan.

Compensation expense for allocated shares is recorded at the fair value of the shares on the date of allocation. Compensation expense reflected in income from continuing operations for ESOP shares was $144 million in 2018, $200 million in 2017 and $161 million in 2016. At December 31, 2018, 15.3 million shares out of a total 21.8 million shares held by the ESOP had been allocated to participants’ accounts; 1.5 million shares were released but unallocated; and 5.0 million shares, at a fair value of $267 million, were considered unearned.

Treasury Stock
In 2013, the Board approved a share buy-back program. As a result of subsequent authorizations approved by the Board, the total authorized amount of the share repurchase program was $9.5 billion. Effective with the Merger, the share repurchase program was canceled. Over the duration of the program, a total of $8.1 billion was spent on the repurchase of TDCC Common Stock.

The Company historically issued shares for purchases under the ESPP, for options exercised as well as for the release of restricted stock units, performance deferred stock and restricted stock out of treasury stock or as new common stock shares. The number of treasury shares issued to employees and non-employee directors under the Company’s stock-based compensation programs are summarized in the following table. See Note 22 for additional information on changes to the Company equity awards in connection with the Merger.

Treasury Shares Issued Under Stock-Based Compensation Programs
In thousands	2018	2017 [1]	2016
To employees and non-employee directors	N/A	14,195	14,494

1.	Reflects activity prior to the Merger.

The following table provides a reconciliation of TDCC Common Stock activity, prior to the Merger, for the years ended December 31, 2017 and 2016:

Shares of TDCC Common Stock	Issued	Held in Treasury
In thousands
Balance at Jan 1, 2016	1,242,795	125,853
Issued [1]	—	(14,494)
Repurchased	—	17,107
Preferred stock converted to common stock	—	(96,804)
Balance at Dec 31, 2016	1,242,795	31,662
Issued [1]	—	(14,195)
Converted to DowDuPont shares or canceled on Aug 31, 2017 [2]	(1,242,795)	(17,467)
Balance at Aug 31, 2017	—	—

1.	Shares issued to employees and non-employee directors under the Company's equity compensation plans.

2.	Each share of TDCC Common Stock issued and outstanding immediately prior to the Merger was converted into one share of DowDuPont Common Stock; treasury shares were canceled as a result of the Merger.

Accumulated Other Comprehensive Loss
The following table summarizes the changes and after-tax balances of each component of AOCL for the years ended December 31, 2018, 2017 and 2016:

Accumulated Other Comprehensive Loss	Unrealized Gains (Losses) on Investments	Cumulative Translation Adj	Pension and Other Postretire Benefits	Derivative Instruments	Total Accum Other Comp Loss
In millions
2016
Balance at Jan 1, 2016	$47	$(1,737)	$(6,769)	$(208)	$(8,667)
Other comprehensive income (loss) before reclassifications	32	(644)	(1,354)	84	(1,882)
Amounts reclassified from accumulated other comprehensive income (loss)	(36)	—	734	29	727
Net other comprehensive income (loss)	$(4)	$(644)	$(620)	$113	$(1,155)
Balance at Dec 31, 2016	$43	$(2,381)	$(7,389)	$(95)	$(9,822)
2017
Other comprehensive income (loss) before reclassifications	25	908	(23)	1	911
Amounts reclassified from accumulated other comprehensive income (loss)	(71)	(8)	414	(15)	320
Net other comprehensive income (loss)	$(46)	$900	$391	$(14)	$1,231
Balance at Dec 31, 2017	$(3)	$(1,481)	$(6,998)	$(109)	$(8,591)
2018
Balance at Jan 1, 2018 [1]	$17	$(1,481)	$(6,998)	$(109)	$(8,571)
Other comprehensive income (loss) before reclassifications	(74)	(221)	(495)	4	(786)
Amounts reclassified from accumulated other comprehensive income (loss)	7	(4)	455	71	529
Net other comprehensive income (loss)	$(67)	$(225)	$(40)	$75	$(257)
Reclassification of stranded tax effects [2]	$(1)	$(107)	$(927)	$(22)	$(1,057)
Balance at Dec 31, 2018	$(51)	$(1,813)	$(7,965)	$(56)	$(9,885)

1.	The beginning balance of "Unrealized gains (losses) on investments" was increased by $20 million to reflect the impact of adoption of ASU 2016-01. See Note 2 for additional information.

2.	Amounts reclassified to retained earnings as a result of the adoption of ASU 2018-02. See Note 2 for additional information.

The tax effects on the net activity related to each component of other comprehensive income (loss) for the years ended December 31, 2018, 2017 and 2016 were as follows:

Tax Benefit (Expense) [1]	2018	2017	2016
In millions
Unrealized gains (losses) on investments	$17	$26	$(2)
Cumulative translation adjustments	(6)	(98)	(171)
Pension and other postretirement benefit plans	(9)	(213)	438
Derivative instruments	(20)	(3)	(32)
Tax benefit (expense) from income taxes related to other comprehensive income (loss) items	$(18)	$(288)	$233

1.	Prior year amounts have been updated to conform with the current year presentation.

A summary of the reclassifications out of AOCL for the years ended December 31, 2018, 2017 and 2016 is provided as follows:

Reclassifications Out of Accumulated Other Comprehensive Loss In millions	2018	2017	2016	Consolidated Statements of Income Classification

Unrealized (gains) losses on investments	$9	$(110)	$(56)	See (1) below
Tax (benefit) expense	(2)	39	20	See (2) below
After tax	$7	$(71)	$(36)
Cumulative translation adjustments	$(4)	$(8)	$—	See (3) below
Pension and other postretirement benefit plans	$594	$607	$913	See (4) below
Tax benefit	(139)	(193)	(179)	See (2) below
After tax	$455	$414	$734
Derivative instruments	$89	$(13)	$34	See (5) below
Tax benefit	(18)	(2)	(5)	See (2) below
After tax	$71	$(15)	$29
Total reclassifications for the period, after tax	$529	$320	$727

1.	"Net sales" and "Sundry income (expense) - net."

2.	"Provision (credit) for income taxes on continuing operations."

3.	"Sundry income (expense) - net."

4.
These AOCL components are included in the computation of net periodic benefit cost of the Company's defined benefit pension and other postretirement benefit plans. See Note 21 for additional information. In the year ended December 31, 2016, $360 million was included in “Sundry income (expense) - net” (zero impact to "Provision (credit) for income taxes on continuing operations") related to the Dow Silicones ownership restructure. See Note 6 for additional information.

5.	"Cost of sales," "Sundry income (expense) - net" and "Interest expense and amortization of debt discount."

NOTE 20 – NONCONTROLLING INTERESTS
Ownership interests in the Company's subsidiaries held by parties other than the Company are presented separately from the Company's equity in the consolidated balance sheets as "Noncontrolling interests." The amount of consolidated net income attributable to the Company and the noncontrolling interests are both presented on the face of the consolidated statements of income.

The following table summarizes the activity for equity attributable to noncontrolling interests for the years ended December 31, 2018, 2017 and 2016:

Noncontrolling Interests
In millions	2018	2017	2016 [1]
Balance at Jan 1	$1,186	$1,242	$809
Net income attributable to noncontrolling interests - continuing operations	102	102	53
Net income attributable to noncontrolling interests - discontinued operations	32	28	33
Distributions to noncontrolling interests [2]	(145)	(109)	(123)
Acquisition of noncontrolling interests [3]	—	—	473
Deconsolidation of noncontrolling interests [4]	—	(119)	—
Cumulative translation adjustments	(39)	41	(4)
Other	2	1	1
Balance at Dec 31	$1,138	$1,186	$1,242

1.
The 2016 activity presented in the table excludes a $202 million cash payment for the purchase of a noncontrolling interest, as the noncontrolling interest was classified as "Accrued and other current liabilities" in the consolidated balance sheets.

2.
Distributions to noncontrolling interests is net of $27 million in 2018 ($20 million in 2017 and $53 million in 2016) in dividends paid to a joint venture, which were reclassified to "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income, and include amounts attributable to discontinued operations.

3.	Assumed in the ownership restructure of Dow Silicones. See Note 6 for additional information.

4.	On June 30, 2017, the Company sold its ownership interest in the SKC Haas Display Films group of companies.

NOTE 21 – PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
The Company and DuPont did not merge their defined benefit pension plans and other postretirement benefit plans as a result of the Merger. As a result of the Company’s separation from DowDuPont, the number of defined benefit pension plans administered by the Company decreased from 45 plans to 35 plans, with approximately $270 million of net unfunded pension liabilities transferring to DowDupont. Plans administered by other subsidiaries of DowDuPont that were transferred to the Company were not significant. There were no changes in the number of other postretirement benefit plans administered by the Company as a result of the separation.

Defined Benefit Pension Plans
The Company has both funded and unfunded defined benefit pension plans that cover employees in the United States and a number of other countries. The U.S. qualified plan covering the parent company is the largest plan. Benefits for employees hired before January 1, 2008, are based on length of service and the employee’s three highest consecutive years of compensation. Employees hired after January 1, 2008, earn benefits that are based on a set percentage of annual pay, plus interest.

The Company's funding policy is to contribute to the plans when pension laws and/or economics either require or encourage funding. In 2018, the Company contributed $1,651 million to its continuing operations pension plans ($1,656 million, including contributions to plans of discontinued operations). Total contributions included a $1,100 million discretionary contribution to its principal U.S. pension plan in the third quarter of 2018. Total contributions in 2018 also included contributions to fund benefit payments for the Company's non-qualified pension plans. The Company expects to contribute approximately $255 million to its pension plans on a continuing operations basis in 2019.

The provisions of a U.S. non-qualified pension plan require the payment of plan obligations to certain participants upon a change in control of the Company, which occurred at the time of the Merger. Certain participants could elect to receive a lump-sum payment or direct the Company to purchase an annuity on their behalf using the after-tax proceeds of the lump sum. In the fourth quarter of 2017, the Company paid $940 million to plan participants and $230 million to an insurance company for the purchase of annuities, which were included in "Pension contributions" in the consolidated statements of cash flows. The Company also paid $205 million for income and payroll taxes for participants electing the annuity option, of which $201 million was included in "Cost of sales" and $4 million was included in "Selling, general and administrative expenses" in the consolidated statements of income and related to the Corporate segment. The Company recorded a settlement charge of $687 million associated with the payout in the fourth quarter of 2017, which was included in "Sundry income (expense) - net" in the consolidated statements of income and related to the Corporate segment.

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs for all plans are summarized in the table below:

Weighted-Average Assumptions for All Pension Plans	Benefit Obligations at Dec 31		Net Periodic Costs for the Year Ended
	2018	2017	2018	2017	2016
Discount rate	3.69%	3.17%	3.17%	3.52%	3.85%
Interest crediting rate for applicable benefits	3.72%	3.61%	3.61%	3.45%	4.81%
Rate of compensation increase	3.84%	3.88%	3.88%	3.90%	4.04%
Expected return on plan assets	—	—	7.11%	7.16%	7.22%

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs for U.S. plans are summarized in the table below:

Weighted-Average Assumptions for U.S. Pension Plans	Benefit Obligations at Dec 31		Net Periodic Costs for the Year Ended
	2018	2017	2018	2017	2016
Discount rate	4.39%	3.66%	3.66%	4.11%	4.40%
Interest crediting rate for applicable benefits	4.50%	4.50%	4.50%	4.50%	4.50%
Rate of compensation increase	4.25%	4.25%	4.25%	4.25%	4.50%
Expected return on plan assets	—	—	7.92%	7.91%	7.77%

Other Postretirement Benefit Plans
The Company provides certain health care and life insurance benefits to retired employees and survivors. The Company’s plans outside of the United States are not significant; therefore, this discussion relates to the U.S. plans only. The plans provide health care benefits, including hospital, physicians’ services, drug and major medical expense coverage, and life insurance benefits. In general, for employees hired before January 1, 1993, the plans provide benefits supplemental to Medicare when retirees are eligible for these benefits. The Company and the retiree share the cost of these benefits, with the Company portion increasing as the retiree has increased years of credited service, although there is a cap on the Company portion. The Company has the ability to change these benefits at any time. Employees hired after January 1, 2008, are not covered under the plans.

The Company funds most of the cost of these health care and life insurance benefits as incurred. In 2018, the Company did not make any contributions to its other postretirement benefit plan trusts. The trusts did not hold assets at December 31, 2018. The Company does not expect to contribute assets to its other postretirement benefit plan trusts in 2019.

The weighted-average assumptions used to determine other postretirement benefit obligations and net periodic benefit costs for the U.S. plans are provided below:

Weighted-Average Assumptions for U.S. Other Postretirement Benefits Plans	Benefit Obligations at Dec 31		Net Periodic Costs for the Year Ended
	2018	2017	2018	2017	2016
Discount rate	4.24%	3.51%	3.51%	3.83%	3.96%
Health care cost trend rate assumed for next year	6.50%	6.75%	6.75%	7.00%	7.25%
Rate to which the cost trend rate is assumed to decline (the ultimate health care cost trend rate)	5.00%	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate health care cost trend rate	2025	2025	2025	2025	2025

Assumptions
The Company determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The Company’s historical experience with the pension fund asset performance is also considered.

The Company uses the spot rate approach to determine the discount rate utilized to measure the service cost and interest cost components of net periodic pension and other postretirement benefit costs for the U.S. and other selected countries. Under the spot rate approach, the Company calculates service costs and interest costs by applying individual spot rates from the Willis Towers Watson RATE:Link yield curve (based on high-quality corporate bond yields) for each selected country to the separate expected cash flow components of service cost and interest cost. Service cost and interest cost for all other plans are determined on the basis of the single equivalent discount rates derived in determining those plan obligations.

The discount rates utilized to measure the pension and other postretirement obligations of the U.S. qualified plans are based on the yield on high-quality corporate fixed income investments at the measurement date. Future expected actuarially determined cash flows for the Company’s U.S. plans are individually discounted at the spot rates under the Willis Towers Watson U.S. RATE:Link 60-90 corporate yield curve (based on 60th to 90th percentile high-quality corporate bond yields) to arrive at the plan’s obligations as of the measurement date.

The Company utilizes a modified version of the Society of Actuaries’ mortality tables released in 2014 and a modified version of the generational mortality improvement scale released in 2018 for purposes of measuring the U.S. pension and other postretirement obligations, based on an evaluation of the mortality experience of the Company’s pension plans.

Summarized information on the Company's pension and other postretirement benefit plans is as follows:

Change in Projected Benefit Obligations, Plan Assets and Funded Status of All Significant Plans	Defined Benefit Pension Plans		Other Postretirement Benefits
In millions	2018	2017	2018	2017
Change in projected benefit obligations:
Benefit obligations at beginning of year	$31,851	$30,280	$1,567	$1,835
Service cost	520	506	12	14
Interest cost	886	883	45	54
Plan participants' contributions	19	14	—	—
Actuarial changes in assumptions and experience	(1,754)	1,804	(13)	(198)
Benefits paid	(1,476)	(1,440)	(123)	(151)
Plan amendments	17	14	—	—
Acquisitions/divestitures/other [1]	(45)	50	—	—
Effect of foreign exchange rates	(418)	932	(10)	13
Termination benefits/curtailment cost/settlements [2]	—	(1,192)	—	—
Benefit obligations at end of year	$29,600	$31,851	$1,478	$1,567

Change in plan assets:
Fair value of plan assets at beginning of year	$23,401	$21,208	$—	$—
Actual return on plan assets	(742)	2,500	—	—
Employer contributions	1,656	1,676	—	—
Plan participants' contributions	19	14	—	—
Benefits paid	(1,476)	(1,440)	—	—
Acquisitions/divestitures/other [3]	—	(15)	—	—
Effect of foreign exchange rates	(314)	646	—	—
Settlements [4]	—	(1,188)	—	—
Fair value of plan assets at end of year	$22,544	$23,401	$—	$—

Funded status:
U.S. plans with plan assets	$(4,066)	$(5,363)	$—	$—
Non-U.S. plans with plan assets	(2,041)	(2,257)	—	—
All other plans	(695)	(720)	(1,478)	(1,567)
Plans of discontinued operations	(254)	(110)	—	—
Funded status at end of year	$(7,056)	$(8,450)	$(1,478)	$(1,567)

Amounts recognized in the consolidated balance sheets at Dec 31:
Deferred charges and other assets	$491	$548	$—	$—
Accrued and other current liabilities	(50)	(47)	(131)	(125)
Pension and other postretirement benefits - noncurrent	(7,227)	(8,679)	(1,347)	(1,442)
Liabilities of discontinued operations - current	(270)	(1)	—	—
Liabilities of discontinued operations - noncurrent	—	(271)	—	—
Net amount recognized	$(7,056)	$(8,450)	$(1,478)	$(1,567)

Pretax amounts recognized in accumulated other comprehensive loss at Dec 31:
Net loss (gain)	$10,841	$10,899	$(315)	$(326)
Prior service credit	(224)	(265)	—	—
Pretax balance in accumulated other comprehensive loss at end of year	$10,617	$10,634	$(315)	$(326)

1.
The 2018 impact includes the divestiture of a business with pension benefit obligations of $37 million. The 2017 impact includes the reclassification of a China pension liability of $69 million from "Other noncurrent obligations" to "Pension and other postretirement benefits - noncurrent" and the divestiture of a South Korean company with pension benefit obligations of $25 million.

2.
The 2017 impact includes the settlement of certain plan obligations for a U.S. non-qualified pension plan of $1,170 million required due to a change in control provision. The 2017 impact also includes the conversion of a South Korean pension plan of $22 million to a defined contribution plan.

3.	The 2017 impact relates to the divestiture of a South Korean company.

4.
The 2017 impact includes payments made of $1,170 million to settle certain plan obligations of a U.S. non-qualified pension plan required due to a change in control provision. The 2017 impact also includes payments made of $18 million to convert a South Korean pension plan to a defined contribution plan.

A significant component of the overall decrease in the Company's benefit obligation for the year ended December 31, 2018 was due to the weighted-average change in discount rates, which increased from 3.17 percent at December 31, 2017 to 3.69 percent at December 31, 2018. A significant component of the overall increase in the Company's benefit obligation for the year ended December 31, 2017 was also due to the weighted-average change in discount rates, which decreased from 3.52 percent at December 31, 2016 to 3.17 percent at December 31, 2017.

The accumulated benefit obligation for all pension plans was $28.3 billion and $30.4 billion at December 31, 2018 and 2017, respectively.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets at Dec 31	2018	2017
In millions
Accumulated benefit obligations	$25,392	$27,248
Fair value of plan assets	$18,902	$19,515

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets at Dec 31	2018	2017
In millions
Projected benefit obligations	$26,599	$28,576
Fair value of plan assets	$19,051	$19,578

Net Periodic Benefit Costs for All Significant Plans for the Year Ended Dec 31	Defined Benefit Pension Plans			Other Postretirement Benefits
In millions	2018	2017	2016	2018	2017	2016
Net Periodic Benefit Costs:
Service cost	$520	$506	$463	$12	$14	$13
Interest cost	886	883	846	45	54	52
Expected return on plan assets	(1,644)	(1,548)	(1,447)	—	—	—
Amortization of prior service credit	(24)	(25)	(24)	—	—	(3)
Amortization of unrecognized (gain) loss	642	638	587	(24)	(6)	(7)
Curtailment/settlement/other [1]	—	683	(36)	—	—	—
Net periodic benefit costs	$380	$1,137	$389	$33	$62	$55
Less: discontinued operations	101	105	97	3	3	3
Net periodic benefit costs - continuing operations	$279	$1,032	$292	$30	$59	$52
Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net (gain) loss	$584	$845	$1,954	$(13)	$(199)	$14
Prior service cost	17	14	—	—	—	—
Amortization of prior service credit	24	25	24	—	—	3
Amortization of unrecognized gain (loss)	(642)	(638)	(587)	24	6	7
Settlement loss [2]	—	(687)	—	—	—	—
Total recognized in other comprehensive (income) loss	$(17)	$(441)	$1,391	$11	$(193)	$24
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$363	$696	$1,780	$44	$(131)	$79

1.
The 2017 impact relates to the settlement of a U.S. non-qualified plan triggered by a change in control provision. The 2016 impact relates to the curtailment of benefits for certain participants of a Dow Silicones plan in the U.S.

2.	The 2017 impact relates to the settlement of a U.S. non-qualified plan triggered by a change in control provision.

On January 1, 2018, the Company adopted ASU 2017-07, which impacted the presentation of the components of net periodic benefit cost in the consolidated statements of income. Net periodic benefit cost, other than the service cost component, is now included in "Sundry income (expense) - net" in the consolidated statements of income. See Notes 2 and 9 for additional information.

Estimated Future Benefit Payments
The estimated future benefit payments of continuing operations, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at Dec 31, 2018	Defined Benefit Pension Plans	Other Postretirement Benefits
In millions
2019	$1,546	$133
2020	1,554	129
2021	1,580	129
2022	1,619	125
2023	1,656	120
2024-2028	8,596	519
Total	$16,551	$1,155

Plan Assets
Plan assets consist primarily of equity and fixed income securities of U.S. and foreign issuers, and include alternative investments such as real estate, private market securities and absolute return strategies. At December 31, 2018, plan assets totaled $22.5 billion and included no directly held common stock of DowDuPont. At December 31, 2017, plan assets totaled $23.4 billion and included no directly held common stock of DowDuPont.

The Company's investment strategy for the plan assets is to manage the assets in relation to the liability in order to pay retirement benefits to plan participants over the life of the plans. This is accomplished by identifying and managing the exposure to various market risks, diversifying investments across various asset classes and earning an acceptable long-term rate of return consistent with an acceptable amount of risk, while considering the liquidity needs of the plans.

The plans are permitted to use derivative instruments for investment purposes, as well as for hedging the underlying asset and liability exposure and rebalancing the asset allocation. The plans use value-at-risk, stress testing, scenario analysis and Monte Carlo simulations to monitor and manage both the risk within the portfolios and the surplus risk of the plans.

Equity securities primarily include investments in large- and small-cap companies located in both developed and emerging markets around the world. Fixed income securities include investment and non-investment grade corporate bonds of companies diversified across industries, U.S. treasuries, non-U.S. developed market securities, U.S. agency mortgage-backed securities, emerging market securities and fixed income related funds. Alternative investments primarily include investments in real estate, private equity limited partnerships and absolute return strategies. Other significant investment types include various insurance contracts and interest rate, equity, commodity and foreign exchange derivative investments and hedges.

The Company mitigates the credit risk of investments by establishing guidelines with investment managers that limit investment in any single issue or issuer to an amount that is not material to the portfolio being managed. These guidelines are monitored for compliance both by the Company and external managers. Credit risk related to derivative activity is mitigated by utilizing multiple counterparties, collateral support agreements and centralized clearing, where appropriate.

The Northern Trust Collective Government Short Term Investment money market fund is utilized as the sweep vehicle for the U.S. plans, which from time to time can represent a significant investment. For one U.S. plan, approximately 35 percent of the liability is covered by a participating group annuity issued by Prudential Insurance Company.

The weighted-average target allocation for plan assets of the Company's pension plans is summarized as follows:

Target Allocation for Plan Assets at Dec 31, 2018	Target Allocation
Asset Category
Equity securities	36%
Fixed income securities	35
Alternative investments	28
Other investments	1
Total	100%

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. For other pension plan assets for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment.

Certain pension plan assets are held in funds where fair value is based on an estimated net asset value per share (or its equivalent) as of the most recently available fund financial statements which are received on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate to arrive at an estimated net asset value per share at the measurement date. These funds are not classified within the fair value hierarchy.

The following table summarizes the bases used to measure the Company’s pension plan assets at fair value for the years ended December 31, 2018 and 2017:

Basis of Fair Value Measurements	Dec 31, 2018				Dec 31, 2017
In millions	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$877	$818	$59	$—	$772	$671	$101	$—
Equity securities:
U.S. equity securities [1]	$3,493	$3,251	$241	$1	$3,755	$3,416	$339	$—
Non - U.S. equity securities	4,242	3,497	707	38	5,551	4,533	978	40
Total equity securities	$7,735	$6,748	$948	$39	$9,306	$7,949	$1,317	$40
Fixed income securities:
Debt - government-issued	$4,751	$285	$4,466	$—	$4,596	$158	$4,437	$1
Debt - corporate-issued	2,929	411	2,518	—	3,300	351	2,935	14
Debt - asset-backed	90	—	89	1	101	—	100	1
Total fixed income securities	$7,770	$696	$7,073	$1	$7,997	$509	$7,472	$16
Alternative investments: [2]
Private market securities	$1	$—	$—	$1	$—	$—	$—	$—
Real estate	19	19	—	—	21	21	—	—
Derivatives - asset position	451	17	434	—	261	2	259	—
Derivatives - liability position	(506)	(19)	(487)	—	(305)	(2)	(303)	—
Total alternative investments	$(35)	$17	$(53)	$1	$(23)	$21	$(44)	$—
Other investments [2]	$380	$47	$333	$—	$273	$37	$236	$—
Subtotal	$16,727	$8,326	$8,360	$41	$18,325	$9,187	$9,082	$56
Investments measured at net asset value: [2]
Hedge funds	$1,637				$1,595
Private market securities	2,196				1,390
Real estate	2,080				2,200
Total investments measured at net asset value	$5,913				$5,185
Items to reconcile to fair value of plan assets:
Pension trust receivables [3]	$29				$27
Pension trust payables [4]	(125)				(136)
Total	$22,544				$23,401

1.	No DowDuPont common stock was directly held at December 31, 2018 or December 31, 2017.

2.
The Company reviewed its fair value technique and elected to present assets valued at net asset value per share as a practical expedient outside of the fair value hierarchy. The assets are presented as "Investments measured at net asset value."

3.	Primarily receivables for investment securities sold.

4.	Primarily payables for investment securities purchased.

The following table summarizes the changes in the fair value of Level 3 pension plan assets for the years ended December 31, 2018 and 2017:

Fair Value Measurement of Level 3 Pension Plan Assets	Equity Securities	Fixed Income Securities	Alternative Investments	Other Investments	Total
In millions
Balance at Jan 1, 2017, as previously reported	$33	$17	$4,117	$95	$4,262
Reclassification of investments measured at net asset value [1]	—	—	(4,061)	(95)	(4,156)
Balance at Jan 1, 2017, as restated	$33	$17	$56	$—	$106
Actual return on assets:
Relating to assets sold during 2017	(1)	—	5	—	4
Relating to assets held at Dec 31, 2017	5	1	(1)	—	5
Purchases, sales and settlements, net	3	(2)	(60)	—	(59)
Balance at Dec 31, 2017	$40	$16	$—	$—	$56
Actual return on assets:
Relating to assets sold during 2018	—	4	(1)	1	4
Relating to assets held at Dec 31, 2018	(3)	(4)	—	—	(7)
Purchases, sales and settlements, net	2	(15)	2	(1)	(12)
Balance at Dec 31, 2018	$39	$1	$1	$—	$41

1.
The Company reviewed its fair value technique and elected to present assets valued at net asset value per share as a practical expedient outside of the fair value hierarchy, including those classified as Level 3 pension plan assets. The assets are presented as "Investments measured at net asset value."

Defined Contribution Plans
U.S. employees may participate in defined contribution plans (Employee Savings Plans or 401(k) plans) by contributing a portion of their compensation, which is partially matched by the Company. Defined contribution plans also cover employees in some subsidiaries in other countries, including Australia, Brazil, Canada, Italy, Spain and the United Kingdom. Expense of continuing operations recognized for all defined contribution plans was $186 million in 2018, $286 million in 2017 and $220 million in 2016.

NOTE 22 – STOCK-BASED COMPENSATION
The Company grants stock-based compensation to employees and non-employee directors in the form of stock incentive plans, which include stock options, restricted stock units ("RSUs") (formerly termed deferred stock) and restricted stock. The Company also provides stock-based compensation in the form of performance stock units ("PSUs") (formerly termed performance deferred stock) and the Employee Stock Purchase Plan (“ESPP”), which grants eligible employees the right to purchase shares of the Company's common stock at a discounted price.

In connection with the Merger, on August 31, 2017 ("Conversion Date") all outstanding TDCC stock options and RSU awards were converted into stock options and RSU awards with respect to DowDuPont common stock. The stock options and RSU awards have the same terms and conditions under the applicable plans and award agreements prior to the Merger. All outstanding and nonvested PSU awards were converted into RSU awards with respect to DowDuPont common stock at the greater of the applicable performance target or the actual performance as of the effective time of the Merger. Changes in the fair value of liability instruments are recognized as compensation expense each quarter. TDCC and DuPont did not merge their stock-based compensation plans as a result of the Merger. TDCC and DuPont stock-based compensation plans were assumed by DowDuPont and continued in place with the ability to grant and issue DowDuPont common stock until separation.

The total stock-based compensation expense included in continuing operations within the consolidated statements of income was $188 million, $310 million and $225 million in 2018, 2017 and 2016, respectively. The income tax benefits related to stock-based compensation arrangements were $42 million, $115 million and $83 million in 2018, 2017 and 2016, respectively. Amounts disclosed throughout the remainder of this footnote are inclusive of activity attributable to both continuing operations and discontinued operations, as the impact of discontinued operations is not significant.

Accounting for Stock-Based Compensation
The Company grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments (granted to executive employees subject to stock ownership requirements, that provide the recipient the option to elect to receive a cash payment equal to the value of the stock award on the date of delivery) is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. The Company estimates expected forfeitures.

The Company historically used a lattice-based option valuation model to estimate the fair value of stock options and used a Monte Carlo simulation for the market portion of PSU awards. Effective with the first quarter of 2018 grant, the Company began using the Black-Scholes option valuation model to estimate the fair value of stock options. This valuation methodology was adopted as a result of the Merger to align valuation methodologies with DuPont and better align with industry practice. The Company used the Black-Scholes option valuation model for subscriptions to purchase shares under the ESPP. The weighted-average assumptions used to calculate total stock-based compensation are included in the following table:

Weighted-Average Assumptions	2018	2017	2016
Dividend yield	2.13%	3.01%	4.13%
Expected volatility	23.34%	23.71%	31.60%
Risk-free interest rate	2.83%	1.28%	1.12%
Expected life of stock options granted during period (years)	6.2	7.5	7.8
Life of Employee Stock Purchase Plan (months)	—	3	4

The dividend yield assumption was equal to the dividend yield on the grant date, which reflected the most recent DowDuPont quarterly dividend payment of $0.38 per share in 2018 ($0.46 per share in 2017 and 2016 on TDCC Common Stock). The expected volatility assumptions for the 2016 and 2017 stock options and ESPP were based on an equal weighting of the historical daily volatility for the contractual term of the awards and current implied volatility from exchange-traded options. The expected volatility assumptions for the 2018 stock options were based on an equal weighting of the historical daily volatility for the expected term of the awards and current implied volatility from exchange-traded options. The expected volatility assumption for the market portion of the 2016 and 2017 PSU awards were based on historical daily volatility for the term of the award. The risk-free interest rate was based on the weighted-average of U.S. Treasury strip rates over the contractual term of the 2016 and 2017 options. The risk-free interest rate was based on the U.S. Treasury strip rates over the expected life of the 2018 options. The expected life of stock options granted was based on an analysis of historical exercise patterns.

Stock Incentive Plan
The Company has historically granted equity awards under various plans (the "Prior Plans"). On February 9, 2012, the Board authorized The Dow Chemical Company 2012 Stock Incentive Plan (the "2012 Plan"), which was approved by stockholders at TDCC's annual meeting on May 10, 2012 ("Original Effective Date") and became effective on that date. On February 13, 2014, the Board adopted The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan (the "2012 Restated Plan"). The 2012 Restated Plan was approved by stockholders at TDCC's annual meeting on May 15, 2014, and became effective on that date. The Prior Plans were superseded by the 2012 Plan and the 2012 Restated Plan (collectively, the "2012 Plan"). Under the 2012 Plan, the Company may grant options, RSUs, PSUs, restricted stock, stock appreciation rights and stock units to employees and non-employee directors until the tenth anniversary of the Original Effective Date, subject to an aggregate limit and annual individual limits. The terms of the grants are fixed at the grant date. TDCC's stock-based compensation programs were assumed by DowDuPont and continued in place with the ability to grant and issue DowDuPont common stock until separation. At December 31, 2018, there were approximately 19 million shares of DowDuPont common stock available for grant under the 2012 Plan.

Stock Options
The Company grants stock options to certain employees, subject to certain annual and individual limits, with terms of the grants fixed at the grant date. The exercise price of each stock option equals the market price of the common stock on the grant date. Options vest from one to three years, and have a maximum term of 10 years.

The following table summarizes stock option activity for 2018:

Stock Options	2018
Shares in thousands	Shares	Exercise Price [1]
Outstanding at Jan 1, 2018	26,628	$38.30
Granted	6,571	$71.43
Exercised	(4,074)	$30.65
Forfeited/Expired	(279)	$61.47
Outstanding at Dec 31, 2018	28,846	$46.70
Remaining contractual life in years		5.46
Aggregate intrinsic value in millions	$327
Exercisable at Dec 31, 2018	21,813	$39.99
Remaining contractual life in years		4.40
Aggregate intrinsic value in millions	$322
1. Weighted-average per share.

Additional Information about Stock Options
In millions, except per share amounts	2018	2017	2016
Weighted-average fair value per share of options granted	$15.38	$14.44	$10.95
Total compensation expense for stock option plans	$68	$37	$32
Related tax benefit	$15	$14	$12
Total amount of cash received from the exercise of options	$112	$310	$312
Total intrinsic value of options exercised [1]	$160	$286	$153
Related tax benefit	$36	$106	$57
1. Difference between the market price at exercise and the price paid by the employee to exercise the options.

Total unrecognized compensation cost related to unvested stock option awards of $36 million at December 31, 2018, is expected to be recognized over a weighted-average period of 1.91 years.

Restricted Stock Units
The Company grants restricted stock units to certain employees. The grants vest after a designated period of time, generally one to five years. The following table shows changes in nonvested RSUs:

RSU Awards	2018
Shares in thousands	Shares	Grant Date Fair Value [1]
Nonvested at Jan 1, 2018	13,346	$50.71
Granted	2,022	$71.46
Vested	(5,409)	$46.04
Canceled	(224)	$59.40
Nonvested at Dec 31, 2018	9,735	$57.41
1. Weighted-average per share.

Additional Information about RSUs
In millions, except per share amounts	2018	2017	2016
Weighted-average fair value per share of RSUs granted	$71.46	$61.29	$46.25
Total fair value of RSUs vested [1]	$382	$179	$166
Related tax benefit	$86	$66	$61
Total compensation expense for RSU awards	$144	$178	$97
Related tax benefit	$32	$66	$36

1.	Includes the fair value of shares vested in prior years and delivered in the reporting year.

In 2018, the Company paid $45 million in cash, equal to the value of the stock award on the date of delivery, to certain executive employees to settle approximately 625,000 RSUs (there were no RSUs settled in cash in 2017 and 2016). Total unrecognized compensation cost related to RSU awards of $126 million at December 31, 2018, is expected to be recognized over a weighted-average period of 1.68 years. At December 31, 2018, approximately 18,000 RSUs with a grant date weighted-average fair value per share of $35.12 had previously vested, but were not issued. These shares are scheduled to be issued to employees within six months to three years or upon retirement.

Total incremental pretax compensation expense resulting from the conversion of PSU awards into RSU awards was $25 million ($20 million was recognized in the second half of 2017 and $5 million to be recognized over the remaining service period). Approximately 5,000 employees were impacted by the conversion.

Performance Stock Units
The Company grants performance stock units to certain employees. The grants vest when the Company attains specified performance targets, such as return on capital and relative total shareholder return, over a predetermined period, generally one to three years. In November 2017, the Company granted PSUs to senior leadership measured on the realization of cost savings in connection with cost synergy commitments, as well as the Company’s ability to complete the business separations. Performance and payouts are determined independently for each metric. Compensation expense related to PSU awards is recognized over the lesser of the service or performance period. Changes in the fair value of liability instruments are recognized as compensation expense each quarter.

The following table shows the PSU awards granted:

PSU Awards		Target Shares Granted [1]	Grant Date Fair Value [2]
Shares in thousands
Year	Performance Period
2017	Sep 1, 2017 – Aug 31, 2019	232	$71.16
2017 [3]	Jan 1, 2017 – Dec 31, 2019	1,728	$81.99
2016 [3]	Jan 1, 2016 – Dec 31, 2018	2,283	$52.68

1.	At the end of the performance period, the actual number of shares issued can range from zero to 200% of target shares granted.

2.	Weighted-average per share.

3.	Converted to RSUs as a result of the Merger.

There was no activity in nonvested PSUs in 2018. At January 1, 2018 and December 31, 2018, there were 232,000 target shares of nonvested PSUs outstanding with a grant date fair value of $71.16.

Additional Information about PSUs
In millions, except share amounts	2018	2017	2016
Total fair value of PSUs vested and delivered [1]	$—	$202	$103
Related tax benefit	$—	$75	$38
Total compensation expense for PSU awards	$12	$106	$125
Related tax benefit	$3	$39	$46
Shares of PSUs settled in cash (in thousands) [2]	—	616	861
Total cash paid to settle PSUs [3]	$—	$38	$40

1.	Includes the fair value of shares vested in prior years and delivered in the reporting year.

2.	PSU awards vested in prior years and delivered in the reporting year.

3.	Cash paid to certain executive employees for PSU awards vested in prior periods and delivered in the reporting year, equal to the value of the stock award on the date of delivery.

Total unrecognized compensation cost related to PSU awards of $8 million at December 31, 2018, is expected to be recognized over a weighted-average period of 0.67 years.

Restricted Stock
Under the 2012 Plan, the Company may grant shares (including options, stock appreciation rights, stock units and restricted stock) to non-employee directors over the 10-year duration of the program, subject to the plan's aggregate limit as well as annual individual limits. The restricted stock issued under this plan cannot be sold, assigned, pledged or otherwise transferred by the non-employee director, until retirement or termination of service to the Company. The following table shows the restricted stock issued under this plan:

Restricted Stock	Shares Issued (in thousands)	Weighted-Average Fair Value
Year
2018	36	$62.82
2017	33	$62.04
2016	32	$50.55

Employee Stock Purchase Plan
On February 9, 2012, the Board authorized The Dow Chemical Company 2012 Employee Stock Purchase Plan (the "2012 ESPP") which was approved by stockholders at TDCC’s annual meeting on May 10, 2012. When offered, most employees are eligible to purchase shares of common stock of TDCC valued at up to 10 percent of their annual base salary. The value is determined using the plan price multiplied by the number of shares subscribed to by the employee. The plan price of the stock is set at an amount equal to at least 85 percent of the fair market value (closing price) of the common stock on a date during the fourth quarter of the year prior to the offering, or the average fair market value (closing price) of the common stock over a period during the fourth quarter of the year prior to the offering, in each case, specified by the Executive Vice President of Human Resources. The most recent offering of the 2012 ESPP closed on July 15, 2017. The ESPP was not offered in 2018 and no current offerings remain outstanding.

Additional Information about Employee Stock Purchase Plan
In millions, except per share amounts	2018	2017	2016
Weighted-average fair value per share of purchase rights granted	$—	$10.70	$3.40
Total compensation expense for ESPP	$—	$38	$7
Related tax benefit	$—	$14	$3
Total amount of cash received from the exercise of purchase rights	$—	$179	$86
Total intrinsic value of purchase rights exercised [1]	$—	$48	$23
Related tax benefit	$—	$18	$9

1.	Difference between the market price at exercise and the price paid by the employee to exercise the purchase rights.

NOTE 23 – FINANCIAL INSTRUMENTS
The following table summarizes the fair value of financial instruments at December 31, 2018 and 2017:

Fair Value of Financial Instruments at Dec 31	2018				2017
In millions	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value
Cash equivalents	$566	$—	$—	$566	$2,280	$—	$—	$2,280
Marketable securities	$100	$—	$—	$100	$4	$—	$—	$4
Other investments:
Debt securities:
Government debt [1]	$714	$9	$(23)	$700	$637	$13	$(11)	$639
Corporate bonds	1,026	20	(63)	983	704	32	(3)	733
Total debt securities	$1,740	$29	$(86)	$1,683	$1,341	$45	$(14)	$1,372
Equity securities [2]	16	1	(1)	16	164	2	(26)	140
Total other investments	$1,756	$30	$(87)	$1,699	$1,505	$47	$(40)	$1,512
Total cash equivalents, marketable securities and other investments	$2,422	$30	$(87)	$2,365	$3,789	$47	$(40)	$3,796
Long-term debt including debt due within one year [3]	$(19,591)	$351	$(972)	$(20,212)	$(20,505)	$6	$(2,104)	$(22,603)
Derivatives relating to:
Interest rates	$—	$—	$(64)	$(64)	$—	$—	$(4)	$(4)
Foreign currency	—	120	(43)	77	—	22	(112)	(90)
Commodities [4]	—	91	(178)	(87)	—	130	(256)	(126)
Total derivatives	$—	$211	$(285)	$(74)	$—	$152	$(372)	$(220)

1.	U.S. Treasury obligations, U.S. agency obligations, agency mortgage-backed securities and other municipalities’ obligations.

2.	Equity securities with a readily determinable fair value. Presented in accordance with ASU 2016-01. See Note 2 for additional information.

3.
Cost includes fair value hedge adjustments of $18 million at December 31, 2018 and $19 million at December 31, 2017 on $2,290 million of debt at December 31, 2018 and $2,390 million of debt at December 31, 2017.

4.	Presented net of cash collateral where master netting arrangements allow.

Cost approximates fair value for all other financial instruments.

Cash Equivalents
At December 31, 2018, the Company had $410 million ($1,771 million at December 31, 2017) of held-to-maturity securities (primarily treasury bills and time deposits) classified as cash equivalents, as these securities had maturities of three months or less at the time of purchase. The Company’s investments in held-to-maturity securities are held at amortized cost, which approximates fair value. At December 31, 2018, the Company had investments in money market funds of $156 million classified as cash equivalents ($509 million at December 31, 2017).

Marketable Securities
At December 31, 2018, the Company had $100 million ($4 million at December 31, 2017) of debt securities with maturities of less than one year at the time of purchase.

Debt Securities
The Company’s investments in debt securities are primarily classified as available-for-sale. The following table provides the investing results from available-for-sale securities for the years ended December 31, 2018, 2017 and 2016.

Investing Results [1]
In millions	2018	2017	2016
Proceeds from sales of available-for-sale securities	$1,053	$245	$396
Gross realized gains	$21	$5	$15
Gross realized losses	$30	$—	$1

1.	Prior period amounts were updated to conform with the current year presentation as a result of the adoption of ASU 2016-01. See Note 2 for additional information.

The following table summarizes the contractual maturities of the Company’s investments in debt securities:

Contractual Maturities of Debt Securities at Dec 31, 2018 [1]	Amortized Cost	Fair Value
In millions
Within one year	$124	$124
One to five years	455	444
Six to ten years	717	683
After ten years	444	432
Total	$1,740	$1,683
1. Includes marketable securities with maturities of less than one year.

Portfolio managers regularly review the Company’s holdings to determine if any investments in debt securities are other-than-temporarily impaired. The analysis includes reviewing the amount of the impairment, as well as the length of time it has been impaired.

The credit rating of the issuer, current credit rating trends, the trends of the issuer’s overall sector, the ability of the issuer to pay expected cash flows and the length of time the security has been in a loss position are considered in determining whether unrealized losses represent an other-than-temporary impairment. The Company did not have any credit-related losses in 2018, 2017 or 2016.

The following tables provide the fair value and gross unrealized losses of the Company’s investments in debt securities that were deemed to be temporarily impaired at December 31, 2018 and 2017, aggregated by investment category:

Temporarily Impaired Debt Securities at Dec 31, 2018	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
In millions
Government debt [1]	$287	$(17)	$187	$(6)	$474	$(23)
Corporate bonds	724	(58)	64	(5)	788	(63)
Total temporarily impaired debt securities	$1,011	$(75)	$251	$(11)	$1,262	$(86)

1.	U.S. Treasury obligations, U.S. agency obligations, agency mortgage-backed securities and other municipalities' obligations.

Temporarily Impaired Debt Securities at Dec 31, 2017	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
In millions
Government debt [1]	$295	$(4)	$151	$(7)	$446	$(11)
Corporate bonds	163	(2)	19	(1)	182	(3)
Total temporarily impaired debt securities	$458	$(6)	$170	$(8)	$628	$(14)

1.	U.S. Treasury obligations, U.S. agency obligations, agency mortgage-backed securities and other municipalities' obligations.

Equity Securities
The Company’s investments in equity securities with a readily determinable fair value totaled $16 million at December 31, 2018 ($140 million at December 31, 2017). The aggregate carrying value of the Company’s investments in equity securities where fair value is not readily determinable totaled $204 million at December 31, 2018, reflecting the carrying value of the investments. There were no material adjustments to the carrying value of the not readily determinable investments for impairment or observable price changes for the year ended December 31, 2018. The net unrealized gain recognized in earnings on equity securities totaled $7 million for the year ended December 31, 2018.

Repurchase and Reverse Repurchase Agreement Transactions
The Company enters into repurchase and reverse repurchase agreements. These transactions are accounted for as collateralized borrowings and lending transactions bearing a specified rate of interest and are short-term in nature with original maturities of 30 days or less. The underlying collateral is typically treasury bills with longer maturities than the repurchase agreement. The impact of these transactions is not material to the Company’s results. There were no repurchase or reverse repurchase agreements outstanding at December 31, 2018 and 2017.

Risk Management
The Company’s business operations give rise to market risk exposure due to changes in foreign exchange rates, interest rates, commodity prices and other market factors such as equity prices. To manage such risks effectively, the Company enters into hedging transactions, pursuant to established guidelines and policies that enable it to mitigate the adverse effects of financial market risk. Derivatives used for this purpose are designated as hedges per the accounting guidance related to derivatives and hedging activities, where appropriate. A secondary objective is to add value by creating additional non-specific exposure within established limits and policies; derivatives used for this purpose are not designated as hedges. The potential impact of creating such additional exposures is not material to the Company’s results. Accounting guidance requires companies to recognize all derivative instruments as either assets or liabilities at fair value.

The Company’s risk management program for interest rate, foreign currency and commodity risks is based on fundamental, mathematical and technical models that take into account the implicit cost of hedging. Risks created by derivative instruments and the mark-to-market valuations of positions are strictly monitored at all times, using value-at-risk and stress tests. Counterparty credit risk arising from these contracts is not significant because the Company minimizes counterparty concentration, deals primarily with major financial institutions of solid credit quality, and the majority of its hedging transactions mature in less than three months. In addition, the Company minimizes concentrations of credit risk through its global orientation by transacting with large, internationally diversified financial counterparties. It is the Company’s policy to not have credit risk-related contingent features in its derivative instruments. No significant concentration of counterparty credit risk existed at December 31, 2018. The Company does not anticipate losses from credit risk, and the net cash requirements arising from counterparty risk associated with risk management activities are not expected to be material in 2019.

The Company revises its strategies as market conditions dictate and management reviews its overall financial strategies and the impacts from using derivatives in its risk management program with the Company’s senior leadership who also reviews these strategies with the Dow Inc. Board and/or relevant committees thereof.

The notional amounts of the Company's derivative instruments presented on a net basis at December 31, 2018 and 2017, were as follows:

Notional Amounts - Net	Dec 31, 2018	Dec 31, 2017
In millions
Derivatives designated as hedging instruments:
Interest rate swaps	$2,049	$185
Foreign currency contracts	$4,457	$4,343
Derivatives not designated as hedging instruments:
Interest rate swaps	$5	$—
Foreign currency contracts	$19,285	$12,041

The notional amounts of the Company's commodity derivatives at December 31, 2018 and 2017, were as follows:

Commodity Notionals - Net	Dec 31, 2018	Dec 31, 2017	Notional Volume Unit

Derivatives designated as hedging instruments:
Hydrocarbon derivatives	39.9	71.3	million barrels of oil equivalent
Derivatives not designated as hedging instruments:
Hydrocarbon derivatives	1.2	4.1	million barrels of oil equivalent
Power derivatives	73.9	—	thousands of megawatt hours

Interest Rate Risk Management
The main objective of interest rate risk management is to reduce the total funding cost to the Company and to alter the interest rate exposure to the desired risk profile. To achieve this objective, the Company hedges using interest rate swaps, “swaptions,” and exchange-traded instruments. At December 31, 2018, the Company had open interest rate swaps with maturity dates that extend through 2022.

Foreign Currency Risk Management
The global nature of the Company's business requires active participation in the foreign exchange markets. The Company has assets, liabilities and cash flows in currencies other than the U.S. dollar. The primary objective of the Company's foreign currency risk management is to optimize the U.S. dollar value of net assets and cash flows. To achieve this objective, the Company hedges on a net exposure basis using foreign currency forward contracts, over-the-counter option contracts, cross-currency swaps and nonderivative instruments in foreign currencies. Exposures primarily relate to assets, liabilities and bonds denominated in foreign currencies, as well as economic exposure, which is derived from the risk that currency fluctuations could affect the dollar value of future cash flows related to operating activities. At December 31, 2018, the Company had foreign currency contracts with various expiration dates, through 2019.

Commodity Risk Management
The Company has exposure to the prices of commodities in its procurement of certain raw materials. The primary purpose of commodity hedging activities is to manage the price volatility associated with these forecasted inventory purchases. At December 31, 2018, the Company had futures contracts, options and swaps to buy, sell or exchange commodities. These agreements have various expiration dates through 2022.

Derivatives Not Designated in Hedging Relationships
Foreign Currency Contracts
The Company also uses foreign exchange forward contracts, options and cross-currency swaps that are not designated as hedging instruments primarily to manage foreign currency exposure.

Commodity Contracts
The Company utilizes futures, options and swap instruments that are effective as economic hedges of commodity price exposures, but do not meet hedge accounting criteria for derivatives and hedging, to reduce exposure to commodity price fluctuations on purchases of raw materials and inventory.

Interest Rate Contracts
The Company uses swap instruments that are not designated as hedging instruments to manage interest rate exposures. The Company uses interest rate swaps, "swaptions," and exchange-traded instruments to accomplish this objective.

Accounting for Derivative Instruments and Hedging Activities
Cash Flow Hedges
For derivatives that are designated and qualify as cash flow hedging instruments, the gain or loss on the derivative is recorded in AOCL; it is reclassified to income in the same period or periods that the hedged transaction affects income. The unrealized amounts in AOCL fluctuate based on changes in the fair value of open contracts at the end of each reporting period. The Company anticipates volatility in AOCL and net income from its cash flow hedges. The amount of volatility varies with the level of derivative activities and market conditions during any period.

The net gain from interest rate hedges included in AOCL at December 31, 2018 was $23 million after tax (net loss of $3 million after tax at December 31, 2017). These contracts have maturity dates that extend through 2022.

The Company had open foreign currency contracts designated as cash flow hedges of the currency risk associated with forecasted transactions not extending beyond 2019. The portion of the mark-to-market effects of the foreign currency contracts is recorded in AOCL; it is reclassified to income in the same period or periods that the underlying item affects income. The net gain from the foreign currency hedges included in AOCL at December 31, 2018 was $15 million after tax (net loss of $19 million after tax at December 31, 2017).

Commodity swaps, futures and option contracts with maturities of not more than 60 months are utilized and designated as cash flow hedges of forecasted commodity purchases. Current open contracts hedge forecasted transactions until December 2022. The designated portion of the mark-to-market effect of the cash flow hedge instrument is recorded in AOCL; it is reclassified to income in the same period or periods that the underlying commodity purchase affects income. The net loss from commodity hedges included in AOCL at December 31, 2018 was $87 million after tax (net loss of $73 million after tax at December 31, 2017).
Fair Value Hedges
For interest rate swap instruments that are designated and qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current period income and reflected as “Interest expense and amortization of debt discount” in the consolidated statements of income. The short-cut method is used when the criteria are met. At December 31, 2018 and 2017, the Company had no open interest rate swaps designated as fair value hedges of underlying fixed rate debt obligations.

Net Foreign Investment Hedges
For derivative instruments that are designated and qualify as net foreign investment hedges, the designated portion of the gain or loss on the derivative is included in “Cumulative translation adjustments” in AOCL. The Company had outstanding foreign-currency denominated debt designated as a hedge of net foreign investment of $182 million at December 31, 2018 ($177 million at December 31, 2017). The results of hedges of the Company’s net investment in foreign operations included in “Cumulative translation adjustments” in AOCL was a net gain of $113 million after tax for the year ended December 31, 2018 (net loss of $76 million after tax for the year ended December 31, 2017).

Amounts to be Reclassified within the Next Twelve Months
The net after-tax amounts to be reclassified from AOCL to income within the next 12 months are a $45 million loss for commodity contracts, a $13 million gain for foreign currency contracts and a $1 million gain for interest rate contracts.

The following tables provide the fair value and gross balance sheet classification of derivative instruments at December 31, 2018 and 2017:

Fair Value of Derivative Instruments		Dec 31, 2018
In millions	Balance Sheet Classification	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Consolidated Balance Sheets
Asset derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$98	$(42)	$56
Commodity contracts	Other current assets	47	(13)	34
Commodity contracts	Deferred charges and other assets	18	(3)	15
Total		$163	$(58)	$105
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$128	$(64)	$64
Commodity contracts	Other current assets	41	(1)	40
Commodity contracts	Deferred charges and other assets	4	(2)	2
Total		$173	$(67)	$106
Total asset derivatives		$336	$(125)	$211

Liability derivatives:
Derivatives designated as hedging instruments:
Interest rate swaps	Other noncurrent obligations	$64	$—	$64
Foreign currency contracts	Accrued and other current liabilities	46	(42)	4
Commodity contracts	Accrued and other current liabilities	111	(18)	93
Commodity contracts	Other noncurrent obligations	86	(9)	77
Total		$307	$(69)	$238
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$103	$(64)	$39
Commodity contracts	Accrued and other current liabilities	7	(4)	3
Commodity contracts	Other noncurrent obligations	8	(3)	5
Total		$118	$(71)	$47
Total liability derivatives		$425	$(140)	$285

1.
Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the Company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

Fair Value of Derivative Instruments		Dec 31, 2017
In millions	Balance Sheet Classification	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Consolidated Balance Sheets
Asset derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$51	$(46)	$5
Commodity contracts	Other current assets	20	(4)	16
Commodity contracts	Deferred charges and other assets	70	(5)	65
Total		$141	$(55)	$86
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$75	$(58)	$17
Commodity contracts	Other current assets	50	(5)	45
Commodity contracts	Deferred charges and other assets	7	(3)	4
Total		$132	$(66)	$66
Total asset derivatives		$273	$(121)	$152

Liability derivatives:
Derivatives designated as hedging instruments:
Interest rate swaps	Other noncurrent obligations	$4	$—	$4
Foreign currency contracts	Accrued and other current liabilities	109	(46)	63
Commodity contracts	Accrued and other current liabilities	96	(15)	81
Commodity contracts	Other noncurrent obligations	143	(12)	131
Total		$352	$(73)	$279
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$107	$(58)	$49
Commodity contracts	Accrued and other current liabilities	45	(6)	39
Commodity contracts	Other noncurrent obligations	8	(3)	5
Total		$160	$(67)	$93
Total liability derivatives		$512	$(140)	$372

1.
Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the Company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

Assets and liabilities related to forward contracts, interest rate swaps, currency swaps, options and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement are netted. Collateral accounts are netted with corresponding assets or liabilities, when applicable. The Company posted cash collateral of $26 million at December 31, 2018 ($19 million at December 31, 2017). Counterparties posted cash collateral of $34 million with the Company at December 31, 2018 (zero at December 31, 2017).

Effect of Derivative Instruments	Amount of gain (loss) recognized in OCI [1]			Amount of gain (loss) recognized in income [2]
In millions	2018	2017	2016	2018	2017	2016	Income Statement Classification
Derivatives designated as hedging instruments:
Fair value hedges:
Interest rate swaps	$—	$—	$—	$—	$(2)	$—	Interest expense and amortization of debt discount [3]
Cash flow hedges:
Interest rate swaps	26	2	2	(3)	4	6	Interest expense and amortization of debt discount
Foreign currency contracts	19	(30)	8	(18)	7	(5)	Cost of sales
Foreign currency contracts	(3)	(5)	25	—	(17)	(13)	Sundry income (expense) - net
Commodity contracts	(46)	37	57	(69)	10	(23)	Cost of sales
Net investment hedges:
Foreign currency contracts	116	(73)	5	—	—	—
Total derivatives designated as hedging instruments	$112	$(69)	$97	$(90)	$2	$(35)
Derivatives not designated as hedging instruments:
Foreign currency contracts	$—	$—	$—	$101	$(289)	$(180)	Sundry income (expense) - net
Commodity contracts	—	—	—	(12)	(9)	6	Cost of sales
Total derivatives not designated as hedging instruments	$—	$—	$—	$89	$(298)	$(174)
Total derivatives	$112	$(69)	$97	$(1)	$(296)	$(209)

1.	OCI is defined as other comprehensive income (loss).

2.	Pretax amounts.

3.	Gain (loss) recognized in income of derivatives is offset by gain (loss) recognized in income of the hedged item.

NOTE 24 – FAIR VALUE MEASUREMENTS
Fair Value Measurements on a Recurring Basis
The following table summarizes the bases used to measure certain assets and liabilities at fair value on a recurring basis:

Basis of Fair Value Measurements on a Recurring Basis	Dec 31, 2018				Dec 31, 2017
In millions	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets at fair value:
Cash equivalents [1]	$—	$566	$—	$566	$—	$2,280	$—	$2,280
Marketable securities	—	100	—	100	—	4	—	4
Interests in trade accounts receivable conduits [2]	—	—	—	—	—	—	677	677
Equity securities [3]	16	—	—	16	88	52	—	140
Debt securities: [3]
Government debt [4]	—	700	—	700	—	639	—	639
Corporate bonds	—	983	—	983	—	733	—	733
Derivatives relating to: [5]
Foreign currency	—	226	—	226	—	126	—	126
Commodities	17	93	—	110	47	100	—	147
Total assets at fair value	$33	$2,668	$—	$2,701	$135	$3,934	$677	$4,746
Liabilities at fair value:
Long-term debt including debt due within one year [6]	$—	$20,212	$—	$20,212	$—	$22,603	$—	$22,603
Derivatives relating to: [5]
Interest rates	—	64	—	64	—	4	—	4
Foreign currency	—	149	—	149	—	216	—	216
Commodities	23	189	—	212	31	261	—	292
Total liabilities at fair value	$23	$20,614	$—	$20,637	$31	$23,084	$—	$23,115

1.	Treasury bills, time deposits, and money market funds included in "Cash and cash equivalents" in the consolidated balance sheets and held at amortized cost, which approximates fair value.
2. Included in "Accounts and notes receivable – Other" in the consolidated balance sheets. See Note 16 for additional information on transfers of financial assets.
3. The Company’s investments in debt securities, which are primarily available-for-sale, and equity securities are included in “Other investments” in the consolidated balance sheets.
4. U.S. Treasury obligations, U.S. agency obligations, agency mortgage-backed securities and other municipalities’ obligations.
5. See Note 23 for the classification of derivatives in the consolidated balance sheets.
6. See Note 23 for information on fair value measurements of long-term debt.
For assets and liabilities classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.
For assets and liabilities classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar, more liquid securities to imply the price. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.
For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.
For all other assets and liabilities for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models. See Note 23 for further information on the types of instruments used by the Company for risk management.
There were no transfers between Levels 1 and 2 in the years ended December 31, 2018 and 2017.

For assets classified as Level 3 measurements, the fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity. The fair value of the Company’s interests held in trade accounts receivable conduits is determined by calculating the expected amount of cash to be received using the key input of anticipated credit losses in the portfolio of receivables sold that have not yet been collected. Given the short-term nature of the underlying receivables, discount rate and prepayments are not factors in determining the fair value of the interests. See Note 16 for further information on assets classified as Level 3 measurements.
For equity securities calculated at net asset value per share (or its equivalent), the Company had $120 million in private market securities and $29 million in real estate at December 31, 2018. There are no redemption restrictions and the underfunded commitments on these investments were $89 million at December 31, 2018.
The following table summarizes the changes in fair value measurements using Level 3 inputs for the years ended December 31, 2018 and 2017:

Fair Value Measurements Using Level 3 Inputs for Interests Held in Trade Accounts Receivable Conduits [1]	2018	2017
In millions
Balance at Jan 1	$677	$1,237
Gain (loss) included in earnings [2]	3	(8)
Purchases [3]	—	8,910
Settlements [3,4]	(680)	(9,462)
Balance at Dec 31	$—	$677

1.	Included in "Accounts and notes receivable – Other" in the consolidated balance sheets.

2.	Included in "Selling, general and administrative expenses" in the consolidated statements of income.

3.
Presented in accordance with ASU 2016-15. See Note 2 for additional information. In connection with the review and implementation of ASU 2016-15, the Company also changed the prior year value of “Purchases” and "Settlements" due to additional interpretive guidance of the required method for calculating the cash received from beneficial interests in the conduits, including additional guidance from the SEC's Office of the Chief Accountant issued in the third quarter of 2018 that indicated an entity must evaluate daily transaction activity to calculate the value of cash received from beneficial interests in conduits.

4.	Includes noncash transactions of $23 million for the year ended December 31, 2018.

Fair Value Measurements on a Nonrecurring Basis
The following table summarizes the bases used to measure certain assets at fair value on a nonrecurring basis in the consolidated balance sheets in 2018, 2017 and 2016:

Basis of Fair Value Measurements on a Nonrecurring Basis at Dec 31	(Level 1)	(Level 3)	Total Losses
In millions
2018
Assets at fair value:
Long-lived assets and other assets	$—	$—	$(67)
2017
Assets at fair value:
Long-lived assets, intangible assets, other assets and equity method investments	$—	$61	$(955)
Goodwill	$—	$—	$(1,491)
2016
Assets at fair value:
Long-lived assets, other assets and equity method investments	$46	$—	$(296)

2018 Fair Value Measurements on a Nonrecurring Basis
The Company has or will shut down a number of manufacturing and other non-manufacturing facilities and corporate facilities around the world as part of its restructuring programs. In 2018, the manufacturing facilities and related assets and corporate facilities associated with these programs were written down to zero. The impairment charges related to the restructuring programs, totaling $33 million, were included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. See Note 8 for additional information on the Company's restructuring activities.

In 2018, the Company recognized an additional pretax impairment charge of $34 million related primarily to capital additions made to the biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil, that was impaired in 2017. The assets were written down to zero in 2018. The impairment charge was included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income. See Note 8 for additional information on the Company's restructuring activities.

2017 Fair Value Measurements on a Nonrecurring Basis
The Company has or will shut down a number of manufacturing, R&D and corporate facilities around the world as part of the Synergy Program. The manufacturing facilities and related assets (including intangible assets), corporate facilities and data centers associated with this plan were written down to zero in the fourth quarter of 2017. The impairment charges related to the Synergy Program, totaling $87 million, were included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. See Note 8 for additional information on the Company's restructuring activities.

In the fourth quarter of 2017, the Company recognized a $622 million pretax impairment charge related to a biopolymers manufacturing facility in Santa Vitoria, Minas Gerais, Brazil. The Company determined it would not pursue an expansion of the facility’s ethanol mill into downstream derivative products, primarily as a result of cheaper ethane-based production as well as the Company’s new assets coming online on the U.S. Gulf Coast which can be used to meet growing market demands in Brazil. As a result of this decision, cash flow analysis indicated the carrying amount of the impacted assets was not recoverable and the assets were written down to zero in the fourth quarter of 2017. The impairment charge was included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income. See Notes 8 and 25 for additional information.

The Company also recognized other pretax impairment charges of $246 million in the fourth quarter of 2017, including charges related to manufacturing assets of $159 million, an equity method investment of $81 million and other assets of $6 million. The assets, classified as Level 3 measurements, were valued at $61 million using unobservable inputs, including assumptions a market participant would use to measure the fair value of the group of assets, which included projected cash flows. The impairment charges were included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. See Notes 8 and 25 for additional information.

In the fourth quarter of 2017, the Company performed its annual goodwill impairment testing utilizing a discounted cash flow methodology as its valuation technique. As a result, the Company determined the fair value of the Coatings & Performance Monomers reporting unit was lower than its carrying amount and recorded an impairment charge of $1,491 million, included in “Restructuring, goodwill impairment and asset related charges - net” in the consolidated statements of income and related to Performance Materials & Coatings. See Note 15 for additional information on the impairment charge.

2016 Fair Value Measurements on a Nonrecurring Basis
As part of the 2016 restructuring plan, the Company shut down a number of manufacturing and corporate facilities. The manufacturing facilities and related assets, corporate facilities and data centers associated with this plan were written down to zero in the second quarter of 2016. The Company also rationalized its aircraft fleet in the second quarter of 2016. Certain aircraft, classified as a Level 3 measurement, were considered held for sale and written down to fair value, using unobservable inputs, including assumptions a market participant would use to measure the fair value of the aircraft. The aircraft were subsequently sold in the second half of 2016. The impairment charges related to the 2016 restructuring plan, totaling $153 million, were included in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. See Note 8 for additional information on the Company's restructuring activities.

The Company recognized an impairment charge of $143 million in the fourth quarter of 2016, related to its equity interest in AFSI. This investment, classified as a Level 1 measurement, was written down to $46 million using quoted prices in an active market. The impairment charge was included in “Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income. See Notes 8 and 14 for additional information.

NOTE 25 – VARIABLE INTEREST ENTITIES
Consolidated Variable Interest Entities ("VIEs")
The Company holds a variable interest in the following joint ventures or entities for which it is the primary beneficiary.

Asia Pacific joint ventures
The Company has variable interests in three joint ventures that own and operate manufacturing and logistics facilities, which produce chemicals and provide services in Asia Pacific. The Company's variable interests in these joint ventures relate to arrangements between the joint ventures and the Company, involving the majority of the output on take-or-pay terms with pricing ensuring a guaranteed return to the joint ventures.

Ethylene storage joint venture
The Company has variable interests in a joint venture that provides ethylene storage in Alberta, Canada. The Company's variable interests relate to arrangements involving a majority of the joint venture's storage capacity on take-or-pay terms with pricing ensuring a guaranteed return to the joint venture; and favorably priced leases provided to the joint venture. The Company provides the joint venture with operation and maintenance services and utilities.

Ethanol production and cogeneration in Brazil
The Company held a variable interest in a joint venture located in Brazil that produces ethanol from sugarcane. In August 2015, the partner exercised an equity option which required the Company to purchase their equity interest. On March 31, 2016, the partner's equity investment transferred to the Company. On July 11, 2016, the Company paid $202 million to the former partner, which was classified as "Purchases of noncontrolling interests" in the consolidated statements of cash flows. This former joint venture is now 100 percent owned by the Company. The Company continues to hold variable interests in a related entity that owns a cogeneration facility. The Company's variable interests are the result of a tolling arrangement where it provides fuel to the entity and purchases a majority of the cogeneration facility’s output on terms that ensure a return to the entity’s equity holders.

Assets and Liabilities of Consolidated VIEs
The Company's consolidated financial statements include the assets, liabilities and results of operations of VIEs for which the Company is the primary beneficiary. The other equity holders’ interests are reflected in "Net income attributable to noncontrolling interests" in the consolidated statements of income and "Noncontrolling interests" in the consolidated balance sheets.

The following table summarizes the carrying amounts of these entities’ assets and liabilities included in the Company’s consolidated balance sheets at December 31, 2018 and 2017:

Assets and Liabilities of Consolidated VIEs at Dec 31
In millions	2018	2017
Cash and cash equivalents	$71	$86
Other current assets	101	120
Net property	683	855
Other noncurrent assets	14	13
Total assets [1]	$869	$1,074
Current liabilities	$307	$268
Long-term debt	75	249
Other noncurrent obligations	14	21
Total liabilities [2]	$396	$538

1.	All assets were restricted at December 31, 2018 and 2017.

2.	All liabilities were nonrecourse at December 31, 2018 and 2017.

In addition, the Company holds a variable interest in an entity created to monetize accounts receivable of select European entities. The Company is the primary beneficiary of this entity as a result of holding subordinated notes while maintaining servicing responsibilities for the accounts receivable. The carrying amounts of assets and liabilities included in the Company’s consolidated balance sheets pertaining to this entity were current assets of zero (zero restricted) at December 31, 2018 ($671 million, zero restricted, at December 31, 2017) and current liabilities of zero (zero nonrecourse) at December 31, 2018 (less than $1 million, zero nonrecourse, at December 31, 2017).

Amounts presented in the consolidated balance sheets and the table above as restricted assets or nonrecourse obligations relating to consolidated VIEs at December 31, 2018 and 2017 are adjusted for intercompany eliminations and parental guarantees.

Nonconsolidated VIEs
The Company holds a variable interest in the following entities for which the Company is not the primary beneficiary.

Silicon joint ventures
As a result of the Dow Silicones ownership restructure, the Company holds minority voting interests in certain joint ventures that produce silicon inputs for the Company. These joint ventures operate under supply agreements that sell inventory to the equity owners using pricing mechanisms that guarantee a return, therefore shielding the joint ventures from the obligation to absorb expected losses. As a result of the pricing mechanisms of these agreements, these entities are determined to be VIEs. The Company is not the primary beneficiary, as it does not hold the power to direct the activities that most significantly impact the economic performance of these entities; therefore, the entities are accounted for under the equity method of accounting. The Company's maximum exposure to loss as a result of its involvement with these variable interest entities is determined to be the carrying value of the investment in these entities. At December 31, 2018, the Company's investment in these joint ventures was $100 million ($103 million at December 31, 2017), classified as "Investment in nonconsolidated affiliates" in the consolidated balance sheets, representing the Company's maximum exposure to loss.

AFSI
The Company holds a variable interest in AFSI, a company that produces and sells proprietary technologies for the horticultural market. The variable interest in AFSI relates to a tax receivable agreement that entitles the Company to additional consideration in the form of tax savings, which is contingent on the operations and earnings of AFSI. The Company is not the primary beneficiary, as it is a minority shareholder in AFSI and AFSI is governed by a board of directors, the composition of which is mandated by AFSI's corporate governance requirements that a majority of the directors be independent.

On April 4, 2017, the Company entered into a stock purchase agreement to purchase up to 5,070,358 shares of AFSI's common stock, which represented approximately 10 percent of AFSI's common stock outstanding at signing of the agreement, subject to certain terms and conditions. On November 19, 2018, the stock purchase agreement concluded. The Company's investment in AFSI was $48 million at December 31, 2018 ($51 million at December 31, 2017), classified as "Investment in nonconsolidated affiliates" in the consolidated balance sheets. In the fourth quarter of 2016, as a result of a decline in the market value of AFSI, the Company recognized a $143 million pretax impairment charge related to its equity interest in AFSI, recorded in "Restructuring, goodwill impairment and asset related charges - net" in the consolidated statements of income and related to the Corporate segment (see Notes 14 and 24 for further information).

At December 31, 2018, the Company's receivable with AFSI related to the tax receivable agreement was $8 million ($4 million at December 31, 2017), classified as "Accounts and notes receivable - Other" in the consolidated balance sheets. The Company's maximum exposure to loss was $56 million at December 31, 2018 ($55 million at December 31, 2017).

Crude acrylic acid joint venture
The Company held a variable interest in a joint venture that manufactured crude acrylic acid in the United States and Germany on behalf of the Company and the other joint venture partner. The variable interest related to a cost-plus arrangement between the joint venture and each joint venture partner. The Company was not the primary beneficiary, as a majority of the joint venture’s output was committed to the other joint venture partner; therefore, the entity was accounted for under the equity method of accounting.

In the fourth quarter of 2017, the joint venture was dissolved by mutual agreement with return of the originally contributed assets to the partners. The carrying value of the Company's investment prior to the dissolution was $168 million, which was also determined to be fair value, therefore, no gain or loss was recognized as a result of the transaction. The fair value of assets recognized included $47 million of cash, $67 million of other assets and $48 million of goodwill (net of $6 million settlement of an affiliate's pre-existing obligation).

NOTE 26 – RELATED PARTY TRANSACTIONS
From the Merger date through March 31, 2019, the Company reported transactions with DowDuPont and DuPont and its affiliates as related party transactions.

DowDuPont
TDCC committed to fund a portion of DowDuPont's share repurchases, dividends paid to common stockholders and certain governance expenses. Funding was accomplished through intercompany loans. On a quarterly basis, TDCC's Board reviewed and determined a dividend distribution to DowDuPont to settle the intercompany loans. The dividend distribution considered the level of TDCC’s earnings and cash flows and the outstanding intercompany loan balances. In 2018, TDCC declared and paid dividends to DowDuPont of $3,711 million ($1,056 million in 2017). At December 31, 2018, TDCC's outstanding intercompany loan balance was insignificant (insignificant at December 31, 2017). In addition, at December 31, 2018, TDCC had a receivable related to a tax sharing agreement with DowDuPont of $89 million ($354 million at December 31, 2017), included in "Accounts and notes receivable - Other" in the consolidated balance sheets.

DuPont and its Affiliates
TDCC sells to and procures from DuPont and its affiliates certain raw materials that are consumed in each company's manufacturing process. The following table presents amounts due to or due from DuPont and its affiliates at December 31, 2018:

Balances Due To or Due From DuPont and its Affiliates	Dec 31, 2018	Dec 31, 2017
In millions
Accounts and notes receivable - Other	$89	$12
Accounts payable - Other	$19	$11

The following table presents revenue earned and expenses incurred related to transactions with DuPont and its affiliates:

Sales to DuPont and its Affiliates	2018
In millions
Net sales	$55
Cost of sales	$42

Purchases from DuPont and its affiliates were insignificant for 2018 and the period September 1, 2017 through December 31, 2017.

NOTE 27 – SEGMENTS AND GEOGRAPHIC REGIONS
Dow combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. On a continuing operations basis, Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,600 people.

Effective with the Merger, TDCC's business activities were components of DowDuPont's business operations and were reported as a single operating segment. Following the separation from DowDuPont, the Company changed the manner in which its business activities were managed. The Company's portfolio now includes six global businesses which are organized into the following operating segments: Performance Materials & Coatings, Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Corporate contains the reconciliation between the totals for the operating segments and the Company's totals. The Company did not aggregate any operating segments when determining its reportable segments.

Following the separation from DowDuPont, the Company changed its practice of transferring ethylene to its downstream derivative businesses at cost to transferring ethylene at market prices. The Company also changed certain of its Corporate segment allocation practices including costs previously assigned to AgCo and SpecCo, which are now allocated to the operating segments. These changes have been consistently applied to all periods presented.

Dow reported geographic information for the following regions: U.S. & Canada, Asia Pacific, Latin America, and EMEAI. As a result of the separation from DowDuPont, the Company changed the geographic alignment for the country of India to be reflected in EMEAI (previously reported in Asia Pacific).

Dow’s measure of profit/loss for segment reporting purposes is pro forma Operating EBIT (for the twelve months ended December 31, 2018 and 2017) and Operating EBIT (for the twelve months ended December 31, 2016) as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines pro forma Operating EBIT as earnings (i.e., "Income from continuing operations before income taxes") before interest, plus pro forma adjustments, excluding the impact of significant items. The Company defines Operating EBIT as earnings (i.e., "Income from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma Operating EBIT and Operating EBIT by segment include all operating items relating to the businesses; items that principally apply to Dow as a whole are assigned to Corporate. These measures have been reflected retrospectively for all periods presented, and reconciliations of these measures are provided at the end of this footnote. The Company also presents pro forma net sales for 2018 and 2017 in this footnote as it is included in management's measure of segment performance and is regularly reviewed by the CODM. Pro forma net sales includes the impact of ECP from January 1, 2017 through August 31, 2017, as well as the impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and DuPont.

Corporate Profile
Dow conducts its worldwide operations through global businesses which are reflected in the following reportable segments:

Performance Materials & Coatings
Performance Materials & Coatings includes industry-leading franchises that deliver a wide array of solutions into consumer and infrastructure end-markets. The segment consists of two global businesses: Coatings & Performance Monomers and Consumer Solutions. These businesses primarily utilize the Company's acrylics-, cellulosics- and silicone-based technology platforms to serve the needs of the architectural and industrial coatings, home care and personal care end-markets. Both businesses employ materials science capabilities, global reach and unique products and technology to combine chemistry platforms to deliver differentiated offerings to customers.

Coatings & Performance Monomers
Coatings & Performance Monomers consists of two businesses: Coating Materials and Performance Monomers. The Coating Materials business makes critical ingredients and additives that help advance the performance of paints and coatings. The business offers innovative and sustainable products to accelerate paint and coatings performance across diverse market segments, including architectural paints and coatings, as well as industrial coatings applications used in maintenance and protective industries, wood, metal packaging, traffic markings, thermal paper and leather. These products enhance coatings by improving hiding and coverage characteristics, enhancing durability against nature and the elements, reducing volatile organic compounds (“VOC”) content, reducing maintenance and improving ease of application. The Performance Monomers business manufactures critical building blocks based on acrylics needed for the production of coatings, textiles, and home and personal care products.

Consumer Solutions
Consumer Solutions consists of three businesses: Performance Silicones; Silicone Feedstocks & Intermediates; and Home & Personal Care. Performance Silicones uses innovative, versatile silicone-based technology to provide ingredients and solutions to customers in high performance building, consumer goods, elastomeric applications and the pressure sensitive adhesives industry that help them meet modern consumer preferences in attributes such as texture, feel, scent, durability and consistency. The Company’s wide array of silicone-based products and solutions enables customers to: increase the appeal of their products; extend shelf life; improve performance of products under a wider range of conditions; and provide a more sustainable offering. Silicone Feedstocks & Intermediates provides standalone silicone materials that are used as intermediates in a wide range of applications including adhesion promoters, coupling agents, crosslinking agents, dispersing agents and surface modifiers. The Home & Personal Care business collaborates closely with global and regional brand owners to deliver innovative solutions for creating new and unrivaled consumer benefits and experiences in cleaning, laundry and skin and hair care applications, among others.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure consists of two customer-centric global businesses - Industrial Solutions and Polyurethanes & Construction Chemicals - that develop important intermediate chemicals that are essential to manufacturing processes, as well as downstream, customized materials and formulations that use advanced development technologies. These businesses primarily produce and market ethylene oxide and propylene oxide derivatives that are aligned to market segments as diverse as appliances, coatings, infrastructure and oil and gas. The global scale and reach of these businesses, world-class technology and R&D capabilities and materials science expertise enable the Company to be a premier solutions provider offering customers value-add sustainable solutions to enhance comfort, energy efficiency, product effectiveness and durability across a wide range of home comfort and appliances, building and construction, adhesives and lubricant applications, among others.

Industrial Solutions
Industrial Solutions is the world’s largest producer of purified ethylene oxide. It provides a broad portfolio of solutions that address world needs by enabling and improving the manufacture of consumer and industrial goods and services. The business’ solutions minimize friction and heat in mechanical processes, manage the oil and water interface, deliver ingredients for maximum effectiveness, facilitate dissolvability, enable product identification and provide the foundational building blocks for the development of chemical technologies. The business supports manufacturers associated with a large variety of end-markets, notably better crop protection offerings in agriculture, coatings, detergents and cleaners, solvents for electronics processing, inks and textiles.

Polyurethanes & Construction Chemicals
Polyurethanes & Construction Chemicals consists of three businesses: Polyurethanes, Chlor-Alkali & Vinyl (“CAV”) and Construction Chemicals (“DCC”). The Polyurethanes business is the world’s largest producer of propylene oxide, propylene glycol and polyether polyols, and a leading producer of aromatic isocyanates and fully formulated polyurethane systems for rigid, semi-rigid and flexible foams, and coatings, adhesives, sealants, elastomers and composites that serve energy efficiency, consumer comfort, industrial and enhanced mobility market sectors. The CAV business provides cost-advantaged chlorine and caustic soda supply and markets caustic soda, a valuable co-product of the chlor-alkali manufacturing process, and ethylene dichloride and vinyl chloride monomer. The DCC business provides cellulose ethers, redispersible latex powders, silicones and acrylic emulsions used as key building blocks for differentiated building and construction materials across many market segments and applications ranging from roofing and flooring to gypsum-, cement-, concrete- or dispersion-based building materials.

Joint Ventures
The Industrial Intermediates & Infrastructure segment includes a portion of the Company's share of the results of the following joint ventures:

•
EQUATE - a Kuwait-based company that manufactures ethylene, polyethylene and ethylene glycol, and manufactures and markets monoethylene glycol, diethylene glycol and polyethylene terephthalate resins; owned 42.5 percent by the Company.

•	The Kuwait Olefins Company K.S.C.C. (“TKOC”) - a Kuwait-based company that manufactures ethylene and ethylene glycol; owned 42.5 percent by the Company.

•
Map Ta Phut - a Thailand-based company that manufactures propylene and ethylene; the Company has an effective ownership of 32.77 percent (of which 20.27 percent is owned directly by the Company and aligned with the Industrial Intermediates & Infrastructure segment and 12.5 percent is owned indirectly through the Company’s equity interest in Siam Polyethylene Company Limited, an entity that is part of The SCG-Dow Group and aligned with the Packaging & Specialty Plastics segment).

•
Sadara - a Saudi Arabian company that manufactures chlorine, ethylene, propylene and aromatics for internal consumption and manufactures and sells polyethylene, ethylene oxide and propylene oxide derivative products, and isocyanates; owned 35 percent by the Company.

Packaging & Specialty Plastics
Packaging & Specialty Plastics is a world leader in plastics and consists of two highly integrated global businesses: Hydrocarbons & Energy and Packaging and Specialty Plastics. The segment employs the industry’s broadest polyolefin product portfolio, supported by the Company’s proprietary catalyst and manufacturing process technologies, to work at the customer’s design table throughout the value chain to deliver more reliable and durable, higher performing, and more sustainable plastics to customers in food and specialty packaging; industrial and consumer packaging; health and hygiene; caps, closures and pipe applications; consumer durables; and infrastructure.

The Company’s unique advantages compared with its competitors include: the Company’s extensive low-cost feedstock positions around the world; unparalleled scale, footprint, and market reach, with world-class manufacturing sites in every geography; deep customer and brand owner understanding; and market-driven application development and technical support.

The segment remains agile and adaptive by participating in the entire ethylene-to-polyethylene chain integration, enabling the Company to manage market swings, and therefore optimize returns while reducing long-term earnings volatility. The Company’s unrivaled value chain ownership, combined with its Pack Studio locations in every geography, which help customers and brand owners deliver faster and more efficient packaging product commercialization through a global network of laboratories, technical experts and testing equipment, together differentiate the Company from its competitors.

Hydrocarbons & Energy
Hydrocarbons & Energy is the largest global producer of ethylene, an internal feedstock that is consumed primarily within the Packaging & Specialty Plastics segment. In addition to ethylene, the business is a leading producer of propylene and aromatics products that are used to manufacture materials that consumers use every day. The business also produces and procures the power and feedstocks used by the Company’s manufacturing sites.

Packaging and Specialty Plastics
Packaging and Specialty Plastics serves growing, high-value sectors using world-class technology, broad existing product lines, and a rich product pipeline that creates competitive advantages for the entire packaging value chain. The business is also a leader in polyolefin elastomers and ethylene propylene diene monomer ("EPDM") rubber serving automotive, consumer, wire and cable and construction markets. Market growth is expected to be driven by major shifts in population demographics; improving socioeconomic status in emerging geographies; consumer and brand owner demand for increased functionality; global efforts to reduce food waste; growth in telecommunications networks; global development of electrical transmission and distribution infrastructure; and renewable energy applications.

Joint Ventures
This segment also includes the results of the following joint ventures of the Company, as well as a portion of the results of EQUATE, TKOC, Map Ta Phut and Sadara:

•	The Kuwait Styrene Company K.S.C.C. - a Kuwait-based company that manufactures styrene monomer; owned 42.5 percent by the Company.

•
The SCG-Dow Group - a group of Thailand-based companies (consisting of Siam Polyethylene Company Limited; Siam Polystyrene Company Limited; Siam Styrene Monomer Co., Ltd.; and Siam Synthetic Latex Company Limited) that manufacture polyethylene, polystyrene, styrene, latex and specialty elastomers; owned 50 percent by the Company.

Corporate
Corporate includes certain enterprise and governance activities (including insurance operations, environmental operations, etc.); non-business aligned joint ventures; gains and losses on sales of financial assets; non-business aligned litigation expenses; and discontinued or non-aligned businesses.

Sales are attributed to geographic regions based on customer location; long-lived assets are attributed to geographic regions based on asset location.

Geographic Region Information	United States	EMEAI	Rest of World	Total
In millions
2018
Sales to external customers	$16,613	$17,406	$15,585	$49,604
Long-lived assets	$14,750	$2,657	$4,011	$21,418
2017
Sales to external customers	$15,316	$15,226	$13,188	$43,730
Long-lived assets	$14,771	$2,547	$4,266	$21,584
2016
Sales to external customers	$12,911	$12,238	$11,115	$36,264
Long-lived assets	$12,906	$2,263	$4,992	$20,161

Segment Information	Perf. Materials & Coatings	Ind. Interm. & Infrast.	Pack. & Spec. Plastics	Corp.	Total
In millions
2018
Net sales	$9,677	$15,447	$24,195	$285	$49,604
Pro forma net sales	9,865	15,465	24,237	285	49,852
Restructuring and asset related charges - net [1]	21	11	46	143	221
Equity in earnings (losses) of nonconsolidated affiliates	4	284	287	(20)	555
Pro forma Operating EBIT [2]	1,246	1,767	3,593	(370)	6,236
Depreciation and amortization	888	607	1,385	29	2,909
Total assets [3]	16,050	14,092	30,279	3,378	63,799
Investments in nonconsolidated affiliates	99	1,850	1,278	93	3,320
Capital expenditures	427	433	1,231	—	2,091
2017
Net sales	$8,892	$12,951	$21,504	$383	$43,730
Pro forma net sales	8,892	12,951	22,546	383	44,772
Restructuring, goodwill impairment and asset related charges - net [1]	1,578	17	716	428	2,739
Equity in earnings (losses) of nonconsolidated affiliates	40	172	190	(8)	394
Pro forma Operating EBIT [2]	817	1,470	3,712	(422)	5,577
Depreciation and amortization	885	572	1,055	34	2,546
Total assets [3]	17,483	14,115	30,633	4,342	66,573
Investments in nonconsolidated affiliates	103	1,700	1,184	120	3,107
Capital expenditures	463	310	2,034	—	2,807
2016
Net sales	$6,476	$11,100	$18,404	$284	$36,264
Restructuring and asset related charges - net [1]	42	83	10	444	579
Asbestos-related charge [4]	—	—	—	1,113	1,113
Equity in earnings (losses) of nonconsolidated affiliates	97	(18)	137	(29)	187
Operating EBIT [5]	260	743	3,855	(354)	4,504
Depreciation and amortization	678	620	903	24	2,225
Total assets [3]	17,731	13,739	23,051	5,837	60,358
Investments in nonconsolidated affiliates	280	1,632	853	209	2,974
Capital expenditures	435	262	2,792	—	3,489

1.	See Note 8 for information regarding the Company's restructuring programs, goodwill impairment and other asset related charges.

2.	A reconciliation of "Income (loss) from continuing operations, net of tax" to pro forma Operating EBIT is provided below.

3.	Excludes assets of discontinued operations of $19,900 million, $19,279 million and $19,153 million for 2018, 2017 and 2016, respectively.

4.	See Note 18 for information regarding the asbestos-related charge.

5.	A reconciliation of "Income from continuing operations, net of tax" to Operating EBIT is provided on the following page.

Reconciliation of "Income (loss) from continuing operations, net of tax" to Pro Forma Operating EBIT	2018	2017
In millions
Income (loss) from continuing operations, net of tax	$2,940	$(1,287)
+ Provision for income taxes on continuing operations	809	1,524
Income from continuing operations before income taxes	$3,749	$237
- Interest income	82	66
+ Interest expense and amortization of debt discount	1,063	914
+ Pro forma adjustments [1]	180	1,120
- Significant items	(1,326)	(3,372)
Pro forma Operating EBIT	$6,236	$5,577

1.
Pro forma adjustments include: (1) the margin impact of various manufacturing, supply and service related agreements entered into with DowDuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and DuPont (including for 2018 only), (2) the inclusion of ECP for the period of January 1, 2017 through August 31, 2017, (3) the removal of the amortization of ECP's inventory step-up recognized in connection with the Merger (4) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs) and (5) the elimination of the effect of a consummated divestiture agreed to with certain regulatory agencies as a condition of approval for the Merger.

Reconciliation of "Income from continuing operations, net of tax" to Operating EBIT	2016
In millions
Income from continuing operations, net of tax	$1,478
+ Credit for income taxes on continuing operations	(218)
Income from continuing operations before income taxes	$1,260
- Interest income	75
+ Interest expense and amortization of debt discount	827
- Significant items	(2,492)
Operating EBIT	$4,504

The following tables summarize the pretax impact of significant items by segment that are excluded from pro forma Operating EBIT and Operating EBIT:

Significant Items by Segment for 2018	Perf. Materials & Coatings	Ind. Interm. & Infrast.	Pack. & Spec. Plastics	Corp.	Total
In millions
Impact of Dow Silicones ownership restructure [1]	$(20)	$—	$—	$—	$(20)
Integration and separation costs [2]	—	—	—	(1,074)	(1,074)
Restructuring and asset related charges - net [3]	(21)	(11)	(46)	(120)	(198)
Gain on divestiture [4]	—	20	—	—	20
Loss on early extinguishment of debt [5]	—	—	—	(54)	(54)
Total	$(41)	$9	$(46)	$(1,248)	$(1,326)

1.	Includes a loss related to a post-closing adjustment related to the Dow Silicones ownership restructure.

2.	Costs related to post-Merger integration and separation and distribution activities, and costs related to the Dow Silicones ownership restructure.

3.	Includes Board approved restructuring plans and asset-related charges, which include other asset impairments. See Note 8 for additional information.

4.	Includes a gain related to the Company's sale of its equity interest in MEGlobal.

5.	The Company retired outstanding notes payable resulting in a loss on early extinguishment. See Note 17 for additional information.

Significant Items by Segment for 2017	Perf. Materials & Coatings	Ind. Interm. & Infrast.	Pack. & Spec. Plastics	Corp.	Total
In millions
Litigation related charges, awards and adjustments [1]	$—	$—	$137	$—	$137
Integration and separation costs [2]	—	—	—	(716)	(716)
Restructuring, goodwill impairment and asset related charges - net [3]	(1,578)	(17)	(716)	(431)	(2,742)
Gain on divestiture [4]	—	—	—	7	7
Transaction costs and productivity actions [5]	—	—	—	(58)	(58)
Total	$(1,578)	$(17)	$(579)	$(1,198)	$(3,372)

1.	Includes a gain associated with a patent infringement matter with Nova. See Note 18 for additional information.

2.	Costs related to post-Merger integration, separation and distribution activities, and costs related to the Dow Silicones ownership restructure.

3.	Includes Board approved restructuring plans, goodwill impairment and asset-related charges, which includes other asset impairments. See Note 8 for additional information.

4.	Includes post-closing adjustments related to the split-off of the Company's chlorine value chain.

5.	Includes implementation costs associated with the Company's restructuring programs and other productivity actions.

Significant Items by Segment for 2016	Perf. Materials & Coatings	Ind. Interm. & Infrast.	Pack. & Spec. Plastics	Corp.	Total
In millions
Impact of Dow Silicones ownership restructure [1]	$1,389	$—	$—	$—	$1,389
Litigation related charges, awards and adjustments [2]	16	(1,235)	—	—	(1,219)
Asbestos-related charge [3]	—	—	—	(1,113)	(1,113)
Integration and separation costs [4]	—	—	—	(349)	(349)
Restructuring and asset related charges - net [5]	(42)	(83)	(10)	(444)	(579)
Loss on divestitures [6]	—	—	—	(14)	(14)
Environmental charges [7]	—	(1)	(2)	(292)	(295)
Transaction costs and productivity actions [8]	—	—	—	(195)	(195)
Charge for the termination of a terminal use agreement [9]	—	—	(117)	—	(117)
Total	$1,363	$(1,319)	$(129)	$(2,407)	$(2,492)

1.
Includes a non-taxable gain of $1,617 million related to the Dow Silicones ownership restructure; a $213 million charge for the fair value step-up of Dow Silicones' inventories; and, a pretax loss of $15 million related to the early redemption of debt incurred by Dow Silicones. See Note 6 for additional information.

2.
Includes a loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation and a gain of $16 million related to a decrease in Dow Silicones' implant liability. See Note 18 for additional information.

3.
Pretax charge related to the Company's election to change its method of accounting for asbestos-related defense costs from expensing as incurred to estimating and accruing a liability. As a result of this accounting policy change, the Company recorded a pretax charge of $1,009 million for asbestos-related defense costs through the terminal date of 2049. The Company also recorded a pretax charge of $104 million to increase the asbestos-related liability for pending and future claims through the terminal date of 2049. See Note 18 for additional information.

4.	Costs related to the Merger and the ownership restructure of Dow Silicones.

5.	Includes the Company's restructuring activities. Also reflects a pretax charge of $143 million for a partial impairment of the Company’s investment in AFSI. See Note 8 for additional information.

6.	Includes a charge of $20 million for post-closing adjustments on the divestiture of AgroFresh and a gain of $6 million for post-closing adjustments on the split-off of the chlorine value chain.

7.
Pretax charge for environmental remediation activities at a number of the Company's locations, primarily resulting from the culmination of negotiations with regulators and/or final agency approval. See Note 18 for additional information.

8.
Includes implementation costs associated with the Company's restructuring programs and other productivity actions. Also includes a charge of $33 million for a retained litigation matter related to the chlorine value chain.

9.	Pretax charge related to the Company's termination of a terminal use agreement.

NOTE 28 - SELECTED QUARTERLY FINANCIAL DATA

2018
In millions, except per share amounts (Unaudited)	1st	2nd	3rd	4th	Year
Net sales	$12,237	$12,789	$12,634	$11,944	$49,604
Cost of sales	$9,980	$10,540	$10,456	$10,098	$41,074
Gross margin	$2,257	$2,249	$2,178	$1,846	$8,530
Restructuring, goodwill impairment and asset related charges - net [1]	$87	$40	$48	$46	$221
Integration and separation costs	$224	$262	$313	$380	$1,179
Income from continuing operations, net of tax	$925	$810	$714	$491	$2,940
Income from discontinued operations net of tax	$514	$554	$335	$432	$1,835
Net income [2]	$1,439	$1,364	$1,049	$923	$4,775
Net income attributable to Dow Inc. and The Dow Chemical Company	$1,404	$1,333	$1,013	$891	$4,641
Earnings per common share from continuing operations - basic [3]	$1.21	$1.05	$0.91	$0.63	$3.80
Earnings per common share from continuing operations - diluted [3]	$1.21	$1.05	$0.91	$0.63	$3.80

1.	See Note 8 for additional information.

2.	Includes tax adjustments related to The Act, enacted on December 22, 2017. See Note 10 for additional information.

3.	Earnings per common share amounts relate only to Dow Inc. as TDCC common shares are not publicly traded and are all owned by Dow Inc.

2017
In millions, except per share amounts (Unaudited)	1st	2nd	3rd	4th	Year
Net sales	$10,124	$10,554	$10,991	$12,061	$43,730
Cost of sales	$8,346	$8,703	$8,979	$10,322	$36,350
Gross margin	$1,778	$1,851	$2,012	$1,739	$7,380
Restructuring, goodwill impairment and asset related charges (credits) - net [1]	$—	$(12)	$117	$2,634	$2,739
Integration and separation costs	$109	$136	$290	$263	$798
Income (loss) from continuing operations, net of tax	$614	$812	$505	$(3,218)	$(1,287)
Income from discontinued operations, net of tax	$301	$548	$296	$737	$1,882
Net income (loss) [2]	$915	$1,360	$801	$(2,481)	$595
Net income (loss) attributable to Dow Inc. and The Dow Chemical Company	$888	$1,322	$779	$(2,524)	$465
Earnings (loss) per common share from continuing operations - basic [3]	$0.81	$1.04	$0.64	$(4.36)	$(1.88)
Earnings (loss) per common share from continuing operations - diluted [3]	$0.80	$1.03	$0.64	$(4.36)	$(1.88)

1.	See Note 8 for additional information.

2.
See Notes 7, 9, 10, 18 and 21 for additional information on items materially impacting "Net income (loss)." The fourth quarter of 2017 included: tax adjustments related to The Act, enacted on December 22, 2017, and a charge related to payment of plan obligations to certain participants of a U.S. non-qualified pension plan. The third quarter of 2017 included a gain related to the sale of the Company's EAA Business. The second quarter of 2017 included a gain related to the Nova patent infringement award.

3.	Earnings per common share amounts relate only to Dow Inc. as TDCC common shares are not publicly traded and are all owned by Dow Inc.

Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this report:

(1)	The Company’s 2018 Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm are included in Part II, Item 8. Financial Statements and Supplementary Data.

(2)
Financial Statement Schedules – The following Financial Statement Schedule should be read in conjunction with the Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm included in Part II, Item 8. Financial Statements and Supplementary Data:

Schedule II	Valuation and Qualifying Accounts
Schedules other than the one listed above are omitted due to the absence of conditions under which they are required or because the information called for is included in the Consolidated Financial Statements or the Notes to the Consolidated Financial Statements.

Schedule II - Valuation and Qualifying Accounts
(In millions) For the years ended Dec 31,	2018	2017	2016
Accounts Receivable - Allowance for Doubtful Receivables
Balance at beginning of year	$59	$51	$48
Additions charged to expenses	10	23	13
Additions charged to other accounts [1]	4	2	—
Deductions from reserves [2]	(31)	(17)	(10)
Balance at end of year	$42	$59	$51
Inventory - Obsolescence Reserve
Balance at beginning of year	$18	$34	$14
Additions charged to expenses	7	5	26
Deductions from reserves [3]	(2)	(21)	(6)
Balance at end of year	$23	$18	$34
Reserves for Other Investments and Noncurrent Receivables
Balance at beginning of year	$430	$350	$487
Additions charged to expenses [4]	44	83	152
Deductions from reserves [5]	(14)	(3)	(289)
Balance at end of year	$460	$430	$350
Deferred Tax Assets - Valuation Allowance
Balance at beginning of year	$1,255	$936	$868
Additions charged to expenses	152	369	140
Deductions from reserves	(182)	(50)	(72)
Balance at end of year	$1,225	$1,255	$936

1.
Additions to allowance for doubtful accounts charged to other accounts were classified as "Accounts and notes receivable - Other" in the consolidated balance sheets. These reserves relate to the Company's sale of trade accounts receivable. Anticipated credit losses in the portfolio of receivables sold were used to fair value the Company's interests held in trade accounts receivable conduits. See Notes 16 and 24 to the Consolidated Financial Statements for further information.

2.	Deductions include write-offs, recoveries, currency translation adjustment and other miscellaneous items.

3.	Deductions include disposals and currency translation adjustments.

4.
In 2016, additions to reserves for "Other investments and noncurrent receivables" charged to costs and expenses include $143 million related to the Company's investment in AgroFresh Solutions, Inc. See Note 8 to the Consolidated Financial Statements for further information.

5.
In 2016, deductions from reserves for "Other investments and noncurrent receivables" include $237 million related to the Dow Silicones ownership restructure. See Note 6 to the Consolidated Financial Statements for further information on the Dow Silicones ownership restructure.

The Dow Chemical Company and Subsidiaries
Trademark Listing

The following trademarks or service marks of The Dow Chemical Company and certain affiliated companies of Dow appear in this report: ACOUSTICRYL, ACRYSOL, AFFINITY, AQUASET, AVANSE, CARBOWAX, DOW, DOW CORNING, DOWSIL, ELITE, EVOLV3D, EVOQUE, FORMASHIELD, MAINCOTE, NORDEL, PRIMAL, RHOPLEX, SENTRY, SILASTIC, TAMOL, TERGITOL, TRITON, UCAR, UCARTHERM, UCON, VERSENE, WALOCEL

The following registered service mark of American Chemistry Council appears in this report: RESPONSIBLE CARE

® ™Trademark of The Dow Chemical Company (“TDCC”) or an affiliated company of TDCC